Exhibit 10.3

Execution Version

9.000% SENIOR SECURED NOTES DUE 2031

INDENTURE

Dated as of January 28, 2026

Among

THE MEN’S WEARHOUSE, LLC

as Issuer,

the Guarantors party hereto from time to time

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee and

Notes Collateral Agent

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EXHIBITS

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INDENTURE, dated as of January 28, 2026, by and among The Men’s Wearhouse, LLC, a Texas limited liability company (the “Issuer”), the Guarantors party hereto, and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $450,000,000 aggregate principal amount of 9.000% Senior Secured Notes due 2031 (the “Initial Notes”);

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture; and

NOW, THEREFORE, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of Notes sold in reliance on Rule 144A.

“ABL/Cash Flow Intercreditor Agreement” means that certain Amended and Restated ABL/Term Intercreditor Agreement entered into among the ABL Collateral Agent, Wilmington Savings Fund Society, FSB, as the priority term loan agent, takeback term loan agent and convertible notes agent, each additional debt agent from time to time party thereto, the Issuer and the other grantors from time to time party thereto, which sets forth the relative priority of the Liens securing the ABL Obligations and the Liens securing the CF Debt Obligations, as well as certain other rights, priorities and interests of the holders of the CF Debt Obligations and the holders of the ABL Obligations, as the same may be amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time. The Notes Collateral Agent and the Term Loan Collateral Agent each entered into a joinder thereto dated as of the Issue Date.

“ABL Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the lenders and other secured parties under the ABL Credit Agreement, together with its successors and permitted assigns under the ABL Credit Agreement.

“ABL Credit Agreement” means (i) that certain ABL Credit Agreement, dated as of December 1, 2020, by and among Holdings, the Issuer, as a borrower, Moores The Suit People Corp., as a borrower, Parent, the lending institutions from time to time party thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A. Toronto Branch, as Canadian administrative agent, the other agents party thereto and each other party thereto, as the same may be in effect from time to time and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, exchanges or refinancings thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, any other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any credit facilities, indentures or commercial paper facilities that replace, refund, refinance, extend, renew, restate, amend, supplement or modify any part of the loans, notes, other credit facilities, commitments or other similar obligations thereunder, including any such exchanged, replacement, refunding, refinancing, extended, renewed, restated, amended, supplemented or modified facility or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“ABL Obligations” means the “Secured Obligations” as defined in the ABL Credit Agreement.

“ABL Priority Collateral” means any and all of the following that constitute Collateral:

(a) all accounts (other than accounts arising under contracts for the sale of CF Debt Priority Collateral);

(b) all chattel paper (including electronic chattel paper);

(c) all tax refunds of any kind;

(d) all deposit accounts and securities accounts (but excluding any Proceeds Collateral Account), and all cash, cash equivalents, checks and other negotiable instruments, funds and other evidences of payment and all financial assets held on deposit therein or credited thereto, and all security entitlements arising therefrom;

(e) all inventory;

(f) all rights to business interruption insurance;

(g) solely to the extent evidencing, governing, securing or otherwise relating to the items referred to in any of the preceding clauses, all documents, general intangibles (other than Intellectual Property and Equity Interests), instruments, investment property (other than Equity Interests) and letter of credit rights;

(h) Tuxedo Rental Products;

(i) except to the extent constituting CF Debt Priority Collateral pursuant to clause (f) of the definition of such term, all proceeds, including insurance proceeds, of any of the foregoing and all collateral security and guarantees or other credit support given by any person with respect to any of the foregoing; and

(j) all books and records relating to any of the foregoing. Notwithstanding the foregoing, the term “ABL Priority Collateral” shall not include any assets referred to in clauses (a), (b), (c), (d) and (e) of the definition of the term “CF Debt Priority Collateral.”

“ABL Secured Parties” means, at any time, the “Lender Parties” as defined in the ABL Credit Agreement.

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional First Lien Collateral Agent” means the Authorized Representative (other than the Term Loan Collateral Agent) for the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional First Lien Obligations.

“Additional First Lien Documents” means, with respect to the Notes Obligations or any other Additional First Lien Obligations, the notes, credit agreements (excluding the Term Loan Credit Agreement), indentures, security documents and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Notes Documents and the Additional First Lien Security Documents and each other agreement entered into for the purpose of securing the Notes Obligations or any other Additional First Lien Obligations.

“Additional First Lien Obligations” means any Indebtedness having Pari Passu Lien Priority relative to the Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to each of the Intercreditor Agreements and such Indebtedness shall be designated as Additional First Lien Obligations pursuant to and in accordance with the First Lien Intercreditor Agreement after the date hereof.

“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations and any Authorized Representative with respect thereto.

“Additional First Lien Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Additional First Lien Obligations.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02, 2.14 and 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means the Notes Collateral Agent, any Registrar or Paying Agent.

“AHYDO Payment” means any payment required to be made under the terms of Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.

“Applicable Calculation Date” or “date of determination” means the applicable date of calculation for the specified financial ratio, amount or percentage.

“Applicable Measurement Period” means the most recently ended four fiscal quarters immediately preceding the Applicable Calculation Date for which financial statements have been furnished in accordance with Section 4.03 hereof or for which internal financial statements are available.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 1, 2028 (such redemption price being set forth in Section 3.07(d) hereof) (excluding accrued but unpaid interest to the Redemption Date), plus (ii) all required interest payments due on such Note through February 1, 2028 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any of the Restricted Subsidiaries (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise;

in each case, other than:

(a) any disposition of obsolete, damaged, unnecessary, unsuitable or worn out property or equipment or other assets, in each case, in the ordinary course of business or consistent with industry practice or any disposition of inventory or goods (or other assets), property or equipment held for sale or no longer used or useful, or economically practicable to maintain, in the ordinary course of business of the Issuer and any of its Subsidiaries;

(b) the disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) any sale, conveyance, transfer or other disposition, issuance or sale in connection with the making of any Permitted Investment or Restricted Payment that is permitted to be made, and is made, pursuant to Section 4.07 hereof or the proceeds of which are used to fund a Permitted Investment or the making of a Restricted Payment;

(d) any disposition of property or assets of Holdings or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than the greater of (x) $20.3 million and (y) 5.0% of LTM EBITDA;

(e) any disposition of property or assets or issuance or sale of securities by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to another Restricted Subsidiary;

(f) (i) any disposition of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) an amount equal to the Net Proceeds of such disposition is promptly applied to the purchase price of similar replacement property or (ii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property (including the provision of software under an open source license) in the ordinary course of business or consistent with past practice;

(h) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no material assets other than the Equity Interests of such Unrestricted Subsidiary;

(i) foreclosures, events of loss or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(j) any financing transaction with respect to property built or acquired by Holdings or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(k) any sale or other disposition of Securitization Assets to a Securitization Subsidiary in connection with any Qualified Securitization Financing in an aggregate amount at any one time outstanding not to exceed the greater of (x) $81.0 million and (y) 20.0% of LTM EBITDA;

(l) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the exclusive licensing of Material Intellectual Property for a term of five years or longer;

(m)  the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims;

(o) the unwinding of any Hedging Obligations or Cash Management Obligations;

(p) sales, transfer and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse, abandonment or invalidation of intellectual property rights, including any issuance, registration or application for issuance or registration of any intellectual property, which in the reasonable determination of the Issuer are not material to the conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole, or are no longer used or useful or no longer economically practicable or commercially reasonable to maintain;

(r) (i) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law or (ii) the issuance or sale of any Equity Interests by a Restricted Subsidiary as part of or pursuant to a management or employee equity incentive or compensation plan approved by the Board of Directors of the Issuer or any Parent Entity;

(s) the sale or other disposition of cash, Cash Equivalents or Investment Grade Securities;

(t) the disposition of any assets (including Equity Interests) (i) acquired in a transaction, which assets are not used or useful in the core or principal business of Holdings and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate any acquisition;

(u) the granting of a Lien that is permitted under Section 4.12 hereof;

(v) any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary;

(w) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Holdings or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(x) dispositions of property or assets or issuances and sales of Equity Interests for an aggregate Fair Market Value not to exceed the greater of (x) $60.8 million and (y) 15.0% of LTM EBITDA in any fiscal year;

(y) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to clause (11) of Section 4.07(b);

(z) dispositions in connection with any Permitted Tax Restructuring or related transactions;

(aa) dispositions in connection with IPO Reorganization Transactions; and

(bb) any other disposition in connection with the Transactions.

In the event that a transaction (or any portion thereof) meets the criteria of one or more exceptions contained in the definition of Asset Sale or would otherwise constitute an Asset Sale and/or would also be a Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify or reclassify (based on circumstances existing on the date of such reclassifications) such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of Restricted Payments or Permitted Investments.

For all purposes hereof, references in this Indenture to any asset sale or other disposition not prohibited under this Indenture (or words of like import) shall be deemed to include any disposition that does not constitute an Asset Sale and, for the avoidance of doubt, shall be deemed not prohibited under this Indenture.

“Attributable Securitization Financing Indebtedness” means, at any time, with respect to any Qualified Securitization Financing, (i) if such Qualified Securitization Financing is structured as a lending agreement or other similar agreement, the principal amount of the obligations outstanding under such Qualified Securitization Financing at such time or (ii) if such Qualified Securitization Financing is structured as a purchase agreement or other similar agreement, the principal amount of the obligations that would be outstanding under such Qualified Securitization Financing at such time if such Qualified Securitization Financing were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise). All Attributable Securitization Financing Indebtedness of a Securitization Subsidiary shall be deemed to be Attributable Securitization Financing Indebtedness of Holdings for purposes of clause (24) of Section 4.09(b) hereof.

“Authorized Representative” means, at any time, (i) in the case of any Term Loan Credit Agreement Obligations or the Term Loan Credit Agreement Secured Parties, the Term Loan Credit Agreement Administrative Agent, (ii) in the case of the Notes Obligations or the Notes Secured Parties, the Notes Collateral Agent, and (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date, the administrative agent or collateral agent named as authorized representative for such Series in the applicable Joinder Agreement.

“Bank Products” means any one or more of the following financial products or accommodations: (1) credit cards, (2) credit card processing services, (3) debit cards, (4) stored value cards, (5) purchase cards (including so-called “procurement cards” or “P-cards”), (6) cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements or (7) transactions under any “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“bankruptcy” means, with respect to any proceeding, case, laws, rules or similar, all relevant bankruptcy, insolvency, receivership, other restructuring or similar proceedings, cases, laws, rules or similar.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, as it now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board , (b) in the case of any limited liability company, the board of managers or board of directors of such Person, or if such limited liability company is managed by its member, the Board of Directors of such member, (c) in the case of any partnership, the Board of Directors of the general partner of such partnership and (d) in any other case, the functional equivalent of the foregoing. Unless otherwise provided, “Board of Directors” means the board of managers of the Issuer.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Borrowing Base” has the meaning given to the term “Borrowing Base” in the ABL Credit Agreement.

“Business Day” means each day which is not a Legal Holiday.

“Canadian MEPP” means a “multi-employer plan”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada), or a plan that is otherwise required to be registered under the Pension Benefits Standards Act, 1985 (Canada) or similar pension legislation of a province of Canada, in each case (i) to which the Parent or any of its Subsidiaries contributes, or has any obligation to contribute, for its employees or former employees in Canada, whether pursuant to a collective agreement, trust agreement, participation agreement, or similar agreement, and (ii) which is not neither sponsored or nor administered by the Parent or any of its Subsidiaries.

“Canadian Pension Plan” means any plan, program or arrangement that is required to be registered under the Pension Benefits Standards Act, 1985 (Canada) or similar pension standards legislation of a province of Canada or a “registered pension plan”, as such term is defined in subsection 248(1) of the Income Tax Act (Canada), which is sponsored or administered by the Parent or any of its Subsidiaries or to which the Parent or any of its Subsidiaries contributes or is obligated to contribute, but excluding any Canadian MEPP.

“Canadian Security Agreement” means that certain Canadian Notes Collateral Agreement, to be dated on or about the Issue Date, between the Canadian Guarantors and the Notes Collateral Agent.

“Canadian Security Documents” means, collectively, the Canadian Security Agreement (including any separate intellectual property security agreements contemplated thereby), the Quebec Security Documents, and, as the context requires, any other pledge or security agreement or any supplement thereto entered into after the Issue Date by any other Canadian Subsidiary that is a Guarantor (as required by any Notes Document), as the same may be amended, restated or otherwise modified from time to time.

“Canadian Subsidiary” means any Subsidiary of Holdings that is organized under the laws of Canada or any province or territory thereof.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means an obligation that is a Capitalized Lease; provided the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating lease obligations were in effect on such date) which shall, unless the Issuer elects otherwise, continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Indenture regardless of any change in GAAP following such date that would otherwise require such obligations to be re-characterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as leases in the financial statements of a Person and its Restricted Subsidiaries.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars or Canadian dollars;

(2)   (a) pounds sterling, euros, Australian dollars, Chinese yuan, Japanese yen or any national currency of any participating member state in the European Union; or

(b) in the case of the Parent or any Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business or consistent with industry practice;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the federal governments of Canada or the United States or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (10) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (4) above, or with respect to Canadian commercial paper having one of the two highest ratings obtainable from Dominion Bond Rating Service Limited, and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth, province or territory of Canada or the United States or any foreign government or any political subdivision or Taxing Authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(11) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (10) above;

(12)  in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (11) customarily utilized in countries in which such Foreign Subsidiary operates; and

(13) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940, as amended, or that are administered by financial institutions meeting the qualifications specified in clause (4) above, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (12) of this definition.

In the case of (a) Investments made in a country outside of the United States of America, Cash Equivalents shall also include investments of the type and maturity described in clauses (1) through (7) and clauses (8), (9), (10), and (12) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include other short-term investments utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations of Holdings or any of its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (2) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and Cash Management Services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“CF Debt Agents” means the Term Loan Collateral Agent, the Notes Collateral Agent, the Junior Lien Collateral Agent, if any, and each duly authorized additional agent or representative of any holders of CF Debt Obligations.

“CF Debt Obligations” means, collectively, the First Lien Obligations and the Junior Lien Obligations, if any.

“CF Debt Priority Collateral” means any and all of the following that constitute Collateral: (a) all equipment, all real property and interests therein (including both fee and leasehold interests) and all fixtures; (b) all Intellectual Property; (c) each Proceeds Collateral Account, and all cash, cash equivalents, checks and other negotiable instruments, funds and other evidences of payment and all financial assets held on deposit therein or credited thereto, and all security entitlements arising therefrom; (d) all Equity Interests; (e) all commercial tort claims; (f) to the extent not expressly constituting ABL Priority Collateral, all investment property, all documents, all general intangibles, all instruments and all letter of credit rights; (g) all other Collateral not constituting ABL Priority Collateral; (h) all proceeds, including insurance proceeds (other than business interruption insurance proceeds), of any of the foregoing and all collateral security and guarantees or other credit support given by any person with respect to any of the foregoing; and (i) all books and records relating to any of the foregoing. Notwithstanding the foregoing, the “CF Debt Priority Collateral” shall not include Tuxedo Rental Products.

“CF Debt Secured Parties” means the First Lien Secured Parties and the Junior Lien Secured Parties, if any.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of one or more of the following events after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than the Issuer, a Restricted Subsidiary or a Permitted Holder;

(2) the Parent, Holdings or the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Parent (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Parent, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint a majority of the Board of Directors of the Parent; or

(3) the Parent ceases to own, directly or indirectly, 100% of the Equity Interests of the Issuer.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (y) as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, including any veto power in connection with the acquisition or disposition of Voting Stock, or (z) as a result of the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right), (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group shall not be deemed to beneficially own the Voting Stock of a Person (the “Subject Person”) held by a parent of such Subject Person unless it owns more than 50% of the total voting power of the Voting Stock of such parent.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) of this definition if (i) the Parent becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii)(a) the direct or indirect holders of the Voting Stock of the ultimate parent holding company immediately following that transaction are substantially the same as the holders of the Parent’s Voting Stock immediately prior to that transaction or (b) no Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision), directly or indirectly, of a majority of the total voting power of the Voting Stock of such ultimate parent holding company. Notwithstanding anything to the contrary herein, neither the IPO Reorganization Transactions nor a Qualifying IPO shall be deemed to constitute or result in a Change of Control.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Clearstream” means Clearstream Banking, Société Anonyme, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” means all of the assets and property of the Issuer or any Guarantor, whether real or personal, securing or purported to secure any Notes Obligations pursuant to the Security Documents, other than the Excluded Assets.

“Collateral Agent” means (i) in the case of any Term Loan Credit Agreement Obligations, the Term Loan Collateral Agent, (ii) in the case of the Notes Obligations, the Notes Collateral Agent and (iii) in the case of any Series of Additional First Lien Obligations, the authorized representative or agent for the Additional First Lien Obligations of such Series in the applicable Joinder Agreement.

“Collateral Requirement” means, at any time, the requirement that:

(a) all Equity Interests that do not constitute Excluded Assets of each Subsidiary directly owned by the Issuer or any Guarantor and all other Equity Interests that do not constitute Excluded Assets owned directly by the Issuer or any Guarantor shall be pledged pursuant to the Notes Security Agreement or a Canadian Security Document, as applicable (and, subject to the Intercreditor Agreements in effect, the Notes Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank), excluding, solely to the extent that a security interest or other Lien in such Equity Interests entitled to vote would result in material adverse tax consequences to the Issuer or any other applicable Grantor (as reasonably determined in good faith by the Issuer and deemed that there are no such adverse tax consequences in respect of any Canadian Subsidiary as of the Issue Date), more than 65.0% (or such greater percentage of such Equity Interests entitled to vote which would result in material adverse tax consequences to the Issuer or such other applicable Grantor) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any CFC or holding company of a CFC or any Subsidiary of such CFC or holding company of a CFC;

(b) if any Indebtedness for borrowed money of Holdings, the Issuer or any Subsidiary in a principal amount of $1.0 million or more is owing by such obligor to the Issuer or any Guarantor, such Indebtedness shall be evidenced by a promissory note and such promissory note shall have been pledged pursuant to the Notes Security Agreement or a Canadian Security Document, as applicable (and, subject to the Intercreditor Agreements in effect, the Notes Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank);

(c) [reserved]; and

(d) promptly after the acquisition of any Material Real Property (and in any event within 180 days or as soon as reasonably practicable thereafter), the Issuer or the applicable Subsidiary Guarantor shall deliver or cause to be delivered the following with respect to such Material Real Property to the Notes Collateral Agent:

(i) a Mortgage, duly executed and delivered by the owner, of such Material Real Property and suitable for recording in the applicable recording office(s) in order to create a valid and enforceable first priority Lien subject to no other Liens except Permitted Liens (provided, however, in the event any Mortgage delivered pursuant to this clause (i) shall incur any mortgage recording tax or similar charges in connection with the execution or recording thereof, such Mortgage shall not secure an amount in excess of the Fair Market Value of the applicable Material Real Property), together with evidence that all filing and recording Taxes and fees have been paid or otherwise provided for;

(ii) Opinions of Counsel regarding the enforceability of such Mortgage and such other matters customarily covered in real estate opinions;

(iii) a policy (or, with respect to any Material Real Property located in Canada, a loan policy insuring the applicable Mortgage encumbering such Material Real Property, in customary form) or marked up unconditional binder of title insurance, paid for by the Issuer, in an amount not to exceed the Fair Market Value of the respective Material Real Property insured thereby, issued by a nationally recognized title insurance company (the “Title Insurer”) insuring the Lien of such Mortgage as a valid Lien on the real property described therein, free of any other Liens except Permitted Liens, together with customary endorsements, coinsurance and reinsurance to the extent available in each applicable jurisdiction;

(iv) an ALTA survey (or equivalent survey if the Material Real Property is located in Canada) with respect to such Material Real Property (including all improvements, easements and other customary matters thereon), as applicable, for which all necessary fees have been paid, and is sufficient for the Title Insurer to remove standard survey exceptions from the title insurance policy relating to such Material Real Property and to issue survey-related endorsements; provided, however, that so long as the Title Insurer shall accept the same to eliminate the standard survey exceptions from such policy and issue survey-related endorsements, in lieu of a new survey, the Issuer may provide an existing survey together with an affidavit of no change; and

(v) such customary affidavits, certificates, information or instruments of indemnification as shall be required to induce the Title Insurer to issue the title policy;

provided, however, that (1) Liens required to be granted from time to time pursuant to this Indenture shall be subject to exceptions and limitations set forth in the Security Documents; (2) no Lien shall be required to be granted in Excluded Assets; (3) no actions shall be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the UCC and the PPSA and the Securities Transfer Act, 2006 (Ontario) (or any similar applicable law)) or possession, other than in respect of (i) certificated or uncertificated Equity Interests of any Guarantor, the Issuer and Restricted Subsidiaries that are required to be pledged pursuant to the provisions of the Notes Security Agreement or Canadian Security Agreement and not otherwise constituting an Excluded Asset and (ii) pledged debt to the extent required to be delivered to the Notes Collateral Agent pursuant to the terms of the Notes Security Agreement and Canadian Security Agreement; provided that none of the Indebtedness incurred that is permitted to be secured on a junior lien basis to the CF Debt Priority Collateral (or any refinancing debt in respect of such Indebtedness) shall be secured by any asset or property that is not Collateral (it being understood that (i) so long as the ABL Collateral Agent is acting as bailee for perfection for the Notes Collateral Agent under the ABL/Cash Flow Intercreditor Agreement, the granting of control or possession to the ABL Collateral Agent in respect of ABL Priority Collateral shall satisfy any requirement for the Notes Collateral Agent to have possession or control of such Collateral and (ii) so long as the Term Loan Collateral Agent is acting as bailee for perfection for the Notes Collateral Agent under the First Lien Intercreditor Agreement, the granting of control or possession to the Term Loan Collateral Agent in respect of CF Debt Priority Collateral shall satisfy any requirement for the Notes Collateral Agent to have possession or control of such Collateral); (4) no actions in any non-U.S. or non-Canadian jurisdiction or required by the laws of any non-U.S. or non-Canadian jurisdiction shall be required in order to create any security interests in assets located or titled outside of the United States or Canada or to perfect such security interests, including any intellectual property registered in any non-U.S. or non-Canadian jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. or non-Canadian jurisdiction); and (5) no actions shall be required with respect to the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the cost of creating or perfecting such pledges or security interests in such assets, including, the cost of obtaining title insurance, surveys or flood insurance (if necessary) in respect of such assets would be excessive in light of the practical benefits to be obtained by the Holders therefrom, as reasonably determined by the Issuer.

“common stock” means, with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, as of any Applicable Calculation Date, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:

(a) without duplication, and to the extent already deducted (and not added back) in arriving at Consolidated Net Income, the sum of the following amounts for such period:

(i) consolidated interest expense of such Person for such period, including (A) payments made or losses incurred in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (B) bank and letter of credit fees and costs of surety bonds in connection with financing activities and (C) amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of bridge, commitment or financing fees;

(ii) taxes based on gross receipts, income, profits, revenue or capital, federal, foreign and state income, franchise, excise, value added or similar taxes based on income, profits, revenue or capital and foreign withholding taxes, of such Person paid or accrued during such period (including in respect of repatriated funds), including (A) penalties, additions to tax, and interest relating to such taxes or arising from any tax examinations and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes;

(iii) amortization of such Person for such period (including amortization of Capitalized Software Expenditures, internal labor costs and amortization of deferred financing fees, OID or costs);

(iv) depreciation expense of such Person for such period;

(v) non-cash items (including reserves, impairment charges or asset write offs, write offs of deferred financing fees, losses from investments recorded using the equity method and stock based awards compensation expense) of such Person for such period; provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (A) the Issuer may determine not to add back such non-cash item in the current period and (B) to the extent the Issuer decides to add back such non-cash expense or charge in the current period, the cash payment in respect thereof in such future period will be subtracted from Consolidated EBITDA in such future period to such extent;

(vi) any cost, charge, accrual, reserve or expense incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general);

(vii) items (A) covered by a binding indemnification, reimbursement, guaranty, purchase price adjustment or refunding obligation or insurance, (B) paid or payable (directly or indirectly) by a third party (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person or (C) such Person is directly or indirectly, reimbursed for such item by a third party;

(viii) (A) the amount of management, monitoring, consulting and advisory fees (including termination fees), indemnities and expenses paid, payable or accrued in such period by such Person to any Investor (or their management companies), (B) the amount of payments made to option, phantom equity or profits interest holders of any Parent Entity or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or any Parent Entity, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in this Indenture and (C) the amount of fees, expenses and indemnities paid to directors, including of any Parent Entity;

(ix) any losses for such period attributable to early extinguishment of indebtedness or obligations under any swap agreement;

(x) expenses, revenue and lost profits of such Person for such period with respect to liability or casualty events or business interruption, in each case, to the extent covered by insurance;

(xi) the amount of any income attributable to non-controlling or minority interests of third parties in any non-Wholly-Owned Subsidiary deducted excluding cash distributions in respect thereof;

(xii) all charges, losses, costs, expenses, accruals or reserves in connection with or related to (A) the rollover, acceleration or payout of Equity Interests held by officers or employees and (B) payments made to holders of options, phantom equity, profits interests or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (x) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (y) all dividend equivalent rights owed pursuant to any compensation or equity arrangement;

(xiii) any net pension or other post-retirement benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost), and any other items of a similar nature, in accordance with GAAP;

(xiv) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing;

(xv) fees, costs, expenses or charges in connection with any amendment, waiver, consent or modification to the Term Loan Credit Agreement or any other term loan document (including the “Loan Documents” or equivalent term as defined in the Term Loan Credit Agreement), the ABL Credit Agreement or any other ABL loan document (including the “Loan Documents” or equivalent term as defined in the ABL Credit Agreement) or to the Notes Documents, in each case, whether or not such transaction is successful and/or consummated;

(xvi) expenses, fees, charges or losses in connection with the implementation of fresh start accounting in connection with the transactions (including any non-cash expenses, charges or other non-cash impact attributable to the adoption of resh start accounting in connection with the transactions), in accordance with GAAP;

(xvii) severance, relocation costs, integration, transition and facilities’ or offices’ pre-opening and opening costs, start-up costs, and other business optimization expenses (including related to new product or service introductions and other strategic or cost savings initiatives), operating expense reductions, restructuring and integration costs, charges, accruals, reserves (including restructuring and integration costs related to acquisitions consummated on or prior to the Issue Date and adjustments to existing reserves) and expenses, whether or not classified as restructuring expense on the consolidated financial statements, inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities, plants, stores and distribution centers and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, other recruiting and retention costs, transition costs, costs related to closure or consolidation of facilities, stores, offices or plants and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) together with the related tax effects; provided that the aggregate amount of add backs added pursuant to this clause (a)(xvii) for any period, when added to the aggregate amount of add backs made pursuant to the third paragraph of the definition of “Fixed Charge Coverage Ratio” and clause (b) below, shall not exceed 20% of Consolidated EBITDA for such period (after giving effect to any such adjustment(s));

(xviii) net realized losses from Swap Agreements or embedded derivatives that require similar accounting treatment in accordance with GAAP;

(xix) any expenses, fees, charges or losses (other than expenses, fees charges or losses covered by clauses (xii) and (xiii)) related to any equity offering or issuance, Investment (including compensation expense directly related thereto), acquisition, disposition, conveyance, Refinancing or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed and/or not successful), including (A) such fees, expenses or charges related to this Indenture and any other Notes Documents, (B) such fees, expenses or charges related to the Transactions and (C) such fees, expenses or charges related to any amendment or other modification, including any refinancing of the Notes or any Indebtedness under Section 4.09;

(xx) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Parent and its Restricted Subsidiaries;

(xxi) any cost, charge, accrual, reserve or and expense incurred in connection with a single or one-time event including, without limitation, in connection with (i) acquisitions (whether or not consummated) after the Issue Date, (ii) other investments consisting of acquisitions or assets or equity constituting a business unit, line of business, division or entity (whether or not consummated), (iii) permitted asset sales (whether or not consummated), other than asset sales effected in the ordinary course of business and (iv) the consolidation or closing of any store, facility, plant or distribution center during such period;

(xxii) any charges, expenses, costs, accruals or reserves (including, without limitation, any fees, premiums and transaction costs) resulting from, or in connection with, a Change of Control Triggering Event, Qualifying IPO, pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement (or any curtailment or modifications to such plan or agreement) and any payments in the nature of compensation or expense reimbursement made to independent board members;

(xxiii) payment of fees and reimbursement of expenses paid in compliance with clause (7)(b) of Section 4.11(b) hereof; and

(xxiv) with respect to investments in any Person (other than a subsidiary of the Parent), net gains during such period to the extent received in cash or Cash Equivalents or other property during such period (and not otherwise included in Consolidated Net Income), plus

(b) without duplication, (i) the amount of reasonably identifiable and factually supportable “run rate” cost savings, operating improvements (including with respect to pricing improvements and the entry into material contracts or arrangements) and operating expense reductions that are projected by the Issuer in good faith to result from actions taken, committed to be taken or expected to be taken (in the good faith determination of the Issuer) (collectively, the “Expected Run Rate Benefit”), including any cost savings, expenses and charges related to the Transactions, acquisitions, mergers, amalgamations, other business combinations, dispositions, divestitures and other specified transactions, restructurings, Store closings, cost savings initiatives, new or negotiated supplier relationships and contributions from merchandising improvements (which shall be annualized when calculating Consolidated EBITDA) and other initiatives or in connection with, or incurred by or on behalf of, any joint venture of the Parent or any of its Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Parent) (which amounts will be determined by the Issuer in good faith, added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though amounts had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to the Parent or any of its Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant period; provided that the amounts added back pursuant to this clause (b) are reasonably anticipated to result from actions taken or to be taken (in the good faith determination of the Issuer) within 24 months after the consummation of any change that is expected to result in such Expected Run Rate Benefit; (ii) [reserved]; (iii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back or was realized in a prior period; (iv) adjustments (a) reflected in any quality of earnings report issued in connection with any acquisitions, Investments and other specified transactions permitted hereunder that have been completed or (b) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency); and (v) all adjustments of the nature used in connection with the calculations of “EBITDA” and “Adjusted EBITDA” (or similar pro forma non-GAAP measures) as set forth in the section titled “Summary—Summary Historical Financial and Other Data” in the Offering Memorandum to the extent adjustments of such nature continue to be applicable during the period in which such measure is being calculated; provided that the aggregate amount of add backs added pursuant to this clause (b) for any period, when added to the aggregate amount of add backs made pursuant to the third paragraph of the definition of “Fixed Charge Coverage Ratio” and clause (a)(xvii) above, shall not exceed 20% of Consolidated EBITDA for such period (after giving effect to any such adjustment(s));

minus

(c) without duplication:

(i) any non-cash items increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

(ii) the amount of any loss attributable to non-controlling or minority interests of third parties in any non-Wholly-Owned Subsidiary;

(iii) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Parent and its Restricted Subsidiaries; and

(iv) net realized gains from Swap Agreements or embedded derivatives that require similar accounting treatment,

in each case, as determined on a consolidated basis for the Parent and the Restricted Subsidiaries in accordance with GAAP; provided that,

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Parent or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Issue Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Issue Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis; and

(II) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Parent or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the option of the Issuer, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Trustee.

“consolidated” means, with respect to any Person, unless otherwise specifically indicated, such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated First Lien Debt Ratio” means, as of any Applicable Calculation Date, the ratio of (1) the sum of (x) Consolidated Total Secured Indebtedness (other than Indebtedness secured by the Collateral with a Junior Lien Priority relative to the Notes and the Guarantees) and (y) Secured Capitalized Lease Obligations minus cash and Cash Equivalents of the Parent and the Restricted Subsidiaries, in each case, as of the Applicable Calculation Date to (2) Consolidated EBITDA of the Parent for the Applicable Measurement Period, in each case, with such pro forma adjustments to Consolidated Total Secured Indebtedness, cash, Cash Equivalents and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”; provided that, for the avoidance of doubt, the pro forma calculation shall not give effect to any Indebtedness (or corresponding Liens) incurred or deemed incurred on the Applicable Calculation Date (or, if incurred in connection with the same transaction or series of related transactions, on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence) pursuant to Section 4.09(b) (excluding Indebtedness (or corresponding Liens) incurred pursuant to the provisions of clauses (1)(X)(iii) (other than revolving Indebtedness incurred thereunder), (14)(b) or (13) (to the extent such Indebtedness was incurred to Refinance Indebtedness initially incurred in reliance on Section 4.09(a) or clause (14)(b) of Section 4.09(b).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of such Person with respect to all outstanding Indebtedness of such Person, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements but excluding, for the avoidance of doubt:

(a) amortization of deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses, original issue discount and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting);

(b) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments in accordance with GAAP;

(c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates;

(d) costs associated with obtaining Hedging Obligations;

(e) fees, costs and expenses in connection with the Transactions;

(f) all non-recurring cash interest expense or “additional interest,” in each case owing pursuant to a registration rights agreement with respect to any securities;

(g) any payments with respect to prepayment premiums, penalties or other breakage costs of any Indebtedness;

(h) penalties, additions to tax, and interest relating to taxes;

(i) accretion or accrual of discounted liabilities;

(j) interest expense attributable to a direct or indirect Parent Entity resulting from push-down accounting;

(k) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting;

(l) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any permitted acquisition or similar Investment permitted under this Indenture;

(m) expenses resulting from bridge, arrangement, structuring, commitment, administrative or other financing fees; and

(n) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing,

all as calculated on a consolidated basis in accordance with GAAP.

For purposes of this definition, interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication:

(1) extraordinary, non-recurring or unusual gains or losses or expenses;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(3) Transaction Expenses (including any charges associated with the rollover, acceleration or payout of Equity Interests (including any restricted stock units, options or similar equity-linked interests) held by management of the Parent or any of its direct or indirect Subsidiaries or Parent Entities);

(4) the net income (loss) for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the Parent or a Restricted Subsidiary thereof during such period;

(5) any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, merger, consolidation or amalgamation, asset disposition, casualty event, issuance or repayment of Indebtedness, issuance of equity securities, recapitalization, option buyout, refinancing transaction or amendment or other modification of any debt instrument or other transaction outside the ordinary course of business of such Person (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses and gains or losses, in each case, in accordance with FASB Accounting Standards Codification 460);

(6) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments and the related tax effects;

(7) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting principles or policies during such period;

(8) all Non-Cash Compensation Expenses;

(9) any income (loss) attributable to deferred compensation plans or trusts;

(10) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Parent or any Restricted Subsidiary in respect of such investment);

(11) [Reserved];

(12) any non-cash gain (loss) attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments or mark to market movement of other financial instruments, in each case, in accordance with GAAP; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period;

(13) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of hedging agreements and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging) and the related tax effects, (ii) any non-cash gain (loss) related to currency remeasurements of Indebtedness and fluctuations (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances) and other balance sheet items and the related tax effects;

(14) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

(15) any impairment charge, write-off, write-down, expenses, losses or other items classified by the Parent as special item (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities or as a result of a change in law or regulation);

(16) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 4.07(a) hereof, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or otherwise released (or the Parent reasonably believes such restriction could be waived or otherwise released and is using commercially reasonable efforts to pursue such waiver), other than (a) restrictions pursuant to the Senior Secured Credit Facilities, the Notes, this Indenture or the Security Documents, and (b) restrictions specified in Section 4.08(m); provided that Consolidated Net Income of the Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(17) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other Public Company Costs;

(18) (i) any net after-tax income (loss) from disposed or discontinued operations and (ii) any net after-tax gains or losses on disposal of disposed or discontinued operations, in each case, other than in the ordinary course of business and any after-tax income (loss) or after-tax gains or losses resulting from the closing of Stores;

(19) (i) any net operating gain or loss with respect to facilities, Stores or distribution centers that have been closed on a non-temporary basis during the relevant period and (ii) any gain (loss) on asset sales, disposals or abandonments, including in connection with casualty events (other than asset sales, disposals or abandonments in the ordinary course of business, but including pursuant to any sale/leaseback transaction) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), in each case, together with any related provisions for taxes on any such gain (or the tax effect of any such loss);

(20) the amount of any cost, charge, accrual, reserve or expense in connection with a one-time event, including in connection with (i) acquisitions after the Issue Date and (ii) the consolidation or closing of any Store, facility, plant or distribution center during such period; and

(21) any expenses, charges or losses resulting from payments to, or on behalf of, holders of Equity Interests of the Holdco Guarantors (or any direct or indirect parent thereof) with respect to customary fees and expenses incurred by such holders in connection with any secondary offering of Equity Interests of a Holdco Guarantor (or any direct or indirect parent thereof).

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent and the Restricted Subsidiaries), as a result of any acquisition consummated prior to the Issue Date and any Permitted Investment on or after the Issue Date or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other similar Investment or any disposition of any asset permitted hereunder and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. For the avoidance of doubt, solely for purposes of clause (3) of Section 4.07(a) hereof, Consolidated Net Income may include any Consolidated Net Income of or attributable to the target company or assets to be acquired in connection with any Specified Transaction; provided that no Restricted Payment may be made in reliance on clause (3) of Section 4.07(a) hereof unless and until the closing of such Specified Transaction shall have actually occurred.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (3)(d) of Section 4.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Parent and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Parent and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Parent or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of Section 4.07(a) hereof.

“Consolidated Total Debt Ratio” means, as of any Applicable Calculation Date, the ratio of (1) Consolidated Total Indebtedness minus cash and Cash Equivalents of the Parent and the Restricted Subsidiaries, in each case, as of the Applicable Calculation Date to (2) Consolidated EBITDA of the Parent for the Applicable Measurement Period, with such pro forma adjustments to Consolidated Total Indebtedness, cash, Cash Equivalents and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”; provided that, for the avoidance of doubt, the pro forma calculation shall not give effect to any Indebtedness (or corresponding Liens) incurred or deemed incurred on the Applicable Calculation Date (or, if incurred in connection with the same transaction or series of related transactions, on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence) pursuant to the provisions described in Section 4.09(b) hereof (excluding Indebtedness incurred pursuant to the provisions of clauses (1)(X)(iii) (other than revolving Indebtedness incurred thereunder), (14)(a)(Y), (14)(b), 14(c) or (13) hereof (to the extent such Indebtedness was incurred to Refinance Indebtedness initially incurred in reliance on Section 4.09(a) or clauses (14)(a)(Y), (14)(b) or (14)(c) of Section 4.09(b).

“Consolidated Total Indebtedness” means, as at any Applicable Calculation Date, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money (including purchase money Indebtedness and Capitalized Lease Obligations), unreimbursed drawings under letters of credit that are outstanding more than five Business Days after the date such amount is drawn (to the extent not cash collateralized) and debt obligations evidenced by promissory notes and similar instruments (and, for the avoidance of doubt, excluding (A) Hedging Obligations, (B) intercompany Indebtedness between and among the Parent and/or any of the Restricted Subsidiaries, (C) performance bonds, surety bonds or any similar instruments, (D) any amounts outstanding under any Qualified Securitization Financing so long as such Indebtedness is not recourse to or guaranteed by (and does not otherwise obligate, contingently or otherwise) the Parent or any Restricted Subsidiary that is not a Securitization Subsidiary or any of its or their respective assets or properties (other than with respect to Standard Securitization Undertakings), (E) any lease obligations, (F) Indebtedness with respect to Cash Management Obligations and (G) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided, that any unreimbursed amount under Commercial Letters of Credit (as defined in the ABL Credit Agreement) will not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement will be counted)) and (2) the aggregate amount of all outstanding Disqualified Stock of Holdings and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and their Maximum Fixed Repurchase Prices, in each case, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness for borrowed money shall be counted only once in the Consolidated Total Indebtedness and the guarantees of, or obligations in respect of letters of credit or bank guarantees relating to, such Indebtedness shall be disregarded.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock means the price at which such Disqualified Stock or Preferred Stock could be redeemed or repurchased by the issuer thereof in accordance with its terms or, if such Disqualified Stock or Preferred Stock cannot be so redeemed or repurchased, the Fair Market Value of such Disqualified Stock or Preferred Stock, in each case, determined on any date on which Consolidated Total Indebtedness shall be required to be determined.

“Consolidated Total Secured Indebtedness” means, as at any date of determination, the amount of Consolidated Total Indebtedness that is secured by a Lien on all or a material portion of the Collateral as of such date.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer, any Parent Entity and/or other Persons.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facilities” means, with respect to Holdings or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Secured Credit Facilities) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured or waived prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 4.10 hereof.

“Designated Preferred Stock” means Preferred Stock of Holdings, any Restricted Subsidiary or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to Holdings or a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock by the Issuer or such Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Discharge” means, with respect to any Collateral, the date on which such Series of First Lien Obligations or Junior Lien Obligations is no longer secured by such Collateral. The term “Discharged” shall have a corresponding meaning.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer or Holdings, as applicable, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Issuer or Holdings, as applicable, shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Parent and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control, asset sale or casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control, asset sale or casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or Parent Entities or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective Controlled Investment Affiliates, trusts, estates, investment funds, investment vehicles or immediate family members) of the Issuer, any of its Subsidiaries or any Parent Entity shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries upon the termination of employment or death of such person pursuant to any equityholders’ agreement, investor rights agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons pursuant to a “plan of division” or similar arrangement, in each case, as specifically provided for in the applicable organizational statute of such Person, which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Foreign Subsidiary.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means shares of capital stock or share capital, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock (excluding Designated Preferred Stock) of Holdings or any Parent Entity (excluding Disqualified Stock), other than:

(1) (i) public offerings with respect to Holdings’ or any Parent Entity’s common stock registered on Form S-8 (or comparable form) or (ii) any sale or issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees;

(2) issuances to Holdings or any Subsidiary of Holdings; and

(3) any such public or private sale or issuance that constitutes an Excluded Contribution.

“Equityholding Vehicle” means any Parent Entity of the Parent and any equityholder thereof through which former, current or future officers, directors, employees, managers or consultants of the Parent or any of its Subsidiaries or Parent Entities hold Capital Stock of such Parent Entity.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date), and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” means all (i) deposit accounts, securities accounts and commodity accounts (a) maintained solely as payroll or other employee wage and benefit accounts (including withholding tax payments related thereto), (b) maintained solely as sales tax accounts, (c) maintained solely as escrow accounts or fiduciary or trust accounts, and accounts otherwise held exclusively for the benefit of third parties, other than the Parent and its Subsidiaries, (d) that contain solely deposits permitted by clauses (1) and (4) of the definition of “Permitted Liens”, including in connection with any letters of credit issued pursuant to such clauses, if the documents governing such deposits prohibit the granting of a lien on such deposits, (e) the entire balance of which is swept on each Business Day into one or more deposit accounts that are not Excluded Accounts and that are subject to a deposit account control agreement and (f) that are used solely to hold customer deposits which by their terms or applicable law may not be pledged, and (ii) other deposit accounts with an aggregate closing daily balance not in excess of $750,000 in the aggregate for all such deposit accounts excluded pursuant to this clause (ii).

“Excluded Assets” means:

(1) any interest in Real Property Assets (including any leasehold interest) that does not constitute Material Real Property;

(2) motor vehicles, aircrafts and other goods subject to certificates of title with a value of less than $1.0 million in the aggregate (in each case except to the extent perfection can be accomplished through the filing of UCC-1 or PPSA financing statements);

(3) letter of credit rights with a value of less than $1.0 million in the aggregate (except to the extent perfection can be accomplished through the filing of UCC-1 or PPSA financing statements) and commercial tort claims (as estimated in good faith by the Issuer) with a value of less than $1.0 million (except to the extent that perfection can be accomplished through the filing of UCC-1 or PPSA financing statements);

(4) pledges and security interests or other Liens prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority);

(5)  solely to the extent that a security interest or other Lien in such Equity Interests entitled to vote would result in material adverse tax consequences to the Issuer or any other applicable Grantor (as reasonably determined in good faith by the Issuer and deemed that there are no such adverse tax consequences in respect of any Canadian Subsidiary as of the Issue Date), more than 65.0% (or such greater percentage of such Equity Interests entitled to vote which would result in material adverse tax consequences to the Issuer or such other applicable Grantor) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any CFC or holding company of a CFC or any Subsidiary of such CFC or holding company of a CFC;

(6) any lease, permit, license or other agreement or any property subject to a purchase money security interest or similar arrangement permitted by this Indenture to the extent that a grant of a security interest or other Lien therein would violate or invalidate such lease, permit, license or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than Holdings or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or the PPSA, as applicable, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or the PPSA, as applicable, notwithstanding such prohibition;

(7)  specifically identified assets with respect to which the Issuer reasonably determines in good faith that the cost of obtaining such a security interest or other Lien or perfection thereof are excessive in relation to the benefit to the Holders of the security to be afforded thereby;

(8) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests or other Liens in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or the PPSA, as applicable;

(9) “intent-to-use” trademark or service mark applications prior to the filing and acceptance of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto;

(10) the Excluded Accounts listed in clause (i) of the definition of “Excluded Account” and (ii) the funds and other property held in, credited thereto or maintained in any such Excluded Account;

(11)  any property subject to a Lien permitted by clauses (8) or (9) of the definition of “Permitted Liens” to the extent and for so long as such contract or other agreement prohibits such security interest or pledge or other Lien;

(12) any Equity Interest to the extent the pledge thereof would be prohibited or restricted by applicable laws, including any requirement to obtain consent, approval, license or authorization of any Governmental Authority or regulatory authority unless such consent, approval, license or authorization has been obtained (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code, the PPSA or other applicable Laws);

(13) margin stock;

(14) Equity Interests of Unrestricted Subsidiaries;

(15) Equity Interests of captive insurance companies;

(16) Equity Interests of any non-wholly owned Restricted Subsidiaries, but only to the extent that (x) the organizational documents or other agreements with equity holders of such non-wholly owned Subsidiaries that are not entered into in contemplation thereof do not permit or restrict the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Grantors or such non-wholly owned Subsidiary;

(17) Equity Interests in any Person not constituting a Restricted Subsidiary, but only to the extent that (x) the organizational documents or other agreements with equity holders of such non-wholly owned Person do not permit or restrict the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Grantors or such non-wholly owned Person;

(18) the Equity Interests of any Restricted Subsidiary of Holdings acquired pursuant to an acquisition or Investment, in each case, permitted hereunder and financed with secured Indebtedness permitted to be incurred hereunder pursuant to clause (14) of Section 4.09(b) (but not incurred in contemplation of such acquisition or Investment) and any other Restricted Subsidiary acquired in connection therewith that Guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such pledge (provided that such prohibition existed at the time of such acquisition or Investment and was not created in contemplation thereof); and

(19) the Equity Interests of any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary;

provided that, any property of any Grantor that otherwise secures the ABL Obligations shall not be deemed to be an Excluded Asset.

“Excluded Contribution” means net cash proceeds, the Fair Market Value of marketable securities or the Fair Market Value of property and other assets received by Holdings after the Issue Date from:

(1) contributions to its common equity capital,

(2) dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries, and

(3) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings or any Parent Entity to the extent contributed as common equity capital to Holdings, in each case designated as Excluded Contributions by the Issuer, which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof; provided that any such dividends, distributions, fees or other payments so designated pursuant to clause (2) of this definition shall be excluded from the definition of “Consolidated Net Income” for all purposes under this Indenture.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary of Holdings, (b) each Unrestricted Subsidiary, (c) each Immaterial Subsidiary, (d) any Subsidiary that is prohibited by (i) applicable legal requirements or (ii) any contractual obligation existing on the Issue Date or on the date any such Subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Notes Obligations (but only for so long as such restriction is continuing) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Issuer, its Subsidiaries or their Affiliates (as reasonably determined by the Issuer in good faith and deemed that there are no such adverse tax consequences in respect of any Canadian Subsidiary as of the Issue Date), (e) any Foreign Subsidiary (other than Canadian Subsidiaries), (f) any FSHCO, (g) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (h) any other Subsidiary not required to become a Guarantor pursuant to this Indenture, (i) each Securitization Subsidiary, (j) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by the Issuer from time to time and (k) any Subsidiary established for the purpose of consummating a Permitted Acquisition or other acquisition permitted under this Indenture to the extent that such Subsidiary does not hold material assets during such period; provided that, notwithstanding any of the foregoing, all direct and indirect Domestic Subsidiaries and Canadian Subsidiaries of Holdings that are, on the Issue Date or in the future, borrowers and/or guarantors under and in respect of the ABL Credit Agreement (or any refinancing facility or replacement facility) shall not be Excluded Subsidiaries and shall be required to be Guarantors under this Indenture. Notwithstanding the foregoing, a Subsidiary that ceases to be a Wholly-Owned Subsidiary of Holdings as a result of a transfer of the relevant Equity Interests (i) to an Affiliate of Holdings or (ii) in a transaction that is not a bona fide arm’s-length transaction shall not be deemed to be an Excluded Subsidiary by virtue of clause (a) of this definition of “Excluded Subsidiary.”

“Existing Indebtedness” means Indebtedness of Holdings or any of its Restricted Subsidiaries in existence on the Issue Date and any Guarantees thereof, plus interest accruing (or the accretion of discount) thereon.

“Fair Market Value” means, with respect to any Investment, asset or property, the fair market value of such Investment, asset or property, determined in good faith by senior management or the Board of Directors of the Issuer.

“First Lien Documents” means the indentures, credit, guarantee and security documents governing the First Lien Obligations.

“First Lien Obligations” means, collectively, (i) the Term Loan Credit Agreement Obligations, (ii) the Notes Obligations and (iii) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Term Loan Credit Agreement Secured Parties and (ii) the Notes Secured Parties and (iii) Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means, collectively, the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the First Lien Obligations.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Applicable Calculation Date, the ratio of (1) Consolidated EBITDA of such Person for the Applicable Measurement Period to (2) the Fixed Charges of such Person for such Applicable Measurement Period. In the event that the Parent or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness or issues, redeems or repurchases Disqualified Stock or Preferred Stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the Applicable Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance, redemption or repurchase of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Measurement Period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on the Applicable Calculation Date pursuant to Section 4.09(b) hereof.

For purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, Divisions, mergers, amalgamations, consolidations, disposed or discontinued operations (as determined in accordance with GAAP), and other operational changes that have been made by the Parent or any Restricted Subsidiary during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to the Applicable Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, Divisions, mergers, amalgamations, consolidations, disposed or discontinued operations, and other operational changes (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period; provided, subject to the proviso to the first sentence of the immediately following paragraph, that any such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to clause (b) of the definition of “Consolidated EBITDA.” If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, Division, merger, amalgamation, consolidation, disposed or discontinued operation, or other operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, Division, merger, amalgamation, consolidation, disposed or discontinued operation, or other operational change had occurred at the beginning of the Applicable Measurement Period. For the avoidance of doubt, in the event that a Subsidiary was previously designated as an Unrestricted Subsidiary but was redesignated as a Restricted Subsidiary during or subsequent to the Applicable Measurement Period and is a Restricted Subsidiary as of the Applicable Calculation Date, the computation referred to above shall be calculated on a pro forma basis assuming that such redesignation as a Restricted Subsidiary (and the change in any associated fixed charge obligations and any change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions and synergies resulting from any Asset Sale or other disposition or such Investment, acquisition, disposition, Division, merger, amalgamation or consolidation, disposed or discontinued operation, operational change, new contract or other transaction (including the Transactions, and such cost savings, operating expense reductions and synergies, collectively “Specified Adjustments”), in each case calculated in accordance with and permitted by clause (b) of the definition of “Consolidated EBITDA,” which is being given pro forma effect that have been or are expected to be realized); provided that the Specified Adjustments made pursuant to this paragraph are reasonably anticipated to result from actions taken or to be taken (in the good faith determination of the Issuer) within 24 months after the consummation of any transaction or change that is expected to result in such Specified Adjustment; provided further that any increase to Consolidated EBITDA as a result of add backs pursuant to this paragraph shall be subject to the limitation set forth in the final proviso of clauses (a)(xvii) and (b) of the definition of “Consolidated EBITDA” (including the cap set forth therein). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Calculation Date had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, except as set forth in the first paragraph of this definition, interest on any Indebtedness under revolving credit facilities computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facilities as of the Applicable Calculation Date. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, without duplication, the sum of:

(1) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States or any state thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary of the Issuer that has no material assets other than (a) Equity Interests and/or Indebtedness (including for this purpose, any indebtedness or other instrument treated as equity for U.S. federal income tax purposes) in one or more direct or indirect Foreign Subsidiaries that are CFCs and/or one or more FSHCOs or (b) Equity Interests in a Domestic Subsidiary that holds no material assets other than those described in clause (a).

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Parent or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Issue Date, the Parent may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Parent’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”), then the Issuer may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Grantors” means the Issuer and the Guarantors.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture.

“Guarantor” means each Parent Guarantor and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holdco Guarantor” means each of Parent and Midco.

“Holder” means the Person in whose name a Note is registered on the registrar’s books, which shall initially be the nominee of DTC.

“Holdings” means New TMW LLC, a Delaware limited liability company.

“IFRS” means the international financial reporting standards and interpretations issued by the International Accounting Standards Board, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote linear descendant, parent, stepparent, grandparent, spouse, former spouse, widows, widowers, estates, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation, fund or trust that is controlled by any of the foregoing individuals or any donor-advised foundation, fund or trust of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal or premium) of such Person in respect of borrowed money, evidenced by bonds, notes, debentures or similar instruments, reimbursement obligations in respect of letters of credit or banker’s acceptances, representing Capitalized Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or representing any Swap Obligations and (ii) any earn-out obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, if and to the extent any of the foregoing indebtedness (other than reimbursement obligations in respect of letters of credit and Swap Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any guarantee obligation by such Person of the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (3) will be the lesser of the Fair Market Value of such property at such date of determination, the amount of Indebtedness so secured or the amount provided in the agreement governing such Lien; and

(4) all Attributable Securitization Financing Indebtedness of such Person.

provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include:

(a) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent;

(b) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of the capital stock of an Unrestricted Subsidiary;

(c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller;

(d) any obligations attributable to the exercise of appraisal or other dissenters’ rights and the settlement of any claims or actions and any amounts owed to dissenting stockholders, in each case, whether actual, contingent or potential, including pursuant to or in connection with the Transactions or any other consolidation, amalgamation, merger, transfer of assets or other transaction entered into on, prior or after the Issue Date;

(e) Indebtedness of any Parent Entity appearing on the balance sheet of the Parent solely by reason of push down accounting under GAAP; or

(f) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days.

For all purposes hereof, the Indebtedness of any Person shall exclude intercompany liabilities arising from their cash management, tax, transfer pricing and accounting operations and intercompany loans, advances or other Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” as defined in the recitals hereto.

“Intellectual Property” means, with respect to any Person, all intellectual property of every kind and nature now owned or hereafter acquired by such Person, whether registered or unregistered, including inventions, designs, patents, trademarks, copyrights, trade secrets, domain names, and any intellectual property rights in confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases.

“Intercreditor Agreements” means the collective reference to the ABL/Cash Flow Intercreditor Agreement, the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement.

“Interest Payment Date” means February 1 and August 1 of each year to stated maturity, commencing on August 1, 2026.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Investment Grade Rating Event” means the Notes have received an Investment Grade Rating from two of S&P, Moody’s or Fitch or the equivalent of such rating by such rating organization or, if no rating of Moody’s, S&P or Fitch then exists, the equivalent of such rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of (i) loans (including guarantees), advances or capital contributions (excluding accounts or loans receivable, trade credit, advances to customers, commissions, travel and similar advances to officers, directors, managers, employees and consultants, in each case made in the ordinary course of business or consistent with past practice), (ii) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and (iii) investments (other than in assets used or useful in the business of Holdings or any of its Restricted Subsidiaries) that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property (in each case, excluding any transactions in connection with transfer pricing arrangements). For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1) “Investments” shall include the portion (proportionate to Holdings’ direct or indirect Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Issuer; and

(3) if Holdings or any of its Restricted Subsidiaries issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by Holdings or any of its Restricted Subsidiaries in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital (including a dividend on common Equity Interests), repayment or other amount received in cash or Cash Equivalents by Holdings or a Restricted Subsidiary in respect of such Investment.

“Investors” means Silver Point Capital, L.P., Arbour Lane Capital Management or any of their respective Affiliates, and the other funds, investment vehicles, partnerships or other co-investment vehicles managed, advised or controlled by any of the foregoing or their respective Affiliates and any investors in such funds, partnerships or other co-investment vehicles as of the Issue Date, excluding, in each case, any operating portfolio companies of any of the foregoing.

“IPO Reorganization Transactions” means, collectively, the transactions taken in connection with, or in preparation for, and reasonably related to consummating a Qualifying IPO, including any reorganization or tax planning activities so long as after giving effect thereto neither the Liens of the Holders in the Collateral or the Guarantees of the Notes Obligations, taken as a whole, would be materially impaired.

“Issue Date” means January 28, 2026.

“Issuer” has the meaning set forth in the preamble hereto.

“Issuer Order” means a written request or order signed on behalf of the Issuer by any Officer of the Issuer and delivered to the Trustee, as applicable.

“Joint Venture” means (i) any Person which would constitute an “equity method investee” of Holdings, the Issuer or any of their respective Subsidiaries and (ii) any Person in whom Holdings, the Issuer or any of their respective Subsidiaries beneficially owns any Equity Interests that is not a Subsidiary.

“Junior Lien Collateral Agent” means the Junior Lien Representative for the holders of any initial Junior Lien Obligations.

“Junior Lien Documents” means the credit and security documents governing the Junior Lien Obligations, including, without limitation, the related Junior Lien Security Documents and Junior Lien Intercreditor Agreement.

“Junior Lien Intercreditor Agreement” means the intercreditor agreement substantially in the form attached as Exhibit E hereto between the Term Loan Collateral Agent, the Notes Collateral Agent, the applicable Junior Lien Collateral Agent and the Grantors, as the same may be amended from time to time.

“Junior Lien Obligations” means the Obligations with respect to Indebtedness permitted to be incurred under this Indenture, which is by its terms intended to be secured by the Collateral with a Junior Lien Priority relative to the Notes; provided such Lien is permitted to be incurred under this Indenture; provided, further, that the holders of such Indebtedness or their Junior Lien Representative shall become party to the Junior Lien Intercreditor Agreement and any other applicable Intercreditor Agreements.

“Junior Lien Priority” means Indebtedness that is secured by a Lien that is junior in priority to the Liens on the Collateral securing the Notes and the Guarantees and subject to the Intercreditor Agreements on a basis that is no more favorable to the holders of such Indebtedness than the provisions described in the Junior Lien Intercreditor Agreement applicable to the holders of Junior Lien Obligations.

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is named as such in the Junior Lien Intercreditor Agreement or any joinder thereto.

“Junior Lien Secured Parties” means the holders from time to time of any Junior Lien Obligations, the Junior Lien Collateral Agent and each other Junior Lien Representative.

“Junior Lien Security Agreement” means any security agreement covering a portion of the Collateral to be entered into by the Issuer, the Guarantors and a Junior Lien Representative.

“Junior Lien Security Documents” means, collectively, the Junior Lien Intercreditor Agreement, the Junior Lien Security Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the PPSA or Uniform Commercial Code of the relevant states) applicable to the Collateral, as amended, amended and restated, modified, renewed or replaced from time to time.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.

“Lien” means, with respect to any asset, any Mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the PPSA or Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition or Investment, including by way of merger, amalgamation, consolidation, Division or similar transaction and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control, (i) by Holdings or one or more of its Restricted Subsidiaries (or any successor of Holdings or such Restricted Subsidiary) or (ii) of Holdings or one or more of its Restricted Subsidiaries, in each case, whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means Consolidated EBITDA of the Parent measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Parent are available, with such pro forma adjustments giving effect to such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes or other transaction, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Investors” means the former, current or future officers, directors, partners, members, employees and managers (and Controlled Investment Affiliates and Immediate Family Members of the foregoing) of Holdings or any of its Restricted Subsidiaries or any Parent Entity who are or become direct or indirect investors in the Issuer, any Parent Entity of the Issuer or any Equityholding Vehicle, including any such officers, directors, employees and managers owning through an Equityholding Vehicle.

“Market Capitalization” means an amount equal to (i) the total number of shares of common Equity Interests of the Issuer (or its Parent Entity) on a fully-diluted basis immediately following consummation of the first public offering of common equity or common stock of the Issuer (or its Parent Entity) after the Issue Date multiplied by (ii) the price to public per share of such common equity or common stock in such public offering.

“Material Intellectual Property” means Intellectual Property that is material to the business of the Issuer and its Subsidiaries, taken as a whole.

“Material Real Property” means (a) any fee simple interest in a Real Property Asset owned by the Issuer or any Subsidiary Guarantor on the Issue Date having a Fair Market Value in excess of $25.0 million and (b) any fee interest in a Real Property Asset acquired by the Issuer or any Subsidiary Guarantor after the Issue Date having a Fair Market Value in excess of $25.0 million.

“Material Subsidiary” means (a) each Wholly-Owned Subsidiary of the Parent that is a Restricted Subsidiary that, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements were most recently delivered pursuant to Section 4.03 hereof (or, prior to the first delivery of such financial statements, the most recent available financial statements), had revenues for or total assets (after eliminating intercompany obligations) at the end of such quarter in excess of 5.0 % of the consolidated revenues or total assets, as applicable, of the Parent for such quarter or that is designated by the Parent as a Material Subsidiary and (b) any group comprising Wholly-Owned Subsidiaries of the Parent each of which is a Restricted Subsidiary and would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements were most recently delivered pursuant to Section 4.03 hereof (or, prior to the first delivery of such financial statements, the most recent available financial statements), had revenues for or total assets (after eliminating intercompany obligations) at the end of such quarter in excess of 10.0 % of the consolidated revenues or total assets, as applicable, of the Parent for such quarter, in each case, to the extent not otherwise constituting an Excluded Subsidiary.

“Midco” means New TMW Midco, LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means, collectively, the mortgages, deeds of trust, deeds of hypothec, deeds to secure debt and other security documents (including amendments to any of the foregoing) delivered with respect to a Material Real Property, as amended, supplemented or otherwise modified from time to time including all such changes as may be required to account for local law matters.

“Net Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (1) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting, consulting, investment banking and other customary fees, underwriting discounts and commissions, survey costs, title and recordation expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, fees, brokerage and sales commissions and any relocation expenses incurred as a result thereof), (2) taxes paid, or reasonably estimated to be payable, as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (including transfer taxes, withholding taxes, deed or mortgage recording taxes, estimated taxes payable in connection with any repatriation (deemed or actual) of funds and after taking into account any available tax credits or deductions and any tax sharing or receivables arrangements, and any distributions for taxes), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by the assets subject to such Asset Sale (other than, in the case of an Asset Sale of Collateral, any First Lien Obligations, ABL Obligations or other Obligations or Indebtedness secured by a junior Lien on the Collateral) or Indebtedness of any Restricted Subsidiary that is not a Guarantor, in each case, that is required (other than pursuant to clause (1) of Section 4.10(b)) to be paid as a result of such transaction, (4) the pro rata portion of Net Proceeds thereof attributable to minority interests and not available for distribution to or for the account of Holdings and its Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by Holdings or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; provided that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds will be increased by any portion of funds in the escrow that are released to Holdings or any of its Restricted Subsidiaries and (8) the amount of any liabilities (other than any First Lien Obligations or other Obligations or Indebtedness secured by a junior Lien on the Collateral) directly associated with such asset being sold and retained by Holdings or any of its Restricted Subsidiaries. Notwithstanding the foregoing, to the extent the Issuer has determined in good faith that the repatriation (deemed or actual) of cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any disposition of property or assets of a Foreign Subsidiary (i) is prohibited or subject to limitations under applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), then in each case such cash proceeds shall not constitute “Net Proceeds” for purposes of this Indenture until such time as the Issuer determines in good faith that repatriation (deemed or actual) of such cash proceeds (i) is no longer prohibited or subject to limitations under such applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), at which time the amount of such cash proceeds shall be considered the Net Proceeds in respect of an Asset Sale.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Cash Compensation Expense” means any non-cash expenses and costs including any such expense, charge or cost arising from the issuance of stock-based awards, partnership interest-based awards, stock appreciation or similar rights and other incentive based compensation awards or arrangements and cash charges or expenses associated with rollover, acceleration or payout of Equity Interests by, or to, management of any Person or any Restricted Subsidiary.

“Non-Guarantor Subsidiary” means a Subsidiary of Holdings that is not a Guarantor (other than the Issuer).

“Notes” means the Initial Notes and any Additional Notes issued under this Indenture.

“Notes Collateral Agent” has the meaning set forth in the preamble hereto.

“Notes Documents” means this Indenture, the Notes and Guarantees issued thereunder, the Intercreditor Agreements, the Security Documents and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Notes Obligations.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents relating to the Notes.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders.

“Notes Security Agreement” means the Notes Collateral Agreement, dated as of the date hereof, among the Issuer, the Guarantors, the Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable U.S. or Canadian federal, state, provincial, territorial or foreign law), premium, penalties, fees, expenses, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum, dated as of January 22, 2026, relating to the offering of the Notes.

“Officer” means the Chairman of the Board, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller, or the Secretary of the Issuer or any other officer designated by any such individuals of the Issuer or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel (which opinion may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to the Issuer or a Parent Entity.

“Parent” means Tailored Brands Inc., a Delaware corporation.

“Parent Entity” means any Person that, with respect to another Person, directly or indirectly, owns more than 50% of the total voting power of the Voting Stock of such other Person. Unless the context otherwise requires, any references to Parent Entity refer to a Parent Entity of Holdings.

“Parent Guarantor” means (i) any of the Holdco Guarantors, (ii) Holdings, and (iii) any additional Parent Entity that Guarantees the Notes in accordance with the terms of this Indenture after the Issue Date, in each case, until such Person is released from their Guarantee in accordance with the terms of this Indenture.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and subject to the First Lien Intercreditor Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Performance References” has the meaning set forth for such term in the definition of “Derivative Instrument.”

“Permitted Acquisition” has the meaning set forth for such term in the definition of “Permitted Investments.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Holders” means (1) each of the Investors, the Management Investors (including any Management Investors holding Equity Interests through an Equityholding Vehicle), (2) any Person who is acting solely as an underwriter, initial purchaser or placement agent in connection with a public or private offering of Capital Stock of the Parent or any of its Parent Entities, solely to the extent such Person is acting in such capacity, (3) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing, any Permitted Parent or any Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, such Investors, Management Investors (including such Equityholding Vehicle), Permitted Parent and Person or group specified in the last sentence of this definition, collectively, own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Issuer held by such group, (4) any Permitted Parent and (5) any Permitted Plan. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership or assets or properties of the Parent constitutes a Change of Control Triggering Event in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Holdings or any of its Restricted Subsidiaries (including guarantees of obligations of Restricted Subsidiaries);

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by Holdings or any of its Restricted Subsidiaries in a Person that is engaged, directly or indirectly, in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or by means of a Division); or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, Division, transfer, conveyance or redesignation (each such transaction, a “Permitted Acquisition”);

(4) any Investment in securities or other assets (including earn-outs) not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date, or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay in kind securities) or (b) as otherwise permitted under this Indenture;

(6) any Investment:

(x)  acquired by Holdings or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice;

(b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(c) in satisfaction of judgments against other Persons;

(d) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(y)  received in compromise or resolution of (a) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries or consistent with past practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (b) litigation, arbitration or other disputes;

(7) Hedging Obligations permitted under clause (10) of Section 4.09(b) hereof;

(8) any Investment (i) in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (x) $81.0 million and (y) 20.0% of LTM EBITDA at the time of such Investment (the greater of such amounts, the “Similar Basket Amount”) and (ii) without duplication with clause (i), in an amount equal to the amount by which aggregate net cash proceeds from any sale or disposition of, or any distribution or returns in respect of, Investments made in reliance on clause (i) exceeds the Similar Basket Amount and provided that such amount will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9) Investments the payment for which consists of Equity Interests of the Issuer or any Parent Entity (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof;

(10) guarantees of Indebtedness to the extent such guarantees are permitted under Section 4.09 hereof; the creation of Liens on the assets of Holdings or any of its Restricted Subsidiaries in compliance with Section 4.12 hereof and Restricted Payments permitted under Section 4.07 hereof (other than by reference to this clause (10));

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2), (5), (9) and (15));

(12) (i) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, or other similar assets, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, (ii) non-exclusive licenses and sublicenses of any Intellectual Property entered into with Persons who are not Affiliates of the Issuer, in the ordinary course of business or which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries or, in each case, that do not secure any Indebtedness and (iii) to the extent constituting an Investment, the acquisition or granting of licenses and sublicenses in Intellectual Property from or to third parties that are not Subsidiaries or Affiliates of the Parent and its Restricted Subsidiaries for cash consideration in the ordinary course of business;

(13) additional Investments (i) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $121.5 million and (y) 30.0% of LTM EBITDA at the time of such Investment (the greater of such amounts, the “General Basket Amount”) and (ii) without duplication with clause (i), in an amount equal to the amount by which aggregate net cash proceeds from any sale or disposition of, or any distribution or returns in respect of, Investments made in reliance on clause (i) exceeds the General Basket Amount to the extent such amount does not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, managers, employees and consultants not in excess of the greater of (x) $16.2 million and (y) 4.0% of LTM EBITDA outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors, managers, employees and consultants for business-related travel expenses, moving or relocation expenses, entertainment, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Issuer or any Parent Entity;

(17) advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or lessors or loans or advances made to distributors, and performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice by Holdings or its Restricted Subsidiaries;

(18) intercompany current liabilities owed by Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries;

(19) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 (or equivalent statute) endorsements for collection or deposit and Article 4 (or equivalent statute) customary trade arrangements with customers consistent with past practices;

(20) Investments consisting of promissory notes issued to Holdings or any of its Restricted Subsidiaries by future, present or former employees, directors, officers, managers or consultants of the Issuer or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Entity thereof, to the extent the applicable Restricted Payment is permitted by Section 4.07 hereof;

(21) repurchases of Notes and other Senior Indebtedness of Holdings or any of its Restricted Subsidiaries;

(22) [Reserved];

(23) guarantee obligations of Holdings or any of its Restricted Subsidiaries in respect of leases or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(24) guarantee obligations of Holdings or any of its Restricted Subsidiaries in connection with the provision of credit card payment processing services in the ordinary course of business or consistent with past practice;

(25) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(26) non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with a Permitted Tax Restructuring or related transactions;

(27) any other Investment; provided that, on a pro forma basis after giving effect to such Investment, the Consolidated Total Debt Ratio of the Parent for the Applicable Measurement Period would be equal to or less than 2.20 to 1.00; and

(28) the Transactions.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workers’ compensation laws, unemployment insurance, employers’ health tax, pension and other social security or retirement benefit laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with letters of intent, bids, tenders, trade, government or other contracts (other than for the payment of Indebtedness), obligations for utilities, licenses or leases to which such Person is a party, or deposits to secure (or, to the extent applicable, Liens in favor of issuers of) public, regulatory or statutory obligations, completion guarantees, surety, bid, indemnity, warranty, release, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature of such Person or deposits of cash or U.S. or Canadian government bonds to secure performance, surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security or other Liens for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds, bankers’ acceptances, completion guarantees and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation relating to the construction or renovation of any property, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’, supplier of materials’, architects’ and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect;

(3) Liens for taxes, assessments or governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect;

(4) [Reserved];

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clauses (4), (12), (14), (18), (19), (21) or (24) of Section 4.09(b) hereof; provided that (a) in the case of clause (4), such Liens extend only to the assets purchased with the proceeds of such Indebtedness, accessions to such assets and the proceeds and products thereof, and any lease of such assets (including accessions thereto), the proceeds and the products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; (b) in the case of clause (18), such Lien may not extend to any assets other than the assets owned by the Restricted Subsidiaries that are not the Issuer or Guarantors; (c) in the case of clause (19), such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries, in any transaction to which such Indebtedness relates; (d) in the case of clause (14), on the date of the incurrence of such Indebtedness after giving effect to such incurrence, the Consolidated First Lien Debt Ratio of the Parent for the Applicable Measurement Period would have been no greater than the Consolidated First Lien Debt Ratio immediately prior to such transaction; and (e) in the case of clause (24), such Lien shall apply solely to the Securitization Assets of the relevant Securitization Subsidiary arising in connection with a Qualified Securitization Financing (other than on any Eligible Account, Eligible Credit Card Accounts Receivables, Eligible Rental Inventory or Eligible Inventory, in each case, as defined in the ABL Credit Agreement);

(7) (i) Liens existing on the Issue Date (other than Liens to secure Obligations in respect of the Senior Secured Credit Facilities and the Notes Obligations), and (ii) Liens securing the Notes issued on the Issue Date and the guarantees thereof;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property or assets owned by Holdings or any of its Restricted Subsidiaries (other than accessions to such assets or property, the proceeds or products thereof, any lease of such assets (including accessions thereto) and other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof);

(9) Liens on property or other assets at the time Holdings or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into Holdings or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that the Liens may not extend to any other property owned by Holdings or any of its Restricted Subsidiaries;

(10) Liens securing Obligations relating to Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(11) Liens securing Hedging Obligations and Cash Management Services permitted under this Indenture;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from PPSA or Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on vehicles of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Qualified Securitization Financing;

(18) Liens to secure any modification or Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (solely with respect to Liens securing Indebtedness permitted to be incurred pursuant to clauses (4), (12), (14), (18), (19), (21) or (27) (solely with respect to the Capital Stock and assets of any Joint Ventures) of Section 4.09(b) hereof), (7), (8), (9), (18) and (20) of this definition of “Permitted Liens”; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (with respect to clauses (4), (12), (14), (18), (19), (21) or (27) (solely with respect to the Capital Stock and assets of any Joint Ventures) of Section 4.09(b) hereof), (7), (8), (9), (18) and (20) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such modification or Refinancing;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) Liens securing Additional First Lien Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that, with respect to Liens securing Additional First Lien Obligations permitted under this clause (20), at the time of incurrence and after giving pro forma effect thereto, the Consolidated First Lien Debt Ratio would be no greater than 1.85 to 1.00;

(21) other Liens securing Obligations that any one time outstanding do not exceed the greater of (x) $121.5 million and (y) 30.0% of LTM EBITDA at the time of incurrence;

(22)  Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) of Section 6.01(a) hereof, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision or equivalent statute on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(28) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(30) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(31) Liens arising solely from precautionary PPSA or UCC financing statements or similar filings;

(32) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(33) Liens securing Obligations owed by Holdings or any of its Restricted Subsidiaries to any lender, agent or arranger under the Credit Facilities or any Affiliate of such a lender, agent or arranger in respect of any Bank Products;

(34) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(35) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(36) any Lien granted pursuant to a security agreement between Holdings or any Restricted Subsidiary and a licensee of their intellectual property to secure the damages, if any, of such licensee resulting from the rejection by Holdings or such Restricted Subsidiary of such licensee in a bankruptcy, reorganization or similar proceeding with respect to Holdings or such Restricted Subsidiary; provided that such Liens do not cover any assets other than the intellectual property subject to such license;

(37) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(38) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(39) Liens securing Indebtedness permitted to be incurred under Credit Facilities (including the ABL Credit Agreement), including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b) hereof; provided that (i) if any such Indebtedness has Pari Passu Lien Priority relative to the Notes with respect to the Collateral then it shall not be secured by any other assets that do not constitute Collateral and (ii) Liens on the CF Debt Priority Collateral securing Indebtedness pursuant to clause (1)(Y) of Section 4.09(b) hereof shall rank junior to the Liens securing the Notes Obligations on such CF Debt Priority Collateral pursuant to the terms of the applicable Intercreditor Agreement;

(40) Liens on the assets of Subsidiaries that are not Guarantors securing Indebtedness of such Subsidiaries that was permitted by the terms of this Indenture to be incurred;

(41) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment, and (ii) incurred in connection with an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.10 hereof, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(42) Liens on cash, Cash Equivalents and Permitted Investments used to satisfy or discharge Indebtedness;

(43) Liens arising in connection with any Permitted Tax Restructuring or related transactions;

(44) Liens in favor of any Securitization Subsidiary on Securitization Assets in connection with a Qualified Securitization Financing;

(45) Liens that are unregistered and imposed by applicable laws in respect of contributions by the Parent or any of its Subsidiaries to Canadian Pension Plans and Canadian MEPPs and that are (i) not yet due and payable; or (ii) immaterial and inadvertently delinquent by the Parent or any of its Subsidiaries as a result of reasonable error, provided that any contribution arrears described in this clause (ii) are rectified within thirty (30) days of the Parent or any of its Subsidiaries, as applicable, becoming aware thereof;

(46) Liens or rights of setoff against credit balances of the Issuer or any of its Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Issuer or any of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Holdings or any of its Subsidiaries pursuant to the Credit Card Agreements (as defined in the ABL Credit Agreement as in effect on the Issue Date), as in effect on the Issue Date, to secure the obligations of the Issuer or any of its Subsidiaries to the credit card issuers or credit card processors as a result of fees and chargebacks; and

(47) Liens relating to escrow arrangements securing Indebtedness consisting of (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof), (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purposes and (iii) Liens on cash or Cash Equivalents representing necessary funds for the payment, redemption or satisfaction of Indebtedness deposited with the proper Person in trust or escrow to satisfy or redeem Indebtedness, upon or prior to the maturity thereof.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other categories), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (20) above (giving effect only to the incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (20) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means (a) any Parent Entity that at the time it became a Parent Entity of the Parent was a Permitted Holder pursuant to clause (1) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change of Control and (b) any Public Company (or any Subsidiary of such Public Company, if the majority of the total voting power of the Voting Stock such Subsidiary is directly or indirectly held by such Public Company), except to the extent (and until such time as) any Person or group (other than a Permitted Holder) is deemed to be or becomes a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company (as determined in accordance with the provisions of the penultimate paragraph of the definition of “Change of Control”).

“Permitted Plan” means any employee benefits plan of the Issuer or its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Tax Restructuring” means any reorganizations and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the Issue Date so long as such Permitted Tax Restructuring is not materially adverse to the Holders (as determined by the Issuer in good faith).

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Issuer or any Parent Entity.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter of the Issuer immediately following the date on which such Specified Transaction is consummated.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto; provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created under this Indenture or under any other Notes Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions of this Indenture relating to such perfection, effect of perfection or non-perfection or priority.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Principal Brands” means (a) the “Men’s Wearhouse” trademark, (b) the “Moores” trademark, (c) the “Jos. A. Bank” trademark and (d) the “K&G Fashion Superstore” trademark, including, as to each of the foregoing trademarks, (i) all combinations, derivations, abbreviations and translations thereof, (ii) any logos comprised of or containing such trademark or any of the foregoing with respect thereto and (iii) any other Intellectual Property related to any of the foregoing.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Disposal Adjustment” means, for any four-quarter period that includes all or a portion of a fiscal quarter of the Parent included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Issuer in good faith as a result of contractual arrangements between Holdings or any of its Restricted Subsidiaries entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Proceeds Collateral Account” means any deposit account in which solely proceeds of dispositions of CF Debt Priority Collateral are held or required to be held.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Public Company Costs” means, as to any Person, costs associated with or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, costs relating to compliance with the provisions of the Securities Act and the Exchange Act (or any similar Requirements of Law under any applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, and the rules of national securities exchanges, as applicable to companies with listed equity or debt securities, listing fees, independent directors’ and/or employee compensation, fees and expense reimbursement, costs relating to investor relations (including any such costs in the form of investor relations or legal employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, legal and other professional fees and/or other costs or expenses, in each case, to the extent arising as a result of becoming, or otherwise associated with or attributable to being, a public company.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. The grant of a security interest in any Securitization Assets of any Restricted Subsidiary (other than a Securitization Subsidiary) to secure any Indebtedness permitted to be incurred under this Indenture prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualifying IPO” means any transaction or series of transactions, including a SPAC IPO, that results in, or following which, any common Equity Interests of Holdings, any Parent Entity, any Subsidiary of Holdings, any SPAC IPO Entity (or its successor by merger, amalgamation or other combination) or any Affiliate of Holdings formed in contemplation of any Qualifying IPO are being publicly traded on any United States national securities exchange, or any analogous exchange in Canada, the United Kingdom or the European Union.

“Quebec Security Documents” means any deed of hypothec executed by a Canadian Guarantor from time to time, and any other related documents required to perfect a Lien in favor of the Notes Collateral Agent in the Province of Quebec.

“Rating Agencies” means Moody’s, S&P and Fitch, or if any of Moody’s, S&P or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for any one or more of Moody’s, S&P or Fitch, as the case may be.

“Rating Event” means:

(1) if the Notes do not have an Investment Grade Rating by at least two of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by at least two of such Rating Agencies on any date during the Trigger Period;

(2) if the Notes have an Investment Grade Rating by at least two of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded to below an Investment Grade Rating (i.e., below BBB- or Baa3) by at least two of such Rating Agencies on any date during the Trigger Period;

(3) if the Notes are rated by only two Rating Agencies on the first day of the Trigger Period, one of which has rated the Notes an Investment Grade Rating (“Rating Agency 1”) and one of which has rated the Notes below an Investment Grade Rating (“Rating Agency 2”), the Notes are downgraded to below an Investment Grade Rating (i.e., below BBB- or Baa3) by Rating Agency 1 on any date during the Trigger Period and the Notes are downgraded by at least one rating category (e.g, from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by Rating Agency 2 on any date during the Trigger Period, provided that a Rating Event otherwise arising by virtue of a particular downgrade in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of this definition of “Change of Control Triggering Event”) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Issuer or the Parent in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event). For the avoidance of doubt, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Real Property Asset” means, at any time of determination, any fee or leasehold interest, easement, improvement or license, then held by the Issuer or any Subsidiary Guarantor in any real property.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or Preferred Stock in exchange or replacement for, such Indebtedness, Disqualified Stock or Preferred Stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, when used with respect to the Trustee or the Notes Collateral Agent, as applicable, any officer within the corporate trust department of the Trustee or the Notes Collateral Agent, as applicable, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or the Notes Collateral Agent, as applicable, who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, in each such case who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Parent (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary, except that the covenants in Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 4.12 shall not apply to Midco or any other Subsidiary of the Parent that becomes a Parent Entity of Holdings after the Issue Date; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” For the avoidance of doubt, the Issuer shall at all times be a Restricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a subsidiary of S&P Global, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real property or tangible personal property, which property has been or is to be sold or transferred by Holdings or any of its Restricted Subsidiaries to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Capitalized Lease Obligations” means any Capitalized Lease Obligation which is not an Unsecured Capitalized Lease Obligation.

“Secured Capitalized Leases” means all leases underlying Secured Capitalized Lease Obligations.

“Secured Indebtedness” means any Indebtedness of any Parent Guarantor or Restricted Subsidiary secured by a Lien (including, for the avoidance of doubt, Secured Capitalized Lease Obligations).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other customary fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of any Securitization Subsidiary, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any customary obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of Holdings or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by a Parent Guarantor or any Subsidiary of Holdings, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates a Parent Guarantor or any Subsidiary of Holdings, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of a Parent Guarantor or any Subsidiary of Holdings, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of any Parent Guarantor or any Subsidiary of Holdings, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to a Parent Guarantor or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings and (c) to which none of the Parent Guarantors or any Subsidiary of Holdings, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Security Documents” means, collectively, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, the ABL/Cash Flow Intercreditor Agreement, the Notes Security Agreement, the Canadian Security Documents, other security agreements relating to the Collateral and the Mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the PPSA or Uniform Commercial Code of the relevant states) applicable to the Collateral, each for the benefit of the Notes Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Secured Credit Facilities or the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (a) Hedging Obligations (and guarantees thereof) and (b) Cash Management Obligations (and guarantees thereof); provided that such Hedging Obligations and Cash Management Obligations, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Secured Credit Facilities” means the ABL Credit Agreement and the Term Loan Credit Agreement, as the same may be in effect from time to time, including, in each case, any related notes, mortgages, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 4.09) or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Senior Secured Debt Ratio” means, as of any Applicable Calculation Date, the ratio of (1) the sum of (x) Consolidated Total Secured Indebtedness and (y) Secured Capitalized Lease Obligations minus cash and Cash Equivalents of the Parent and the Restricted Subsidiaries, in each case, as of the Applicable Calculation Date to (2) Consolidated EBITDA of the Parent for the Applicable Measurement Period, in each case, with such pro forma adjustments to Consolidated Total Secured Indebtedness, cash, Cash Equivalents and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”; provided that, for the avoidance of doubt, the pro forma calculation shall not give effect to any Indebtedness (or corresponding Liens) incurred or deemed incurred on the Applicable Calculation Date (or, if incurred in connection with the same transaction or series of related transactions, on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence) pursuant to the provisions described in Section 4.09(b) (excluding Indebtedness (or corresponding Liens) incurred pursuant to clauses (1)(X)(iii) (other than revolving Indebtedness incurred thereunder), (14)(b), 14(c) or (13) (to the extent such Indebtedness was incurred to Refinance Indebtedness initially incurred in reliance on Section 4.09(a) or clauses (14)(b) or (14)(c) of Section 4.09(b).

“Series” means (a) (x) with respect to the First Lien Secured Parties, each of (i) the Term Loan Secured Parties (in their capacities as such), (ii) the Notes Secured Parties (in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the date hereof that are represented by a common representative (in its capacity as such for such Additional First Lien Secured Parties) and (y) with respect to the Junior Lien Secured Parties, the holders from time to time of any Junior Lien Obligations that are represented by a common representative (in its capacity as such for such Junior Lien Obligations) and (b) (x) with respect to any First Lien Obligations, each of (i) the Term Loan Obligations, (ii) the Notes Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common representative (in its capacity as such for such Additional First Lien Obligations) and (y) with respect to any Junior Lien Obligations, each of the Junior Lien Obligations that are represented by a common representative (in its capacity as such for such Junior Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid and perfected Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected Lien in such Collateral at such time.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1)(ii) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Holdings and its Restricted Subsidiaries on the Issue Date or any business that is similar, complementary, reasonably related, synergistic, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“SPAC IPO” means the acquisition, purchase, merger, amalgamation or other combination of Holdings, any Parent Entity or any Subsidiary of Holdings, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing (a “SPAC IPO Entity”) that results in any common Equity Interests of Holdings, any Parent Entity, any Subsidiary of Holdings or any direct or indirect parent entity of such SPAC IPO Entity (or its successor by merger, amalgamation or other combination) being publicly traded on any United States national securities exchange, or any analogous exchange in Canada, the United Kingdom or the European Union.

“SPAC IPO Entity” has the meaning assigned to such term in the definition of “SPAC IPO.”

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings that are customary in a Securitization Financing, including, for the avoidance of doubt, any customary grants of backup security interests and/or precautionary Liens in favor of any Securitization Subsidiary on Securitization Assets in connection with a Qualified Securitization Financing.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Parent Guarantor, Holdings or any of its Restricted Subsidiaries.

“Subordinated Indebtedness” means:

(a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes; and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor under this Indenture.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(3) at the Issuer’s election (except to the extent otherwise included in clause (1) or (2) of this definition), any partnership, joint venture, limited liability company or similar entity of which such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(4) at the Issuer’s election (except to the extent otherwise included in clause (1) or (2) of this definition), any entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

Unless the context otherwise requires, any references to Subsidiaries refer to a Subsidiary of the Issuer.

“Subsidiary Guarantor” means each Restricted Subsidiary of Holdings that became a party to this Indenture as a Subsidiary Guarantor on the Issue Date and each other Restricted Subsidiary of Holdings that thereafter Guarantees the Notes in accordance with the terms of this Indenture, until, in each case, such Person is released from its Guarantee in accordance with the terms of this Indenture; provided that in no event shall an Excluded Subsidiary be a Subsidiary Guarantor.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, additions to tax, interest and any other liabilities related thereto).

“Taxing Authority” means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Term Loan Credit Agreement” means (1) that certain Credit Agreement, to be dated on or about the Issue Date (as amended, restated, supplemented or otherwise modified from time to time), among, inter alios, the Issuer, Holdings, the other Guarantors, the lenders party thereto, Goldman Sachs Bank, USA, as administrative agent and collateral agent, and the other agents and arrangers party thereto, as the same may be in effect from time to time and any further amendments, supplements, modifications, extensions, renewals, restatements, refundings, exchanges or refinancings thereof and (2) whether or not the Credit Agreement referred to in clause (1) remains outstanding, any other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund, refinance, extend, renew, restate, amend, supplement or modify any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchanged, replacement, refunding, refinancing, extended, renewed, restated, amended, supplemented or modified facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Term Loan Credit Agreement Administrative Agent” means the “Administrative Agent” as defined in the Term Loan Credit Agreement, together with its successors in such capacity.

“Term Loan Collateral Agent” means Goldman Sachs Bank USA, as collateral agent for the Term Loan Credit Agreement Secured Parties, together with its successors in such capacity.

“Term Loan Credit Agreement Collateral Documents” means the “Security Documents” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Agreement Obligations” means all “Secured Obligations” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Facility” means the term loan credit facility under the Term Loan Credit Agreement.

“Title Insurer” has the meaning assigned to such term in the definition of “Collateral Requirement.”

“Total Assets” means, at any time, the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Parent and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements are available; provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under this Indenture in connection with any transaction, the total consolidated assets of the Parent and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination including the transaction being tested under this Indenture.

“Transaction Expenses” means any fees, costs or expenses incurred or paid by Holdings or any of its Restricted Subsidiaries, any Parent Entity and any Investors in connection with the Transactions (including, without limitation, expenses in connection with hedging transactions related to the Senior Secured Credit Facilities, any original issue discount or upfront fees and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions, including any sponsor management fees), the negotiation and entering into, repayment or repurchase, amendment, termination or satisfaction and discharge, as applicable, in connection with the Transactions, including, without limitation, this Indenture, the incurrence of the Notes (and related Guarantees) and the Senior Secured Credit Facilities and the transactions contemplated hereby and thereby.

“Transactions” means all transactions (and any transactions related thereto) described in the definition of “Transactions” in the Offering Memorandum, the consummation of the other transactions in connection therewith and the payment of any fees and expenses incurred in connection with any of the foregoing.

“Treasury Rate” means, as of any Redemption Date, the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the date of delivery of the redemption notice (or in the case of satisfaction and discharge, two Business Days prior to the deposit with the Trustee or Paying Agent) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data as selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to February 1, 2028; provided, however, that if the period from the Redemption Date to February 1, 2028 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to February 1, 2028 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trigger Period” means the period commencing on the first public announcement by Holdings or the Parent of an arrangement that could result in a Change of Control until the end of the 60-day period following the public notice of the consummation of the Change of Control; provided, that if the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency, such 60-day period shall be extended until the earlier of (i) the date that such Rating Agency announces the results of its review and (ii) the date that is 120 days after the end of the 60-day period following the public notice of the consummation of the Change of Control.

“Trust Indenture Act” means the United States Trust Indenture Act of 1939, as amended.

“Trustee” means U.S. Bank Trust Company, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor serving hereunder or any subsequent successor.

“Tuxedo Rental Product” means any coats, pants, shirts, vests, cummerbunds, neckwear, belts, shoes and other accessories held by the Grantors for rental to customers.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Holdings (other than the Issuer) which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Holdings, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Subsidiary of Holdings (other than the Issuer) (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless, at the time of designation, such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings, the Issuer or any other Subsidiary of Holdings (other than any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation complies with Section 4.07 hereof; and

(2) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries,

does not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent or any Restricted Subsidiary (other than the guarantees by Holdings or any of its Restricted Subsidiaries incurred in accordance with the applicable provisions of this Indenture or a pledge of the Equity Interests of such Unrestricted Subsidiary).

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, (i) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable (and for the avoidance doubt, such Unrestricted Subsidiary shall not be redesignated a Restricted Subsidiary if the foregoing Investment, Indebtedness or Liens are not permitted), (ii) immediately before and after giving effect to any such designation or redesignation, no Event of Default shall have occurred and be continuing and (iii) immediately after giving effect to the designation of any Subsidiary as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall not own, or hold exclusive rights in, the Principal Brands or any Material Intellectual Property unless such transaction is for bona fide business purposes (as determined by the Issuer in good faith).

Any such designation by the Board of Directors of Holdings shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Capitalized Lease Obligations” means Capitalized Lease Obligations not secured by a Lien and any other lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, an operating lease shall be considered an Unsecured Capitalized Lease Obligation.

“Unsecured Capitalized Leases” means all leases underlying Unsecured Capitalized Lease Obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments;

provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refund, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Canadian Subsidiary” means a Wholly-Owned Subsidiary of Holdings that is a Canadian Subsidiary.

“Wholly-Owned Domestic Subsidiary” means a Wholly-Owned Subsidiary of Holdings that is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Advance Offer”	4.10(d)
“Advance Portion”	4.10(d)
“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.14(a)
“Applicable Premium Deficit”	8.04(1)
“Asset Sale Offer”	4.10(d)
“Asset Sale Proceeds Application Period”	4.10(b)
“Authentication Order”	2.02
“Available Amount”	4.07(a)
“Bondholder Call”	4.03
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Collateral Advance Offer”	4.10(a)
“Collateral Advance Portion”	4.10(a)
“Collateral Asset Sale Offer”	4.10(a)
“Collateral Excess Proceeds”	4.10(a)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.17(a)(ii)
“Declined Proceeds”	4.10(d)
“Directing Holder”	6.01(c)
“DTC”	2.03
“Election Date”	1.04(r)
“Event of Default”	6.01
“Excess Proceeds”	4.10(d)
“incur”	4.09
“incurrence”	4.09
“Initial Lien”	4.12
“Legal Defeasance”	8.02
“Note Register”	2.03
“Noteholder Direction”	6.01(c)
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10(d)
“Paying Agent”	2.03
“Position Representation”	6.01(c)
“Privacy Laws”	12.18
“Prospective Purchaser”	4.03
“Purchase Date”	3.09
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Reserved Debt Amount”	1.04
“Restricted Payments”	4.07
“Reversion Date”	4.17(b)
“Second Commitment”	4.10
“Specified Transactions”	1.04(l)
“Successor Company”	5.01
“Successor Holdco”	4.05
“Successor Person”	5.01
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(b)
“Suspension Period”	4.17(b)
“Tax Amount”	4.07(b)
“Tax Group”	4.07(b)
“Testing Party”	1.04(l)
“Transaction Test Date”	1.04(l)
“Treasury Capital Stock”	4.07
“Verification Covenant”	6.01(c)

Section 1.03 Québec Terms. For the purposes of any assets, liabilities or entities located in the Province of Québec, Canada and for all other purposes pursuant to which the interpretation or construction of this Indenture may be subject to the laws of the Province of Québec, Canada or a court or tribunal exercising jurisdiction in the Province of Québec, Canada (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec or other security as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary” and, as applicable, a “hypothecary representative” (xi) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”; (xii) “joint and several” shall be deemed to include “solidary”; (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (xiv) “beneficial ownership” shall be deemed to include “ownership”; (xv) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête nom”; (xvi) “easement” shall be deemed to include “servitude”; (xvii) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (xviii) “survey” shall be deemed to include “certificate of location and plan”; (xix) “fee simple title” shall be deemed to include “ownership” (including ownership under a right of superficies); (xx) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable; (xxi) “leasehold interest” shall be deemed to include “a valid lease”; (xxii) “lease” shall be deemed to include a “leasing contract”; (xxiii) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively; (xxiv) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”; (xxv) “merger” shall be deemed to include “amalgamation”; (xxvi) “accounts receivables” shall be deemed to include and “claims” (including monetary claims) as referenced in the Civil Code of Québec; and (xxvii) “deposit account” shall be deemed to include “financial account” (as defined in Article 2713.6 of the Civil Code of Québec). The parties hereto confirm that it is their wish that this Indenture and any other Notes Document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only (except if another language is required under any applicable law). Each party hereto hereby confirms that it was represented by legal counsel and has had the opportunity to negotiate the terms of this Indenture and any other Notes Document, including the essential stipulations thereof, with the assistance of its legal counsel. Les parties aux présentes confirment que c’est leur volonté que cet acte et les autres documents transactionnels soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable). Chaque partie aux présentes confirme qu’elle a été représentée par des conseillers juridiques et a eu l’opportunité de négocier les termes de cet acte convention et des autres documents transactionnels, y compris leurs stipulations essentielles, avec l’aide de ses conseillers juridiques.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “shall” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(j) unless otherwise indicated, “dollar” and “$” mean the U.S. dollar and “C$” means Canadian dollars;

(k) “including” shall be deemed to mean “including, without limitation”;

(l) When calculating the availability under any basket, ratio or any financial metric under this Indenture or compliance with any provision of this Indenture, in each case in connection with (a) any Limited Condition Acquisition, (b) any prepayment, repayment, retirement, redemption, defeasance, extinguishment, satisfaction and discharge or repurchase of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment or redemption (or similar notice), which may be conditional, has been delivered, (c) the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, (d) the incurrence, assumption or creation of Liens, (e) any Restricted Payment or Investment requiring notice in advance thereof, (f) the making of any Asset Sale or any disposition that does not constitute an “Asset Sale,” (g) any capital contribution, any business expansion, any Investment and the execution of any new contracts, (h) any disposed or discontinued operations, or (i) any other transaction or plan undertaken or proposed to be undertaken in connection with such Limited Condition Acquisition or any transaction set forth in clauses (b) through (h) (the transactions referred to in clauses (a) through (i), collectively, the “Specified Transactions” and each, a “Specified Transaction”) and any actions or transactions related thereto, the date of determination for availability under any such basket, ratio or financial metric or whether any such Specified Transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture may, at the option of the Issuer, any of its Restricted Subsidiaries, a Parent Entity of the Issuer, any successor entity of any of the foregoing (including a third party) (the “Testing Party”) (which election may be made on or prior to the date of consummation of such Specified Transaction), be the date of the commitment, the definitive agreement or similar event relating to such Specified Transaction (or, if applicable, the date of delivery of a binding offer, launch of a “certain funds” tender offer), the date of notice of such Restricted Payment, the date of the public announcement of such Specified Transaction, or the date such notice, which may be conditional, of such repayment, defeasance, satisfaction and discharge, or repurchase of Indebtedness, Disqualified Stock or Preferred Stock is given to the Holders of such Indebtedness, Disqualified Stock or Preferred Stock (any such date, the “Transaction Test Date”) and such baskets, ratios or financial metrics shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definitions of Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio, Consolidated First Lien Debt Ratio and Senior Secured Debt Ratio after giving effect to such Specified Transaction and any actions or transactions related thereto (including, without limitation, any acquisition, Investments, incurrence or assumption of Liens and Indebtedness and the use of proceeds thereof, Restricted Payments and Asset Sale) as if it occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Specified Transaction, and, for the avoidance of doubt, (x) if any of such baskets, ratios or financial metrics are exceeded or otherwise have failed to be complied with as a result of fluctuations in such basket, ratio or related financial metrics (including, but not limited to, due to fluctuations in Consolidated Net Income or Consolidated EBITDA of the Parent, the target company or the Person that is otherwise the subject of the Specified Transaction for the Applicable Measurement Period) subsequent to such date of determination and at or prior to the consummation of the relevant Specified Transaction and any actions or transactions related thereto, such baskets, ratios or financial metrics shall not be deemed to have been exceeded as a result of such fluctuations and (y) compliance with such baskets, ratios or financial metrics (and any related requirements and conditions) shall not be tested at or any time after the time of consummation of such Specified Transaction and any actions or transactions related thereto except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available subsequent to the date of determination, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable Transaction Test Date for purposes of such baskets, ratios and financial metrics, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized, (c) if the Testing Party elects to have such determinations occur at the Transaction Test Date, any such transactions (including the Specified Transaction and any actions or transactions related thereto) shall be deemed to have occurred on the Transaction Test Date and to be outstanding thereafter for purposes of calculating any baskets, ratios or financial metrics under this Indenture after the Transaction Test Date and before the consummation of such Specified Transaction unless and until such Specified Transaction has been abandoned, as determined by the Testing Party, prior to the consummation thereof and (d) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio shall be calculated using an assumed interest rate based on the indicative interest margin, as reasonably determined by the Testing Party in good faith. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the Transaction Test Date (including any new Transaction Test Date) for the applicable Specified Transaction and prior to or on the date of the consummation of such Specified Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Specified Transaction is permitted under this Indenture;

(m) Any calculation, test or measure that is determined with reference to the Parent’s financial statements (including, without limitation, Applicable Measurement Period, Consolidated Interest Expense, Consolidated Net Income, Consolidated First Lien Debt Ratio, Consolidated Total Debt Ratio, Consolidated EBITDA, Fixed Charge Coverage Ratio, Fixed Charges, Senior Secured Debt Ratio, Total Assets and clause (3)(a) of Section 4.07(a) hereof) may be determined with reference to the financial statements of a Parent Entity of the Parent instead, so long as (i) such calculation, test or measure would not differ by more than an immaterial amount (as determined in good faith by the Issuer) when using the financial statements of such Parent Entity of the Parent as compared to if such calculation, test or measure were made using the Parent’s financial statements, and (ii) such Parent Entity is, as of the Applicable Calculation Date, providing the requisite financial and other information under Section 4.03 hereof in accordance with Section 4.03(f) hereof;

(n) For purposes of determining compliance with any U.S. dollar-denominated restriction or amount (other than the incurrence of Indebtedness), the U.S. dollar equivalent amount of any amount denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such transaction was entered into. Notwithstanding any other provision in this Indenture, no restriction or amount will be exceeded or deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies;

(o) Notwithstanding anything to the contrary in this Indenture, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated First Lien Debt Ratio, Consolidated Total Debt Ratio or Senior Secured Debt Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exception, threshold or basket (other than a ratio basket based on the Fixed Charge Coverage Ratio or Consolidated Total Debt Ratio) on the same date (whether such exceptions, thresholds or baskets are utilized in a single transaction, a series of related transactions or otherwise). Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken shall be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated First Lien Debt Ratio, Consolidated Total Debt Ratio or Senior Secured Debt Ratio test;

(p) Notwithstanding anything to the contrary in this Indenture, in connection with a Testing Party’s election to use a Transaction Test Date in connection with a Limited Condition Acquisition or Specified Transaction, any reference to “date of incurrence” or “time of incurrence” or other similar phrases with respect to the date or time an action is taken herein shall mean the Transaction Test Date;

(q) When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be; provided that for the purposes of calculating financial ratios and tests and determining compliance therewith, if payment is made on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto; and

(r) If Holdings or any Restricted Subsidiary enters into any revolving, delayed draw or other committed debt facility, the Issuer may elect to determine compliance of all or a portion of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Indenture and each other Notes Document on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility) so long as such elected amount of that debt facility (other than any such revolving debt facility) is deemed outstanding in full thereafter until such commitments are terminated or such election is revoked (the elected committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this provision clause is, until revoked, referred to herein as the “Reserved Debt Amount”); provided, that the Issuer may revoke an election of the Reserved Debt Amount at any time in its sole discretion.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(e) shall have the same effect as if given or taken by separate Holders of each such different part.

(f) Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(g) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges or Redemptions of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note may be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, by their execution and delivery of this Indenture expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes (other than the issue date, issue price and, if applicable, first Interest Payment Date, as the case may be); provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 and Section 4.12 hereof as certified in the Officer’s Certificate delivered to the Trustee; provided, further, that the Additional Notes shall not be issued with the same CUSIP number, if any, as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture including waivers, amendments, redemptions and offers to purchase.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signatures of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer or any of their respective Subsidiaries.

Section 2.03 Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder.

The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such Paying Agent or Registrar. The Parent or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes, and the Trustee hereby initially agrees so to act.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Parent or any Subsidiary of the Parent) shall have no further liability for the money. If the Parent or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Parent, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to them of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five (5) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note and a successor Depositary is not appointed by the Issuer within 90 days, (ii) a Holder of such interest requests or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes under this Indenture and the Depositary shall have requested the issuance of Definitive Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i), (ii) or (iii) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture, the transfer restrictions set forth in the Private Placement Legend, and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)  if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred to the Parent or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof; or

(E) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3) thereof; or

(E) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)  if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act (other than Rule 144A), then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Notwithstanding anything to the contrary contained in this Indenture, a Holder may not transfer a Restricted Definitive Note or Restricted Global Note in reliance on Rule 144 (or any successor provision) under the Securities Act.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture, and shall not be removed, unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, ONLY (A) TO THE ISSUER, THE PARENT OR ANY SUBSIDIARY OF THE PARENT, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME OR BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (F) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (G) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E), (F) OR (G) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form.

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith (other than any such transfer taxes or other governmental charge payable upon transfer or exchange pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail or deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and (in the case of Definitive Notes only) mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) Neither the Trustee nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee, the Issuer, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note, including the Trustee’s and the Trustee’s expenses.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the Issuer receives proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Parent, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee certifies to the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act and the Trustee) in accordance with its customary procedures. Evidence of the destruction of all cancelled Notes shall be delivered to the Issuer upon the Issuer’s written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, given at least three (3) Business Days before such notice is to be sent (or such shorter period as shall be acceptable to the Trustee), the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, or send or cause to be sent in accordance with DTC procedures, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 CUSIP and ISIN Numbers

The Issuer in issuing the Notes may use CUSIP and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and/or ISIN numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP and/or ISIN numbers.

Section 2.14 Issuance of Additional Notes

After the Issue Date, the Issuer shall be entitled, subject to its compliance with Section 4.09 hereof, to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Initial Notes, other than the issue date, issue price and, if applicable, first Interest Payment Date, as the case may be.

With respect to any Additional Notes, the Issuer shall set forth in a Board Resolution and an Officer’s Certificate, a copy of each which shall be delivered to the Trustee, the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture.

In authenticating such Additional Notes, and accepting the additional responsibilities under this Indenture in relation to such Additional Notes, the Trustee shall receive, and, subject to Section 7.01 hereof, shall be fully protected in relying upon:

(i) an executed supplemental indenture, if any; and

(ii) an Officer’s Certificate and Opinion of Counsel delivered in accordance with Section 13.04 hereof.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to the Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least three (3) Business Days (unless a shorter notice shall be agreed to by the Trustee) before notice of redemption is required to be sent or mailed or caused to be sent or mailed to Holders pursuant to Section 3.03 hereof but not more than 65 days before a Redemption Date (unless such notice is issued in connection with Article 8, Article 11 or Section 3.03(c) hereof), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed, (iv) the redemption price and (v) a request that the Trustee give such notice.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

With respect to any partial redemption or purchase of the Notes made pursuant to this Indenture, selection of the Notes for redemption or purchase shall be made on a pro rata basis to the extent applicable or by lot or by such method as the Trustee shall deem fair and appropriate in its sole discretion without any liability therefor; provided that if the Notes are represented by Global Notes, interests in the Notes shall be selected for redemption or purchase by DTC in accordance with its standard procedures therefor; provided, further, that no Notes of less than $2,000 shall be redeemed or repurchased in part. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than five but not more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Purchase or Redemption.

(a) Subject to Section 3.09 hereof, notices of purchase or redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 days and not more than 60 days before the purchase or Redemption Date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC (with a copy to the Trustee), except that notices of redemption may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8, Article 11 or Section 3.03(c) hereof.

(b) The notice shall identify the Notes (including the CUSIP and/or ISIN number) to be redeemed and shall state:

(i) the Redemption Date;

(ii) the purchase or redemption price;

(iii) if any Note is to be purchased or redeemed in part only, the portion of the principal amount of that Note that is to be purchased or redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unpurchased or unredeemed portion of the original Note representing the same indebtedness to the extent not purchased or redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for purchase or redemption must be surrendered to the Paying Agent to collect the purchase or redemption price;

(vi) that, unless the Issuer defaults in making such purchase price or redemption payment or such purchase or redemption is conditioned on the happening of a future event, interest on Notes called for purchase or redemption, as the case may be, ceases to accrue on and after the Redemption Date;

(vii) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for purchase or redemption are being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN number, if any, listed in such notice or printed on the Notes.

(c) Notice of any redemption of, or any offer to purchase, the Notes may, at the Issuer’s discretion, be given in connection with an Equity Offering, a Qualifying IPO, another transaction (or series of related transactions) or an event that constitutes a Change of Control Triggering Event and prior to the completion or the occurrence thereof, and any such redemption or purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, Qualifying IPO, transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date or purchase date or by the Redemption Date or purchase date as so delayed, or such notice or offer may be rescinded at any time in the Issuer’s discretion if the Issuer reasonably believes that any or all of such conditions will not be satisfied or waived. In addition, the Issuer may provide in such notice or offer that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

(d) The Issuer may redeem Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions shall have different redemption dates and, with respect to redemptions that occur on the same date, may specify the order in which such redemptions are deemed to occur.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is delivered or mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price, subject, in the case of any redemption that is subject to conditions precedent in accordance with Section 3.03(c) hereof, to the satisfaction or waiver of the conditions precedent specified in the notice of redemption. The notice, if delivered or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

Prior to 10:00 a.m. (New York City time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to February 1, 2028, the Issuer may, at its option and on one or more occasions, redeem all or a part of the Notes, upon notice as provided in Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption, the “Redemption Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(b) Prior to February 1, 2028, the Issuer may, at its option, upon notice as provided in Section 3.03 hereof, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes (including Additional Notes) issued under this Indenture at a redemption price equal to 109.000% of the aggregate principal amount thereof, with an amount equal to or less than the net cash proceeds from one or more Equity Offerings, to the extent such net cash proceeds are received by or contributed to Holdings, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date (which accrued and unpaid interest need not be funded with such net cash proceeds), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date; provided that (a) at least 50% of the sum of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date (but excluding any Additional Notes issued under this Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption unless all such Notes are redeemed substantially concurrently and (b) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(c) At any time prior to February 1, 2028, the Issuer may, on one or more occasions, upon notice as provided in Section 3.03 hereof, redeem (i) up to 10.0% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes) during each calendar year, at a redemption price equal to 103.000% of the aggregate principal amount of the Notes to be redeemed (provided that any such amount not utilized in the initial first and second calendar year following the Issue Date may be carried forward to the second and third calendar year, respectively, following the Issue Date (but not any subsequent period) and may be used in such second or third calendar year, as applicable, along with the capacity for such period), and (ii) outstanding Notes in whole (but not in part), with the net cash proceeds received by Holdings from any Qualifying IPO or a capital contribution to Holdings made with the net cash proceeds of any Qualifying IPO at a redemption price equal to 109.000% of the principal amount of the Notes being redeemed, plus, in each case of clauses (i) and (ii), accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date (which accrued and unpaid interest need not be funded with such net cash proceeds in the case of clause (ii)), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date.

(d) On and after February 1, 2028, the Issuer may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as provided in Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2028	104.500%
2029	102.250%
2030 and thereafter	100.000%

(e) [Reserved].

(f) Notwithstanding the foregoing, in connection with any tender offer (including any Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such repurchase date, to redeem (with respect to the Issuer) or repurchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer (which may be less than par and shall exclude any early tender premium or similar premium or any consent payment and any accrued and unpaid interest paid to any Holder in such tender offer payment) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding the Redemption Date or purchase date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date or purchase date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by an Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable.

(g) Except pursuant to this Section 3.07 hereof, the Notes shall not be redeemable at the Issuer’s option.

(h) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(i) The Issuer, the Issuer’s equity holders, including the Investors, their respective Affiliates and members of management, among other parties, may at any time and from time to time purchase, repurchase, redeem, exchange, defease or otherwise acquire or retire the Issuer’s or any of its respective Subsidiaries’ outstanding debt securities or loans, including the Notes, by any means other than a redemption that is subject to the provisions under this Section 3.07 (and, for the avoidance of doubt, without being subject to the pro rata requirement under Section 3.02), upon such terms, at such prices and with such considerations as the Issuer, the Issuer’s equity holders, including the Investors, their respective Affiliates and members of management, among other parties, may determine, including, without limitation, in negotiated transactions, open market purchases, by tender offer or any other transactions with one or more Holders and/or beneficial owners of Notes.

Section 3.08 Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuer, the Issuer’s equity holders, including the Investors, their respective Affiliates and members of management, among other parties, may at any time and from time to time purchase, repurchase, redeem, exchange, defease or otherwise acquire or retire the Issuer’s or any of its respective Subsidiaries’ outstanding debt securities or loans, including the Notes, by any means other than a redemption that is subject to the provisions under Section 3.07 hereof (and, for the avoidance of doubt, without being subject to the pro rata requirement under Section 3.02 hereof), upon such terms, at such prices and with such considerations as the Issuer, the Issuer’s equity holders, including the Investors, their respective Affiliates and members of management, among other parties, may determine, including, without limitation, in negotiated transactions, open market purchases, by tender offer or any other transactions with one or more Holders and/or beneficial owners of Notes.

Section 3.09 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence a Collateral Asset Sale Offer or an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Collateral Asset Sale Offer or the Asset Sale Offer, as the case may be, shall remain open for a period of twenty (20) Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Collateral Excess Proceeds or all Excess Proceeds, as the case may be (the “Offer Amount”), to the purchase of Notes and, if required or permitted by the terms thereof, to other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the assets disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) (in the case of an Asset Sale of Collateral) or to any other Pari Passu Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the assets disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) (in the case of an Asset Sale of Collateral), or all Notes and any other Pari Passu Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral), in each case, tendered in response to the Collateral Asset Sale Offer or the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Collateral Asset Sale Offer or the Asset Sale Offer, as the case may be.

(d) Upon the commencement of a Collateral Asset Sale Offer or an Asset Sale Offer, as the case may be, the Issuer shall send, by first-class mail, or transmit electronically a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Collateral Asset Sale Offer or the Asset Sale Offer, as the case may be. The Collateral Asset Sale Offer or the Asset Sale Offer, as the case may be, shall be made to all Holders and, if required or permitted by the terms thereof, holder of other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the assets disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) (in the case of an Asset Sale of Collateral) or any other Pari Passu Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral. The notice, which shall govern the terms of the Collateral Asset Sale Offer or the Asset Sale Offer, as the case may be, shall state:

(i) that the Collateral Asset Sale Offer or the Asset Sale Offer, as the case may be, is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Collateral Asset Sale Offer or the Asset Sale Offer, as the case may be, shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment or such purchase is conditioned on the happening of a future event, any Note accepted for payment pursuant to the Collateral Asset Sale Offer or the Asset Sale Offer, as the case may be, shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to a Collateral Asset Sale Offer or an Asset Sale Offer, as the case may be, may elect to have Notes purchased in minimum amounts of $2,000 or an integral multiple of $1,000 in excess thereof so that no Notes shall be repurchased in an unauthorized denomination;

(vi) that Holders electing to have a Note purchased pursuant to any Collateral Asset Sale Offer or Asset Sale Offer, as the case may be, shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a paying agent at the address specified in the notice at least three (3) days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the paying agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the assets disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) (in the case of an Asset Sale of Collateral) or any other Pari Passu Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral), in each case, surrendered by the holders thereof exceeds the Offer Amount (or, in the case of a Collateral Advance Offer or an Advance Offer, the Collateral Advance Portion or the Advance Portion, respectively), the Trustee shall select the Notes (subject to applicable DTC procedures as to global notes) and the Issuer or the representative of such other First Lien Obligations and such other Obligations (in the case of an Asset Sale of Collateral) or such other Pari Passu Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) shall select such other First Lien Obligations and such other Obligations (in the case of an Asset Sale of Collateral) or such other Pari Passu Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes or such other First Lien Obligations and such other Obligations (in the case of an Asset Sale of Collateral) or such other Pari Passu Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) tendered (with such adjustments as may be deemed appropriate by the Trustee so that no Notes of $2,000 or less shall be repurchased in part); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Collateral Asset Sale Offer or the Asset Sale Offer, as the case may be, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Collateral Asset Sale Offer or the Asset Sale Offer, as the case may be, on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or one of its Subsidiaries, holds as of 10:00 a.m. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

If any Interest Payment Date, the maturity date or any earlier required repurchase or Redemption Date falls on a day that is a Legal Holiday, the required payment shall be made on the next succeeding Business Day and no interest on such payment shall accrue in respect of the delay.

Section 4.02 Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee, or an affiliate of the Trustee, the Registrar or a co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no office of the Trustee shall be an office or agency of the Issuer for the purpose of service of legal process against the Issuer or any Guarantor.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03 Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuer shall furnish:

(i) (1) within 120 days of the end of each fiscal year, commencing with the first fiscal year of the Parent ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), annual audited financial statements of the Parent for such fiscal year and (2) within 60 days of the end of each of the first three fiscal quarters of every fiscal year (or if such day is not a Business Day, on the next succeeding Business Day), unaudited financial statements of the Parent for the interim period as of, and for the period ending on, the end of such fiscal quarter, and, with respect to the annual information only, a report on the annual financial statements by the Parent’s certified independent accountants (all of the foregoing financial information to be prepared on a basis reasonably consistent with and subject to exceptions reasonably consistent with, the corresponding financial information included or incorporated by reference in the Offering Memorandum); and

(ii) promptly after the occurrence of any of the following events, current reports with respect to such events that would be required to be filed with the SEC on Form 8-K as in effect on the Issue Date (if the Parent had been a reporting company under Section 15(d) of the Exchange Act):

(1) the entry into or termination of material agreements with respect to material Indebtedness only;

(2) significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”);

(3) bankruptcy;

(4) cross-default under direct material financial obligations;

(5) a change in the Parent’s certifying independent auditor;

(6) the appointment or departure of directors or executive officers (with respect to the principal executive officer and principal financial officer only);

(7) non-reliance on previously issued financial statements; and

(8) change of control transactions,

provided, however, that the foregoing shall not obligate the Issuer or the Parent (1) to provide separate financial statements or other information contemplated by Rules 3-03(e), 3-05, 3-09, 3-10, 3-16, 4-08, 13-01 or 13-02 of Regulation S-X or any schedules required by Regulation S-X, (2) to comply with Regulation G under the Exchange Act or Item 10, Item 302 or Item 402 of Regulation S-K, (3) to provide any information the Issuer determines in its good faith judgment is not material to the Holders or the business, assets, operations or financial position of the Parent and its Restricted Subsidiaries, taken as a whole, or disclose any trade secrets, privileged or confidential information obtained from another Person or competitively sensitive information, (4) to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed, except for agreements evidencing material Indebtedness, (5) to provide any segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (6) to include XBRL exhibits, (7) to provide earnings per share information, (8) to provide information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (9) to provide climate-related disclosures related to SEC Release Nos. 33-11275 and 34-99678, including, without limitation, any information, reports or exhibits required by Article 14 of Regulation S-X or Item 1506 of Regulation S-K and (10) to provide other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the Offering Memorandum. In addition, notwithstanding the foregoing, neither the Issuer nor the Parent will be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision). To the extent any such information is not so furnished within the time periods specified above and such information is subsequently furnished, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.01 if Holders of at least 30% in principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

(b) The Issuer will (1) distribute such reports and information electronically to the Trustee and (2) make available such reports and information to any Holder, any bona fide prospective purchaser of the Notes (a “Prospective Purchaser”), any bona fide security analyst or any bona fide market maker by posting such reports and information on Intralinks or any comparable password protected online data system or on a public website (the “Noteholder Website”); provided that the Issuer shall only be required to make readily available any password or other login information to any such Holder, Prospective Purchaser, security analyst or market maker; provided, further, that such Holders, Prospective Purchasers, security analysts and market makers shall agree to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information. Notwithstanding any other provision in this Indenture, the Issuer may deny access to the Noteholder Website or deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this covenant to any such Holder, Prospective Purchaser, security analyst or market maker that is or may become a competitor of the Parent and its Subsidiaries to the extent that the Issuer determines in good faith that such access or the provision of such information and reports to such Person would be competitively harmful to the Parent and its Subsidiaries.

(c) So long as any Notes are outstanding:

(1) as promptly as reasonably practicable after furnishing to the Trustee the annual and quarterly report required by clauses (a)(1) and (2) of the first paragraph of this “Reports and Other Information” covenant or such earlier time after the completion of such reporting period, the Parent or the Issuer will hold a conference call to discuss the results of operations for the relevant reporting period (any such call, a “Bondholder Call”); and

(2) prior to the date of any Bondholder Call required to be held in accordance with clause (1) of this paragraph, the Issuer will announce on the Noteholder Website the time and date of such Bondholder Call and either include all information necessary to access the call or inform Holders, Prospective Purchasers, securities analysts and market makers how they can obtain such information;

provided that, if the Parent holds a quarterly conference call for investors in its common stock, a separate or additional Bondholder Call shall not be required.

(d) In addition, to the extent not satisfied by the foregoing, the Issuer shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Securities Act.

(e) If Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Parent, then the annual and quarterly information required by Section 4.03(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Parent and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(f) Any Parent Entity may satisfy the obligations set forth in this Section 4.03 by providing the requisite financial and other information of such Parent Entity instead of the Parent; provided that if such Parent Entity is not a Guarantor, to the extent such Parent Entity holds assets (other than its direct or indirect interest in the Parent) that exceed the lesser of (i) 2.5% of Total Assets of such Parent Entity and (ii) 2.5% of the total revenue for the preceding fiscal year of such Parent Entity, then such information related to such Parent Entity shall be accompanied by consolidating information, which may be posted to the website of the Issuer (or any Parent Entity) or on a non-public, password-protected website or online data system maintained by the Issuer (or any Parent Entity) or a third party, that explains in reasonable detail the differences between the information of such Parent Entity, on the one hand, and the information relating to the Parent and its Subsidiaries on a stand-alone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed by the auditors.

(g) The Issuer will be deemed to have furnished the reports referred to in Section 4.03(a) if the Issuer or any Parent Entity has filed reports containing such information (or any such information of the Parent or a Parent Entity in accordance with the immediately preceding paragraph) with the SEC through EDGAR.

(h) The Trustee shall have no responsibility to determine if such reports and information have been filed with the SEC. Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the compliance with any of the covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC on EDGAR or any website under this Indenture, or participate in any conference calls.

(i) Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) of Section 6.01(a) until 180 days after the date any report hereunder is due.

(j) To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Section 4.04 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer, or principal accounting officer stating that a review of the activities of the Parent and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Parent and Holdings have kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Parent and Holdings have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Parent or Holdings is taking or proposes to take with respect thereto).

(b) When any Default or Event of Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Parent or any Restricted Subsidiary gives any notice or takes any other action with respect to a claimed Default or Event of Default, the Issuer shall promptly (which shall be no more than twenty (20) Business Days) deliver to the Trustee an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

Section 4.05 Limitation on Activities of Holdco Guarantors

(a) None of the Holdco Guarantors shall conduct, transact or otherwise engage in any business or operations, or own any Equity Interests of any Person, other than:

(i) (x) with respect to the Parent, its ownership of the Equity Interests of Midco, (y) with respect to Midco, its ownership of the Equity Interests of Holdings, and (z) the ownership and/or acquisition of the Equity Interests of any Subsidiary of such Holdco Guarantor that is a Parent Entity of Holdings formed in contemplation of a Qualifying IPO;

(ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance;

(iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent, Holdco Guarantors and/or Holdings or any of their respective Subsidiaries;

(iv) the performance of its obligations under and in connection with the Notes Documents, the ABL Credit Agreement, the Term Loan Credit Agreement, the Transactions and the other agreements contemplated by this Indenture and thereby;

(v) Guarantees of Indebtedness of Holdings and its Restricted Subsidiaries permitted under this Indenture and engaging in other financing activities, including (A) any public offering of its common stock or any other issuance or registration of its (or its Parent Entity’s) Equity Interests for sale or resale, including the costs, fees and expenses related thereto, including the formation of one or more “shell” companies to facilitate any such offering or issuance, (B) payment of dividends, making contributions to the capital of Holdings and its Restricted Subsidiaries and guaranteeing the obligations of Holdings and its Restricted Subsidiaries to the extent such obligations of Holdings and its Restricted Subsidiaries are otherwise permitted under this Indenture and (C) the incurrence of any Indebtedness (x) owing to Holdings or any Subsidiary of Holdings to the extent resulting from an Investment permitted by Section 4.07 hereof or pursuant to the definition of “Permitted Investments” and (y) (other than Indebtedness for borrowed money (including notes, bonds, debentures and similar instruments)) of the type permitted by clauses (5), (6), (10), (11), (21), (22) and (27) of Section 4.09(b) hereof;

(vi) the incurrence of Liens consisting of (A) the Liens created under the Notes Documents and, subject to an Intercreditor Agreement, the collateral documents relating to the ABL Credit Agreement, the Term Loan Credit Agreement and any other Indebtedness secured on a senior, pari passu or junior basis with the Notes Obligations, in each case, to which it is a party and is not otherwise prohibited from being incurred hereunder, (B) Permitted Liens on the Collateral that are secured on a senior, pari passu or junior basis with the Notes Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (v) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 4.12; provided that any such Liens shall be subject to an Intercreditor Agreement, and (C) Liens of the type permitted Section 4.12 (other than in respect of Indebtedness for borrowed money);

(vii) activities as necessary to consummate, or incidental to the consummation of, any Permitted Acquisition or any other Investment permitted under this Indenture;

(viii) making other payments or Restricted Payments, including with any amounts received pursuant to transactions permitted under, and for the purposes contemplated by, Section 4.07 hereof;

(ix) holding any cash, Cash Equivalents or property received in connection with Restricted Payments made by Holdings or any of its Restricted Subsidiaries in accordance with Section 4.07 hereof pending application thereof by any Parent Guarantor;

(x) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes;

(xi) providing indemnification to officers and directors;

(xii) activities incidental to the consummation of the Transactions;

(xiii) IPO Reorganization Transactions and Permitted Tax Restructurings; and

(xiv) activities incidental to the businesses or activities described in clauses (i) to (xiii) of this paragraph.

(b) Each Holdco Guarantor may merge, amalgamate or consolidate with any other Person (other than the Issuer or any Subsidiary of the Issuer), so long as no Event of Default exists after giving effect to such merger, amalgamation or consolidation; provided that

(i) such Holdco Guarantor shall be the continuing or surviving Person;

(ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not such Holdco Guarantor or is a Person into which such Holdco Guarantor has been liquidated (any such Person, the “Successor Holdco”):

(A) the Successor Holdco shall expressly assume all the obligations of such Holdco Guarantor under this Indenture and the Security Documents to which such Holdco Guarantor is a party and such Holdco Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(B) (x) if the Successor Holdco is successor to the Parent, such Successor Holdco shall, immediately following such merger, amalgamation or consolidation, directly own Midco and directly or indirectly own Holdings and the Issuer, and (y) if the Successor Holdco is successor to Midco, such Successor Holdco shall, immediately following such merger, amalgamation or consolidation, directly own Holdings and directly or indirectly own the Issuer;

(C) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, amalgamation or consolidation and such supplemental indentures, if any, comply with this Indenture; and

(D) the Successor Holdco shall be an entity organized or existing under either (x) the laws of the United States, any state or territory thereof, the District of Columbia or any political subdivision thereof or (y) another jurisdiction reasonably satisfactory to the Term Loan Credit Agreement Administrative Agent;

provided further, that if the foregoing requirements are satisfied, the Successor Holdco will succeed to, and be substituted for, such Holdco Guarantor under this Indenture and the applicable Security Documents.

Section 4.06 [Reserved]

Section 4.07 Limitation on Restricted Payments

(a) Holdings and the Issuer shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Holdings’, or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends, payments or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or

(b) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share (taking into account any Preferred Stock) of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities; or

(c) dividends or distributions payable to any Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity which is guaranteed by Holdings or any Restricted Subsidiary;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any Parent Entity, including in connection with any merger, amalgamation or consolidation, in each case held by a Person other than Holdings or any of its Restricted Subsidiaries;

(III) make any principal payment on, or redeem, repurchase, defease, discharge or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of Holdings, the Issuer or any Subsidiary Guarantor, other than:

(a) Indebtedness permitted to be incurred or issued under clauses (7), (8) and (9) of Section 4.09(b) hereof;

(b) the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, redemption, purchase, repurchase, defeasance, discharge or acquisition or retirement; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereto in such clauses (I) and (III) above) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) to the extent any Restricted Payment is made in reliance on amounts attributable to subclause (a) of clause (3) below, no Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(2) to the extent any Restricted Payment is made in reliance on amounts attributable to subclause (a) of clause (3) below, the Consolidated Total Debt Ratio of the Parent for the Applicable Measurement Period would be equal to or less than 2.70 to 1.00; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Issue Date which have not been returned, unwound or rescinded (including Restricted Payments permitted by clauses (1) and (6)(c) of Section 4.07(b) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Parent (including any predecessor of the Parent) for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Issue Date occurs to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (which amount in this clause (a) may not be less than zero); plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by Holdings and its Restricted Subsidiaries since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof) from the issue or sale of:

(i) (A) Equity Interests of Holdings, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, managers or consultants of the Issuer, Holdings, any Parent Entity and Holdings’ Subsidiaries, after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof; or

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds and/or the Fair Market Value of marketable securities or other property are actually contributed to Holdings, Equity Interests of Parent Entities (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof); or

(ii) Indebtedness of Holdings or any of its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests of Holdings or any Parent Entity;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock applied in accordance with clause (2)(b) or (6)(c) of Section 4.07(b) hereof, (X) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of Holdings sold to a Restricted Subsidiary, (Y) Disqualified Stock (or Indebtedness that has been converted or exchanged into Disqualified Stock) or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of Holdings or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of Holdings or a Restricted Subsidiary contributed to Holdings or a Restricted Subsidiary for cancellation), or that becomes part of the capital of Holdings or a Restricted Subsidiary through consolidation, amalgamation or merger after the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof, (ii) are contributed by Holdings or a Restricted Subsidiary, or (iii) constitute Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by Holdings or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of, or other returns on, Restricted Investments made by Holdings or its Restricted Subsidiaries ( including repurchases and redemptions of such Investments and cash distributions or cash interest received in respect thereof) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Holdings or its Restricted Subsidiaries, in each case, after the Issue Date;

(ii) the issuance, sale or other disposition (other than to Holdings or a Restricted Subsidiary) of the Equity Interests of, or a dividend or distribution from, an Unrestricted Subsidiary after the Issue Date (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment made after the Issue Date); or

(iii) any returns, profits, distribution and similar amounts received on account of any Permitted Investment subject to a dollar-denominated or ratio-based basket (to the extent in excess of the original amount of such Investment) and without duplication of any returns, profits, distributions or similar amounts included in the calculation of such basket; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Holdings or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to Holdings or a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the net assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, merger, amalgamation, consolidation or transfer other than an Unrestricted Subsidiary to the extent such Investment constituted a Permitted Investment made after the Issue Date, but including any amounts in excess of the original amount of such Permitted Investment; plus

(f) the greater of (x) $40.5 million and (y) 10.0% of LTM EBITDA.

(b) The foregoing provisions shall not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Indenture (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time);

(2)(a) the redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of Holdings or any Restricted Subsidiary, or any Equity Interests of any Parent Entity, in exchange for, or in an amount equal to or less than the proceeds of a sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of Holdings or any Parent Entity that is made within 90 days of such sale to the extent, in the case of an issuance or sale by a Parent Entity, such amount was contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to Holdings or a Restricted Subsidiary) of the Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, purchase, repurchase, defease, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the prepayment, discharge, exchange, redemption, defeasance, purchase, repurchase or other acquisition or retirement of (i) Subordinated Indebtedness of Holdings, the Issuer or a Subsidiary Guarantor made in exchange for, or out of the proceeds received from a sale made within 90 days of, Refinancing Indebtedness or Disqualified Stock of Holdings, the Issuer or a Subsidiary Guarantor or (ii) Disqualified Stock of Holdings, the Issuer or a Subsidiary Guarantor made in exchange for, or out of the proceeds of a sale made within 90 days of, Disqualified Stock of Holdings, the Issuer or a Subsidiary Guarantor, that, in each case, is incurred in compliance with Section 4.09 hereof;

(4) a Restricted Payment to pay for the redemption, purchase, repurchase, defeasance or other acquisition or retirement of Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity held by any future, present or former employee, director, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Holdings, any of its Subsidiaries or any Parent Entity pursuant to any management, director and/or employee equity plan or equity stock option plan, stock appreciation rights plan or any other management, director and/or employee benefit plan or agreement, or any equity subscription or equityholder agreement or any employment termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by Holdings or any Parent Entity in connection with such repurchase, retirement or other acquisition); provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year the greater of (x) $40.5 million and (y) 10.0% of LTM EBITDA at the time of such Restricted Payment (with unused amounts in any calendar year being carried over to succeeding calendar years so long as the aggregate amount of Restricted Payments made under this clause (4) in any calendar year does not exceed the greater of (x) $81.0 million and (y) 20.0% of LTM EBITDA); provided, further, that following the consummation of the initial public offering of Holdings’ common stock or the common stock of any Parent Entity after the Issue Date, other than any public sale constituting an Excluded Contribution, such amount shall increase to the greater of (x) $81.0 million and (y) 20.0% of LTM EBITDA at the time of such Restricted Payment (with unused amounts in any calendar year being carried over to succeeding calendar years so long as the aggregate amount of Restricted Payments made under this clause (4) in any calendar year does not exceed the greater of (x) $162.0 million and (y) 40.0% of LTM EBITDA); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings and, to the extent contributed to Holdings, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any Parent Entity that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a) hereof; plus

(b) the cash proceeds of key man life insurance policies received by Holdings and its Restricted Subsidiaries (or any Parent Entity to the extent contributed to Holdings) after the Issue Date; plus

(c) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of direct or indirect Parent Entity, Holdings or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the Fair Market Value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; less

(d) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a), (b) and (c) of this clause (4) in any calendar year;

and provided, further, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Holdings, any Parent Entity or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary, in each case, issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of Fixed Charges;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings or any of its Restricted Subsidiaries after the Issue Date; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by Holdings or its Restricted Subsidiaries from the sale of such Designated Preferred Stock;

(b) the declaration and payment of dividends to any Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Issue Date; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of Section 4.07(b) hereof;

(7) Restricted Payments by any Restricted Subsidiary to Holdings or any Parent Entity to the extent the proceeds of such Restricted Payments are contributed or loaned or advanced to another Restricted Subsidiary;

(8) payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable upon or in connection with the exercise of Equity Interests by, or vesting of any Equity Interests or any other equity award (including in connection with the Transactions) held by, any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Holdings, any of its Subsidiaries or any Parent Entity or repurchases or withholdings of Equity Interests deemed to occur upon exercise of any stock or other equity options or warrants or other incentive interests or the vesting of equity awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligation with respect to, such options or warrants or other incentive interests or other Equity Interests or equity awards;

(9) (i)(a) the declaration and payment of dividends on Holdings’ common stock (or the payment of dividends to any Parent Entity to fund a payment of dividends on such company’s common stock) or the redemption, purchase, repurchase, defeasance or other acquisition or retirement of any Equity Interests of Holdings, following consummation of the first public offering of the Issuer’s common stock or the common stock of any Parent Entity after the Issue Date, in an amount not to exceed the sum of (A) 6.0% per annum of the net cash proceeds received by or contributed to Holdings in or from the initial public offering of Holdings’ common stock or the common stock of any Parent Entity, other than in the case of an Excluded Contribution, and (B) an aggregate amount per annum not to exceed 7.0% of Market Capitalization, or (b) in lieu of all or a portion of the dividends permitted by sub-clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Holdings’ Equity Interests (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common Equity Interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Equity Interests) for aggregate consideration that, when taken together with dividends permitted by sub-clause (a), does not exceed the amount contemplated by sub-clause (a);

(10) any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment and the incurrence of any Indebtedness the proceeds of which are used to make such Restricted Payment, (A) the Consolidated Total Debt Ratio of the Parent for the Applicable Measurement Period would be equal to or less than 1.70 to 1.00 and (B) there is no continuing Event of Default under clauses (1), (2), (6) and (7) of Section 6.01(a);

(11) Restricted Payments (i) in an amount that does not exceed the amount of Excluded Contributions received since the Issue Date and (ii) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(12) other Restricted Payments at any one time outstanding in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (12) not to exceed the greater of (x) $60.8 million and (y) 15.0% of LTM EBITDA at the time of such Restricted Payment; provided that (A) if this clause (12) is utilized to make a Restricted Investment, the amount counted against the basket shall be the amount of such Restricted Investment at any time outstanding (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value) and (B) on a pro forma basis after giving effect to such Restricted Payment, there is no continuing Event of Default under clauses (1), (2), (6) and (7) of Section 6.01(a);

(13) [Reserved];

(14) any Restricted Payment (A) made in connection with or in order to consummate the Transactions and the fees and expenses related thereto, including, without limitation, a distribution in an aggregate amount of up to $920.0 million to holders of Equity Interests of the Parent on or about the Issue Date or (B) used to fund amounts owed to Affiliates (including dividends or distributions to any Parent Entity to permit payment by such Parent Entity of such amount) to the extent permitted by Section 4.11(b) hereof (other than clauses (2) and (15) thereunder);

(15) the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of any Subordinated Indebtedness in accordance with the provisions similar to those set forth in Sections 4.10 and 4.14 hereof; provided that all Notes tendered by Holders in connection with a Change of Control Offer or an Asset Sale Offer, as the case may be, have been prepaid, redeemed, purchased, repurchased, defeased, discharged, acquired or retired;

(16) the declaration and payment of dividends or distributions by Holdings to, or the making of loans to, any Parent Entity in aggregate amounts not to exceed the aggregate amount required for any Parent Entity to pay or cause to be paid, in each case without duplication:

(a) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its organizational existence or good standing under applicable law;

(b) (1) for any taxable period for which Holdings and/or any of its Subsidiaries is a member or disregarded entity of a consolidated, combined, affiliated unitary or similar tax group for United States federal and/or applicable state, local, provincial, territorial or foreign income tax (or any similar tax imposed in lieu of an income tax) purposes in respect of which a Parent Entity is the common parent or an applicable taxpayer (a “Tax Group”), any United States federal, state, local, provincial, territorial or foreign income or similar taxes (as applicable) of such Tax Group for such taxable period that are attributable to Holdings and/or its Subsidiaries and (2) for any taxable period in which Holdings is treated as a partnership, pass-through or disregarded entity for United States federal and/or applicable state, local, provincial, territorial or foreign income tax (or any similar tax imposed in lieu of an income tax) purposes, any United States federal, state, local, provincial, territorial or foreign income taxes (or any similar tax imposed in lieu of an income tax) (any such taxes, the “Tax Amount”) of any direct or indirect equity owner of Holdings for such taxable period that are attributable to Holdings and/or its Subsidiaries; provided that the Tax Amount shall be calculated assuming the highest combined marginal federal, state and/or local income tax rate applicable to any direct or indirect equity owner of Holdings; and provided further, that Restricted Payments under this clause (b) in respect of any Taxes attributable to the income of any Unrestricted Subsidiaries may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to Holdings or its Restricted Subsidiaries;

(c) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former officers, employees, directors and managers and consultants of any Parent Entity to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, including the Issuer’s or its Restricted Subsidiaries’ proportionate share of such amount relating to such Parent Entity being a Public Company;

(d) general corporate, organizational, operating, administrative, compliance, overhead and other costs and expenses (including, without limitation, expenses related to the maintenance of corporate or other existence and auditing or other accounting or tax reporting matters) and, following the first public offering of the common stock of any Parent Entity after the Issue Date, listing fees and other costs and expenses attributable to being a public company, of any Parent Entity;

(e) fees and expenses related to any equity or debt offering, financing transaction, acquisitions, divestitures, investments or other non-ordinary course transaction (whether or not successful) of such Parent Entity; provided that any such transaction was, in the good faith judgment of the Issuer, intended to be for the benefit of the Issuer;

(f) cash payments in lieu of issuing fractional shares or interests in connection with the exercise of warrants, options, other equity-based awards or other securities convertible into or exchangeable for Equity Interests of the Issuer or any Parent Entity and any dividend, split or combination thereof;

(g) amounts that would be permitted to be paid by Holdings or any of its Restricted Subsidiaries under clauses (3), (8), (9) and (12) of Section 4.11(b) hereof (but, in the case of clause (12), only in respect of indemnities and expenses); provided that the amount of any dividend or distribution under this clause (16)(g) to permit such payment shall (x) reduce Consolidated Net Income of the Parent to the extent, if any, that such payment would have reduced Consolidated Net Income of the Parent if such payment had been made directly by Holdings or any of its Restricted Subsidiaries and (y) increase (or, without duplication of any reduction of Consolidated Net Income, decrease) Consolidated EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (16)(g) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) Consolidated EBITDA if such payment had been made directly by Holdings and its Restricted Subsidiaries, in each case, in the period such payment is made; and

(h) any Restricted Payments permitted by clause (4) or (14) of this Section 4.07(b);

(17) the purchase, repurchase, redemption or other acquisition or retirement of Equity Interests of Holdings, any Restricted Subsidiary or any Parent Entity deemed to occur in connection with (a) paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Holdings, a Restricted Subsidiary or any Parent Entity, in each case, permitted under this Indenture and (b) cash payments made in accordance with any conversion request by a holder of securities convertible into or exchangeable for Equity Interests of Holdings, any Restricted Subsidiary or any Parent Entity;

(18) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of an Unrestricted Subsidiary (or a Restricted Subsidiary that, directly or indirectly, owns the Equity Interests of one or more Unrestricted Subsidiaries and no other assets (other than de minimis assets)), or Indebtedness owed to Holdings or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that, directly or indirectly, owns the Equity Interests of one or more Unrestricted Subsidiaries and no other assets (other than de minimis assets)), in each case, other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents;

(19) payments or distributions to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 5.01 hereof;

(20) [Reserved];

(21) any Restricted Payment made in connection with IPO Reorganization Transactions;

(22) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment so long as the amount of such redemptions are no greater than the amount that constituted such Restricted Payment or Permitted Investment;

(23) Restricted Payments in an aggregate amount not to exceed the amount of Declined Proceeds;

(24) any Restricted Payment made in connection with a Permitted Tax Restructuring or related transactions;

(25) any prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of any Subordinated Indebtedness; provided that on a pro forma basis after giving effect to any such any prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness (A) the Consolidated Total Debt Ratio of the Parent for the Applicable Measurement Period would be equal to or less than 1.70 to 1.00 and (B) there is no continuing Event of Default under clauses (1), (2), (6) and (7) of Section 6.01(a) hereof; and

(26) Restricted Payments made in connection with or in order to consummate the Transactions and pay fees and expenses related thereto.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the Transaction Test Date, in the case of a Specified Transaction, or the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Holdings or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

As of the Issue Date, all of Holdings’ Subsidiaries will be Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment or Permitted Investments in such amount would be permitted at such time, whether pursuant to this Section 4.07 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

Notwithstanding anything to the contrary under this Section 4.07 or any related definitions (including, without limitation, the definition of “Permitted Investments”), neither Holdings nor any of its Restricted Subsidiaries shall be permitted to make any Restricted Payments or Investments pursuant to this Section 4.07 or any related definitions (including, without limitation, the definition of “Permitted Investments”) consisting of (A) any Principal Brand or (B) any Material Intellectual Property in any Restricted Subsidiary that is not the Issuer or a Guarantor or in an Unrestricted Subsidiary, except for (x) granting any Restricted Subsidiary that is not the Issuer or a Guarantor a non-exclusive license in such Intellectual Property in the ordinary course of business or (y) any Investment for a bona fide business purpose (as determined by the Issuer in good faith).

If Holdings or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Issuer be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Parent’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Parent for any period.

For the avoidance of doubt, this Section 4.07 shall not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of Holdings or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (26) above or is entitled to be made pursuant to Section 4.07(a) hereof and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (26) and Section 4.07(a) hereof and/or one or more of the exceptions contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 4.07.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

Holdings and the Issuer shall not, and shall not permit any of the other Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not a Guarantor to:

(1) (a) pay dividends or make any other distributions to Holdings or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock), or (b) pay any Indebtedness owed to Holdings, the Issuer or any Subsidiary Guarantor;

(2) make loans or advances to Holdings, the Issuer or any Subsidiary Guarantor; or

(3) sell, lease or transfer any of its properties or assets to Holdings, the Issuer or any Subsidiary Guarantor.

The provisions of the preceding paragraph will not prohibit such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Secured Credit Facilities and the related documentation and related Hedging Obligations and the related documentation;

(b) this Indenture, the Notes, the Guarantees and the Security Documents and;

(c) Purchase Money Obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature described in clause (3) above on the property so purchased, leased, expanded, constructed, developed, installed, replaced, relocated, renewed, maintained, upgraded, repaired, acquired or improved;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into Holdings or any Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case, that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts, including sale leaseback agreements, for the sale or disposition of assets, including customary restrictions with respect to a Subsidiary of (i) Holdings or (ii) a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Section 4.12 hereof that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by suppliers, customers or landlords under contracts or leases, in each case, entered into in the ordinary course of business or consistent with past practice and restrictions on cash, Cash Equivalents or other deposits or net worth permitted under Section 4.12 hereof or arising in connection with any Permitted Liens or provisions restricting assignment of any agreement entered into in the ordinary course of business or consistent with past practice;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries or Restricted Subsidiaries that are not the Issuer or Guarantors that is permitted to be incurred or issued subsequent to the Issue Date pursuant to Section 4.09 hereof;

(j) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating to such joint venture;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business or consistent with past practice;

(l) any encumbrance or restriction with respect to a Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of Holdings or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(m) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09 hereof; provided that (A) such incurrence will not materially impair the Issuer’s ability to make payments under the Notes when due or (B) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock either are not materially more restrictive taken as a whole than those contained in the Senior Secured Credit Facilities and the Notes as in effect on the Issue Date or generally represent market terms at the time of incurrence or issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(n) restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Issuer, are necessary or advisable to effect such Qualified Securitization Financing;

(o) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary that is the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(p) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or Refinancing.

For purposes of determining compliance with this Section 4.08, the subordination of (including the application of any standstill requirements to) loans and advances made to Holdings or a Restricted Subsidiary to other Indebtedness incurred by Holdings or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Holdings and the Issuer shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become, directly or indirectly, liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any other Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not the Issuer or a Guarantor to issue Preferred Stock; provided, however, that Holdings may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may issue Preferred Stock, if, after giving effect thereto, either (x) the Fixed Charge Coverage Ratio of the Parent for the Applicable Measurement Period would have been at least 2.00 to 1.00 or (y) the Consolidated Total Debt Ratio of the Parent for the Applicable Measurement Period would have been equal to or less than 2.70 to 1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the Applicable Measurement Period; provided, further, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred pursuant to the foregoing, together with any amounts incurred under clauses (14) (other than subclause (d)) and (19) of Section 4.09(b) hereof, by Restricted Subsidiaries that are not the Issuer or Guarantors shall not at any one time outstanding exceed the greater of (x) $202.5 million and (y) 50.0% of LTM EBITDA at the time of any incurrence pursuant to this Section 4.09(a).

(b) The foregoing limitations shall not apply to:

(1) Indebtedness incurred pursuant to (X) Credit Facilities (other than the ABL Credit Agreement) by Holdings or any Restricted Subsidiary and letters of credit, indemnities, guarantees, exposure transmittal memoranda, bankers’ acceptances and similar forms of credit support issued or created thereunder (with letters of credit, indemnities, guarantees, exposure transmittal memoranda, bankers’ acceptances and similar forms of credit support being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount outstanding at any one time not to exceed the sum of (i) $650.0 million plus (ii) the greater of (x) $202.5 million and (y) 50.0% of LTM EBITDA plus (iii) (A) if such Indebtedness has Pari Passu Lien Priority, at the time of such incurrence, an amount equal to the maximum principal amount of Secured Indebtedness that could be incurred such that after giving effect to the incurrence of such Indebtedness, the Consolidated First Lien Debt Ratio of the Parent for the Applicable Measurement Period would be no greater than 1.85 to 1.00 outstanding at any one time; provided that for purposes of determining the amount that may be incurred under clause (1)(X)(iii)(A), all Indebtedness incurred under this clause (1)(X)(iii)(A) shall be deemed to be included in clause (1) of the definition of “Consolidated First Lien Debt Ratio,” and (B) if such Indebtedness has Junior Lien Priority, at the time of such incurrence, an amount equal to the maximum principal amount of Secured Indebtedness that could be incurred such that after giving effect to the incurrence of such Indebtedness, the Senior Secured Debt Ratio of the Parent for the Applicable Measurement Period would be no greater than 2.70 to 1.00 outstanding at any one time; provided that for purposes of determining the amount that may be incurred under clause (1)(X)(iii)(B), all Indebtedness incurred under this clause (1)(X)(iii)(B) shall be deemed to be included in clause (1) of the definition of “Senior Secured Debt Ratio,” and (Y)(i) the ABL Credit Agreement by Holdings or any Restricted Subsidiary and letters of credit, indemnities, guarantees, exposure transmittal memoranda, bankers’ acceptances and similar forms of credit support issued or created thereunder (with letters of credit, indemnities, guarantees, exposure transmittal memoranda, bankers’ acceptances and similar forms of credit support being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $550.0 million and (y) the Borrowing Base as of the date of such incurrence; provided that such Indebtedness shall not exceed $650 million in the aggregate, and (ii) “Swap Obligations,” “cash management obligations” and “hedging obligations” (each as defined in the ABL Credit Agreement) or any equivalent term in any ABL Credit Agreement;

(2) Indebtedness represented by the Notes issued on the Issue Date (including any Guarantee thereof, but excluding Indebtedness represented by Additional Notes, if any, or guarantees with respect thereto);

(3) Existing Indebtedness (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));

(4) (a) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred by Holdings or any of its Restricted Subsidiaries, to finance the purchase, lease, expansion, construction, development, relocation, renewal, maintenance, upgrade, installation, replacement, repair or improvement of property (real or personal), equipment or other assets (including through the purchase of assets or the Capital Stock of any Person owning such property, equipment or other assets); which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (4), and all Refinancing Indebtedness incurred to Refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4), does not at the time of such incurrence exceed the greater of (x) $162.0 million and (y) 40.0% of LTM EBITDA (for the avoidance of doubt, Unsecured Capitalized Leases shall be permitted in an unlimited amount pursuant to clause(28)); and (b) Indebtedness in the form of Capitalized Lease Obligations arising out of any Sale and Lease-Back Transactions;

(5) (a) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence and (b) Indebtedness of Holdings or any of its Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments or other guarantee obligations in favor of suppliers, customers, franchisees, lessors, licensees, sublicensees, distribution partners or other creditors issued in the ordinary course of business or consistent with past practice;

(6) Indebtedness, Disqualified Stock and Preferred Stock arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or Investment, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness, Disqualified Stock and Preferred Stock of Holdings owing to a Restricted Subsidiary; provided that if any such Indebtedness, Disqualified Stock or Preferred Stock is owing to a Restricted Subsidiary that is not the Issuer or a Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock in respect of accounts payable incurred or issued in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness, Disqualified Stock and Preferred Stock is expressly subordinated in right of payment (but only to the extent permitted by applicable law and to the extent such subordination does not result in material adverse tax consequences) to the Notes; provided, further, that any subsequent issuance or transfer (other than the incurrence of a Permitted Lien) of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this clause;

(8) Indebtedness of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary; provided that if the Issuer or a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not the Issuer or a Guarantor, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment (but only to the extent permitted by applicable law and to the extent such subordination does not result in material adverse tax consequences) to the Guarantee of the Notes of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer (other than the incurrence of a Permitted Lien) of any Capital Stock or any other event that results in any such Restricted Subsidiary to which such Indebtedness is owed ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer (other than the incurrence of a Permitted Lien) of any such shares of Preferred Stock or Disqualified Stock (except to Holdings or another Restricted Subsidiary or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock, as applicable, not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11) obligations in respect of self-insurance and obligations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees, customs, VAT or other tax guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) (a) Indebtedness, Disqualified Stock and Preferred Stock of Holdings or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by Holdings and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of Holdings or cash contributed to the capital of Holdings or any Parent Entity (which proceeds are contributed to Holdings or any Restricted Subsidiary) (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to Holdings or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (b) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued pursuant to this clause (12)(b) (together with any outstanding Indebtedness under clause (13) incurred to Refinance Indebtedness initially incurred under this clause (12)(b)), does not exceed the greater of (x) $222.8 million and (y) 55.0% of LTM EBITDA at the time of any incurrence pursuant to this clause (12)(b);

(13) the incurrence or issuance by Holdings or any Restricted Subsidiary, of Indebtedness, Disqualified Stock or Preferred Stock which serves to Refinance any Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, incurred or issued as permitted under Section 4.09(a) hereof and clauses (2), (3), (4), (5)(b) and (12) above, this clause (13) and clauses (14), (18), (19) and (27) below or any Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary, issued to so Refinance such Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of customary upfront fees) or similar fees) in connection therewith (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes);

(b) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not the Issuer or a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor;

(ii) [Reserved]; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that subclause (a) of this clause (13) shall not apply to any Refinancing of any Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) Holdings or a Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by Holdings or any Restricted Subsidiary or merged into, amalgamated with or consolidated with a Holdings or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that:

(a) if such Indebtedness is unsecured, after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation, (X) (i) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (ii) the Fixed Charge Coverage Ratio of the Parent for the Applicable Measurement Period is equal to or greater than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation or (Y) (i) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test set forth in Section 4.09(a) hereof or (ii) the Consolidated Total Debt Ratio of the Parent for the Applicable Measurement Period is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation;

(b) if such Indebtedness has Pari Passu Lien Priority, after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation, Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated First Lien Debt Ratio test set forth in clause (1) of this paragraph;

(c) if such Indebtedness has Junior Lien Priority, after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation, (i) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Senior Secured Debt Ratio test set forth in clause (1) of this paragraph or (ii) the Senior Secured Debt Ratio of the Parent for the Applicable Measurement Period is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation; or

(d) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings or a Restricted Subsidiary); provided that, in the case of this clause (d), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

provided, however, that on a pro forma basis, the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred or issued by Restricted Subsidiaries that are not the Issuer or Guarantors pursuant to this clause (14) (other than pursuant to clause (d)), together with amounts incurred and outstanding by Restricted Subsidiaries that are not the Issuer or Guarantors pursuant to the second proviso to Section 4.09(a) hereof and clause (19) of this Section 4.09(b), shall not at any one time outstanding exceed the greater of (x) $202.5 million and (y) 50.0% of LTM EBITDA at the time of any incurrence pursuant to this clause (14);

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit, bank guarantee or other instrument issued pursuant to any Credit Facility, in a principal amount not in excess of the face amount of such letter of credit, bank guarantee or such other instrument;

(17) (a) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary; or

(b) any guarantee or co-issuer obligations of a Restricted Subsidiary of Indebtedness or other obligations of Holdings so long as the incurrence of such Indebtedness or other obligations by Holdings was not prohibited under the terms of this Indenture;

(18) Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not the Issuer or Guarantors at any one time outstanding not to exceed, in the aggregate (together with any outstanding Indebtedness under clause (13) incurred to Refinance Indebtedness initially incurred in reliance on this clause (18)), the greater of (x) $202.5 million and (y) 50.0% of LTM EBITDA at the time of any incurrence or issuance under this clause (18);

(19) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition or Investment in an aggregate principal amount not to exceed the greater of (x) $202.5 million and (y) 50.0% of LTM EBITDA in the aggregate at any one time outstanding together with all other outstanding Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (19) and any outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to Refinance Indebtedness initially incurred in reliance on this clause (19); provided, however, that on a pro forma basis, the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred by Restricted Subsidiaries that are not the Issuer or Guarantors pursuant to this clause (19), together with amounts incurred and outstanding by Restricted Subsidiaries that are not the Issuer or Guarantors pursuant to the second proviso to Section 4.09(a) hereof and clause (14) of this Section 4.09(b), shall not exceed the greater of (x) $202.5 million and (y) 50.0% of LTM EBITDA at any time outstanding;

(20) Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(21) (a) Cash Management Obligations and (b) Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of Holdings and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings and its Restricted Subsidiaries);

(22) Indebtedness consisting of Indebtedness issued by Holdings or any of its Restricted Subsidiaries to future, current or former officers, directors, managers and employees thereof (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof), in each case to finance the purchase or redemption of Equity Interests of Holdings, a Restricted Subsidiary or any Parent Entity to the extent described in clause (4) of Section 4.07(b) hereof;

(23) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(24) Indebtedness incurred by a Securitization Subsidiary (subject to the final sentence of the definition of “Attributable Securitization Financing Indebtedness”) in a Qualified Securitization Financing; provided that (A) such Indebtedness is not recourse to or guaranteed by (and does not otherwise obligate, contingently or otherwise) any Parent Guarantor or Restricted Subsidiary that is not a Securitization Subsidiary or any of its or their respective assets or properties (except for Standard Securitization Undertakings), (B) in the event such Indebtedness shall become recourse to a Parent Guarantor or a Restricted Subsidiary that is not a Securitization Subsidiary (other than with respect to Standard Securitization Undertakings), such Indebtedness will be deemed to be, and must be classified by the Issuer as, incurred at such time (or at the time initially incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (C) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (A), the Issuer may classify such Indebtedness in whole or in part as incurred under this clause (24);

(25) unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice;

(26) Indebtedness incurred by Holdings or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business;

(27) Indebtedness incurred on behalf of, or Guarantees of Indebtedness of, any Joint Ventures; provided that the aggregate principal amount of such Indebtedness incurred pursuant to this clause (27) and together with any outstanding Indebtedness under clause (13) incurred to Refinance Indebtedness initially incurred in reliance on this clause (27), shall not exceed, at the time of the incurrence thereof and after giving pro forma effect thereto, the greater of (x) $60.8 million and (y) 15.0% of LTM EBITDA for the Applicable Measurement Period;

(28) Unsecured Capitalized Leases;

(29) Indebtedness incurred by Holdings or any of the Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance pursuant to Article 8 hereof in each case in accordance with this Indenture;

(30) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of Holdings or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice; and

(31) Indebtedness of Holdings or any of its Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring or related transactions.

For purposes of determining compliance with this Section 4.09:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (31) above or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, will allocate, classify and reclassify all or a portion of such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.09 and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in one of the above clauses or paragraphs (it being understood that any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to one of the clauses of Section 4.09(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred or issued, as applicable, for the purposes of Section 4.09(a) from and after the first date on which Holdings or its Restricted Subsidiaries could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock, as applicable, under Section 4.09(a) without reliance on such clause); provided that (x) all Indebtedness outstanding under the Term Loan Credit Facility on the Issue Date after giving effect to the Transactions will be treated as incurred under clause (1)(X)(i) of Section 4.09(b) and may not be reclassified and (y) all Indebtedness outstanding under the ABL Credit Agreement on the Issue Date after giving effect to the Transactions will be treated as incurred under clause (1)(Y) of Section 4.09(b) and may not be reclassified; and

(ii) the principal amount of Indebtedness or the liquidation preference of Disqualified Stock or Preferred Stock outstanding under any subsection of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness, Disqualified Stock or Preferred Stock to refinance any such other Indebtedness, Disqualified Stock or Preferred Stock.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred under Section 4.09(a) or one or more clauses of Section 4.09(b) in reliance upon a percentage of LTM EBITDA, the Fixed Charge Coverage Ratio, the Consolidated Total Debt Ratio, the Consolidated First Lien Debt Ratio or the Senior Secured Debt Ratio is being refinanced and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock will be deemed to have been incurred, and permitted to be incurred, under the applicable provision of this Section 4.09 so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus amounts permitted by the next sentence. Any Refinancing Indebtedness, Disqualified Stock or Preferred Stock and any Indebtedness incurred to Refinance Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to Section 4.09(a) or one or more clauses of 4.09(b) hereof shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, underwriting discounts, accrued and unpaid interest, dividends and fees, costs and expenses (including upfront fees, original issue discount or similar fees) in connection with such Refinancing. Refinancing Indebtedness in respect of any Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness or liquidation preference of Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated by the Issuer based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was deemed to be incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness or the liquidation preference of such Disqualified Stock or Preferred Stock does not exceed the principal amount of such Indebtedness or the liquidation preference of such Disqualified Stock or such Preferred Stock being Refinanced, plus the aggregate amount of premiums (including tender premiums), defeasance costs, underwriting discounts, accrued and unpaid interest, dividends and fees, costs and expenses (including upfront fees, original issue discount or similar fees) incurred in connection with such Refinancing.

Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The principal amount of any Indebtedness or the liquidation preference of any Disqualified Stock or Preferred Stock incurred to Refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced, shall be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such Refinancing.

For the purposes of this Indenture, (1) unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) Senior Indebtedness is not deemed to be subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or because it is secured by sufficient collateral or issued or guaranteed by other obligors.

Section 4.10 Asset Sales.

(a) Holdings and the Issuer shall not, and shall not permit any of the other Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale, unless:

(1) Holdings, the Issuer or such other Restricted Subsidiary, as the case may be, receives consideration (including, but not limited to, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with, such Asset Sales) at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap or any Asset Sale (or series of related Asset Sales) with a Fair Market Value of less than the greater of (x) $60.8 million and (y) 15.0% of LTM EBITDA, at least 75% of the consideration (as determined at the time of contractually agreeing to such Asset Sale) for such Asset Sale received by Holdings, the Issuer or such other Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i) the greater of the principal amount and the carrying value of any liabilities (in the case of carrying value, as reflected on the Parent’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Parent’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of Holdings, the Issuer or such other Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or the Guarantee of the Notes, that are assumed or otherwise forgiven or discharged by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale);

(ii) any securities, notes or other obligations or assets received by Holdings, the Issuer or such other Restricted Subsidiary from such transferee that are converted by Holdings, the Issuer or such other Restricted Subsidiary into cash or Cash Equivalents or by their terms are required to be satisfied by cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Holdings, the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale;

(iv) consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not Holdings, the Issuer or any other Restricted Subsidiary; and

(v) any Designated Non-cash Consideration received by Holdings, the Issuer or such other Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (with the Fair Market Value of such item of Designated Non-cash Consideration being measured at the time of contractually agreeing to the related Asset Sale), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $162.0 million and (y) 40.0% of LTM EBITDA as of the end of the Applicable Measurement Period at the time of contractually agreeing to such Asset Sale;

shall, in each case, for purposes of this clause (2) of this Section 4.10(a), be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 365 days after Holdings’ or any Restricted Subsidiary’s receipt of any Net Proceeds of any Asset Sale (the “Asset Sale Proceeds Application Period”), Holdings or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:

(1) to the extent such Net Proceeds are from an Asset Sale of CF Debt Priority Collateral, to repay:

(a) (i) Obligations under the Notes or (ii) First Lien Obligations (other than the Notes), and in the case of revolving obligations (other than Obligations in respect of any asset-backed credit facility), to correspondingly reduce commitments with respect thereto; provided that in the case of any repayment pursuant to this clause (1)(a)(ii), Holdings, the Issuer or such other Restricted Subsidiary will either (1) reduce Obligations under the Notes on an equal or ratable basis with any First Lien Obligations repaid pursuant to this clause (1)(a)(ii) by, at its option (A) redeeming Notes pursuant to Section 3.07 or (B) purchasing Notes through open-market purchases or in arm’s length privately negotiated transactions (which, in each case, may be below par) or (2) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon;

(2) to the extent such Net Proceeds are from an Asset Sale of ABL Priority Collateral, to repay:

(a) Obligations under the ABL Credit Agreement;

(b) Obligations under the Notes; or

(c) First Lien Obligations (other than the Notes), and in the case of revolving obligations (other than (A) Obligations under the ABL Credit Agreement and (B) Obligations in respect of any asset-backed credit facility), to correspondingly reduce commitments with respect thereto; provided that in the case of any repayment pursuant to clause (c), Holdings, the Issuer or such other Restricted Subsidiary will either (1) reduce Obligations under the Notes on an equal or ratable basis with any First Lien Obligations repaid (and in the case of revolving obligations, to correspondingly reduce commitments with respect thereto) pursuant to clause (c) by, at its option (A) redeeming Notes pursuant to Section 3.07 or (B) purchasing Notes through open-market purchases or in arm’s length privately negotiated transactions (which, in each case, may be below par) or (2) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon;

(3) if the assets that are the subject of such Asset Sale do not constitute Collateral, to repay

(a) (i) Obligations under (x) the Notes and/or (y) the Senior Secured Credit Facilities, (ii) Obligations under Secured Indebtedness incurred pursuant to a Credit Facility and/or (iii) Obligations under any other Secured Indebtedness, and in each case, in the case of revolving obligations (other than (A) Obligations under the ABL Credit Agreement or (B) obligations in respect of any asset-backed credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets”), to correspondingly reduce commitments with respect thereto;

(b) Obligations under any other Senior Indebtedness (other than any Senior Indebtedness referred to in clause (a) above) of Holdings or any Restricted Subsidiary (and, in the case of revolving obligations (other than (A) Obligations under the ABL Credit Agreement or (B) obligations in respect of any asset-backed credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets”), to correspondingly reduce commitments with respect thereto); provided that Holdings, the Issuer or such other Restricted Subsidiary shall either (A) reduce the aggregate principal amount of Obligations under the Notes on an equal or ratable basis with any Senior Indebtedness repaid pursuant to this clause (b) by, at its option, (x) redeeming Notes pursuant to Section 3.07 hereof and/or (y) purchasing Notes through open-market purchases or in privately negotiated transactions (which, in each case, may be below par) and/or (B) make an offer (in accordance with the provisions set forth herein for an Asset Sale Offer) to all Holders to purchase their Notes, for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased, on an equal or ratable basis with any Senior Indebtedness repaid pursuant to this clause (b) (which offer shall be deemed to be an Asset Sale Offer for purposes hereof); or

(c) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Holdings or another Restricted Subsidiary;

(4) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other property or assets (other than Capital Stock), in the case of each of clauses (a), (b) and (c), either (i) that is used or useful in a Similar Business or (ii) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that, in the case of this clause (4), a binding commitment or letter of intent shall be treated as a permitted application of the Net Proceeds from the date of such commitment or letter of intent so long as Holdings or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment or letter of intent within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Net Proceeds are actually applied in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period, and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before such Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds; or

(5) any combination of the foregoing.

(a) If an amount equal to the Net Proceeds from Asset Sales of Collateral are not invested or applied as provided and within the time period set forth in Section 4.10(b) hereof, such amount shall be deemed to constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds the greater of (x) $70.9 million and (y) 17.5% of LTM EBITDA, the Issuer shall, within ten Business Days, make an offer to all Holders and, if required or permitted by the terms of other First Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the assets disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to the holders of such other First Lien Obligations or such other Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Indebtedness, with respect to the Notes only, that is equal to $2,000 or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Collateral Excess Proceeds at an offer price, with respect to the Notes only, in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the repurchase of such Notes pursuant to such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the applicable Indebtedness. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale of Collateral by making a Collateral Asset Sale Offer with respect to any Net Proceeds (the “Collateral Advance Portion”) prior to the expiration of the Asset Sale Proceeds Application Period with respect to all or a part of the available Net Proceeds in advance of being required to do so by this Indenture (the “Collateral Advance Offer”).

(b) If an amount equal to the Net Proceeds from Asset Sales of non-Collateral are not invested or applied as provided and within the time period set forth in Section 4.10(b), such amount shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of (x) $70.9 million and (y) 17.5% of LTM EBITDA, the Issuer shall, within ten Business Days, make an offer to all Holders and, if required or permitted by the terms of any Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness, with respect to the Notes only, that is equal to $2,000 or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price, with respect to the Notes only, in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the repurchase of such Notes pursuant to such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the applicable Pari Passu Indebtedness. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale of non-Collateral by making an Asset Sale Offer with respect to any Net Proceeds (the “Advance Portion”) prior to the expiration of the Asset Sale Proceeds Application Period with respect to all or a part of the available Net Proceeds in advance of being required to do so by this Indenture (the “Advance Offer”).

(c) Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Net Proceeds of any Asset Sale are received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or regulation, applicable organizational documents or other impediments will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts (as determined in the Issuer’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational documents or other impediments to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, applicable organizational documents or other impediments, such repatriation will be promptly effected and the amount of such repatriated Net Proceeds will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this covenant and (ii) to the extent that the Issuer has determined in good faith that repatriation of, or an obligation to repatriate, any of or all the Net Proceeds of any Foreign Disposition could reasonably be expected to have a material adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of such Net Proceeds whereby doing so the Issuer, any of its Subsidiaries, any Parent Entity or any of their respective Affiliates and/or direct or indirect equity owners would incur a material Tax liability, including receipt of a material Tax dividend or a withholding Tax) taking into account any foreign tax credit or benefit actually realized in connection with such repatriation, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(d) The Issuer shall commence an Asset Sale Offer or a Collateral Asset Sale Offer, as the case may be, by transmitting electronically in accordance with the applicable procedures of DTC or by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, other Indebtedness tendered pursuant to an Asset Sale Offer or a Collateral Asset Sale Offer is less than, in the case of an Asset Sale Offer, the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) or, in the case of a Collateral Asset Sale Offer, the Collateral Excess Proceeds (or, in the case of a Collateral Advance Offer, the Collateral Advance Portion) (the “Declined Proceeds”), the Issuer may treat any such remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) or Collateral Excess Proceeds (or, in the case of a Collateral Advance Offer, the Collateral Advance Portion) as Declined Proceeds, and use such Declined Proceeds in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or other Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) or in a Collateral Asset Sale Offer exceeds the amount of Collateral Excess Proceeds (or, in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Trustee shall select the Notes (subject to applicable DTC procedures as to global notes) and the Issuer or the representative of such other Indebtedness shall select such other Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes and such other Indebtedness tendered, with adjustments as necessary so that no Notes or other Indebtedness, as the case may be, shall be repurchased in an unauthorized denomination; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer or Collateral Asset Sale Offer, the amount of Excess Proceeds or Collateral Excess Proceeds shall be reset at zero, and in the case of an Advance Offer or a Collateral Advance Offer, the amount of Net Proceeds the Issuer is offering to apply in such Advance Offer or Collateral Advance Offer shall be excluded in subsequent calculations of Excess Proceeds or Collateral Excess Proceeds.

Pending the final application of any Net Proceeds pursuant to this Section 4.10, Holdings or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest or use such Net Proceeds in any manner not prohibited by this Indenture. Holdings or any Restricted Subsidiary, as the case may be, may elect to invest in Holdings and its Subsidiaries prior to receiving the Net Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than execution of a definitive agreement for the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with clause (4) above with respect to such Asset Sale.

Notwithstanding anything to the contrary in this Indenture, in no event shall the Issuer or any Guarantor make any Asset Sale pursuant to this covenant or make any sale, transfer or other disposition pursuant to an exclusion from the definition of “Asset Sale” consisting of the Principal Brands or any Material Intellectual Property to any Restricted Subsidiary that is not the Issuer or a Guarantor or to an Unrestricted Subsidiary, except for granting any Restricted Subsidiary that is not a Guarantor or Unrestricted Subsidiary a non-exclusive license in such Intellectual Property in the ordinary course of business unless such a sale or transfer is for a bona fide business purpose (as determined by the Issuer in good faith).

To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 4.11 Transactions with Affiliates.

(a) Holdings and the Issuer shall not, and shall not permit any other Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $40.5 million and (y) 10.0% of LTM EBITDA, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of Holdings, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Holdings or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(2) Holdings delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of (x) $60.8 million and (y) 15.0% of LTM EBITDA, a resolution adopted by the majority of the Board of Directors of Holdings (or any Parent Entity) approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b) The provisions of Section 4.11(a) hereof shall not apply to the following:

(1) (a) transactions between or among Holdings and a Restricted Subsidiary or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger, consolidation or amalgamation of Holdings or the Issuer with or into any Parent Entity; provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Holdings or any Restricted Subsidiary and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Indenture;

(2) Restricted Payments permitted by Section 4.07 hereof and the definition of “Permitted Investments”;

(3) (a) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and related expenses (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public offering) to the Investors pursuant to the management and monitoring agreement (or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous, in the good faith judgment of the Board of Directors of the Issuer (or any Parent Entity of the Issuer), to the Issuer when taken as a whole, as compared to the management and monitoring agreement as in effect immediately prior to such amendment or replacement), (b) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors, each case approved by, or pursuant to arrangements approved by, the Board of Directors of the Issuer; and (c) payments by Holdings or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the Board of Directors of the Issuer (or any Parent Entity of the Issuer);

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, employees, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any Parent Entity or any Restricted Subsidiary;

(5) transactions in which Holdings or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or the relevant Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, taken as a whole, to Holdings or such Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(6) any agreement or arrangement as in effect as of the Issue Date (other than any agreement or arrangement of the type described in clause (3) of Section 4.11(b) hereof), or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the judgment of the Board of Directors of the Issuer (or any Parent Entity of the Issuer) to the Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date);

(7) (a) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity) is a party as of the Issue Date and any similar agreements which it (or any Parent Entity) may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries (or such Parent Entity) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7)(a) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous in the judgment of the Board of Directors or the senior management of the Issuer (or any Parent Entity of the Issuer) to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date and (b) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of the Issuer or any Parent Entity thereof pursuant to any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto);

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case, in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Indenture which are fair to Holdings and its Restricted Subsidiaries, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof;

(10) the issuance or transfer of Equity Interests (other than Disqualified Stock) of Holdings and the granting and performance of customary registration rights;

(11) transactions in connection with Qualified Securitization Financings;

(12) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Holdings, any Parent Entity or any Restricted Subsidiary and employment agreements, stock option plans and other compensatory or severance arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or similar arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) (including salary or guaranteed payments and bonuses) which, in each case, are approved by the Board of Directors of the Issuer (or any Parent Entity of the Issuer);

(13) (A) investments by Affiliates in securities or loans of Holdings or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being generally offered to other investors on the same or more favorable terms and (B) payments to Affiliates in respect of securities or loans of Holdings or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than Holdings and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(14) [Reserved];

(15) any transaction with a Person (other than an Unrestricted Subsidiary) that is an Affiliate Transaction solely because Holdings or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(16) payments by Holdings (and any Parent Entity) and its Subsidiaries pursuant to tax sharing or receivables agreements among Holdings (and any Parent Entity) and its Subsidiaries; provided that the amount payable by Holdings and its Restricted Subsidiaries pursuant to such agreements in any fiscal year shall not exceed the amount that they would have been required to pay in respect of such taxes for such fiscal year on a standalone basis;

(17) any lease entered into between Holdings or any Restricted Subsidiary, on the one hand, and any Affiliate of Holdings, on the other hand, which is approved by the Board of Directors of the Issuer (or any Parent Entity of the Issuer) or is entered into in the ordinary course of business;

(18) intellectual property licenses entered into in the ordinary course of business or consistent with past practice;

(19) transactions between Holdings or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of Holdings or any Parent Entity;

(20) the pledge of Equity Interests of an Unrestricted Subsidiary to its lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders;

(21) payments to and from, and transactions with, any Joint Ventures or Unrestricted Subsidiary entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(22) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(23) Permitted Tax Restructurings and related transactions; and

(24) transactions with any Holdco Guarantor in its capacity as a party to the Term Loan Credit Agreement or to any agreement, document or instrument governing or relating to (A) any Indebtedness permitted to be incurred pursuant to Section 4.09 or (B) any Permitted Acquisition (whether or not consummated).

Section 4.12 Limitation on Liens.

Holdings and the Issuer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness, on any asset or property of Holdings, the Issuer or any Subsidiary Guarantor unless (1) in the case of Initial Liens on any Collateral, such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Guarantees; and (2) in the case of any Initial Lien on any asset or property that is not Collateral, the Notes (or the related Guarantee in the case of Liens on assets of Holdings or a Subsidiary Guarantor) are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured.

Any Lien created for the benefit of the Holders pursuant to the preceding paragraph of this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to secure the Notes and the Guarantees. In addition, in the event that an Initial Lien is or becomes a Permitted Lien, Holdings, the Issuer or the Subsidiary Guarantor, as applicable, may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13 Corporate Existence.

Subject to Article 5, the Issuer and Holdings, and subject to Section 4.05, the Holdco Guarantors, shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary; provided, however, that none of the Issuer, Holdings or the Holdco Guarantors shall be required to preserve any such existence of a Restricted Subsidiary if the Issuer shall determine, in its sole judgment, that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.14 Offer to Repurchase Upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs after the Issue Date, unless the Issuer has, prior to or concurrently with the time the Issuer is required to make a Change of Control Offer, delivered electronically or sent a redemption notice with respect to all the outstanding Notes pursuant to Section 3.07, Section 8.04 or Section 11.01 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof (or such higher amount as the Issuer may in its sole discretion determine (any Change of Control Offer at a higher amount, an “Alternate Offer”)) (such price, the “Change of Control Payment”) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control Triggering Event, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below, the Issuer shall send notice of such Change of Control Offer or Alternate Offer, as applicable, by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register or otherwise electronically in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer or an Alternate Offer, as applicable, is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which shall be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided that the Change of Control Payment Date may be delayed, in the Issuer’s discretion, until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in Section 4.14(a)(7) hereof shall be satisfied or waived;

(3) that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer or the Alternate Offer, as applicable, shall cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer or an Alternate Offer, as applicable, shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of DTC, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the second Business Day preceding the Change of Control Payment Date;

(6) that if less than all of such Holder’s Notes are tendered for purchase, such Holder shall be issued new Notes (or, in the case of global notes, such Notes shall be reduced by such amount of Notes that the Holder has tendered) and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(7) if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer or the Alternate Offer, as applicable, is conditional on the occurrence of such Change of Control Triggering Event (or such other conditions specified therein and shall describe each such condition) and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered) as any and all such conditions shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer reasonably believes that any or all such conditions (including the occurrence of such Change of Control Triggering Event) shall not be satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(8) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

(b) While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer or the Alternate Offer, as applicable, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The notice, if delivered or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered or mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

(c) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law;

(1) accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer or the Alternate Offer, as applicable;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(d) The Paying Agent shall promptly mail or deliver to each Holder the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate a new Note equal in principal amount to any portion of the Notes surrendered that have not been tendered by the Holders, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) The Issuer shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party approved in writing by the Issuer makes the Change of Control Offer (including, for the avoidance of doubt, any Alternate Offer) in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer (including, for the avoidance of doubt, any Alternate Offer) may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event and such other conditions specified therein, if a definitive agreement is in place for the Change of Control Triggering Event at the time of the making of such Change of Control Offer.

(f) A Change of Control Offer (including, for the avoidance of doubt, any Alternate Offer) may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Guarantees so long as Holders are not required to consent in such consent solicitation if such Holder tenders its Notes in the Change of Control Offer. In addition, the Issuer or any third party approved in writing by the Issuer that is making the Change of Control Offer (including, for the avoidance of doubt, any Alternate Offer) may increase or decrease the Change of Control Payment (or decline to pay any early tender premium) being offered to Holders at any time in its sole discretion, so long as the Change of Control Payment is at least equal to 101% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the repurchase date.

(g) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.

(h) The provisions under this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event, including the definition of Change of Control Triggering Event, may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Section 4.15 Future Guarantors.

(a) Holdings shall not permit any Restricted Subsidiary that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Canadian Subsidiary (and any non-Wholly-Owned Domestic Subsidiary or non-Wholly-Owned Canadian Subsidiary if such non-Wholly-Owned Subsidiary guarantees other capital markets debt securities), other than the Issuer, a Subsidiary Guarantor or an Excluded Subsidiary, to guarantee the payment of (i) any Indebtedness under any Credit Facility incurred pursuant to clause (1) of Section 4.09(b) hereof; or (ii) capital markets debt securities of the Issuer or any Guarantor in an aggregate principal amount in excess of $100.0 million unless such Restricted Subsidiary within 60 days executes and delivers joinders to the Security Documents to the extent required by the Security Documents and a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; provided that this Section 4.15 shall not be applicable (i) to any guarantee by any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Restricted Subsidiary would not be permitted under applicable law.

(b) Parent shall cause any Subsidiary that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Canadian Subsidiary (other than an Excluded Subsidiary) of the Parent that is a direct Parent Entity of Holdings to, within 60 days after the acquisition or creation of such Subsidiary, execute and deliver joinders to the Security Documents to the extent required by the Security Documents and a supplemental indenture to this Indenture providing for a Guarantee by such Subsidiary.

(c) The Issuer or Holdings, as applicable, may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its Parent Entities that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary or Parent Entity shall not be required to comply with the 60-day period described above and such Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.

Section 4.16 After-Acquired Collateral

(a) From and after the Issue Date, if (a) any Parent Entity or Subsidiary becomes a Guarantor or (b) the Issuer or any Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets or assets not required to be Collateral pursuant to this Indenture or the Security Documents), the Issuer or such Guarantor shall execute and deliver such security instruments, financing statements (including continuation statements and amendments) and such certificates as are required under this Indenture or any Security Document to vest in the Notes Collateral Agent a security interest (subject to Permitted Liens) in such after-acquired collateral (or all of its assets, except Excluded Assets, in the case of a new Guarantor) and to take such actions to add such after-acquired collateral to the Collateral and satisfy the Collateral Requirement in respect thereof, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect.

(b) Notwithstanding the foregoing, opinions of counsel will not be required in connection with any additional Guarantors entering into the Security Documents or to vest in the Notes Collateral Agent a perfected security interest in after-acquired collateral owned by such Guarantors.

Section 4.17 Suspension of Covenants When Notes Are Rated Investment Grade

(a) If on any date following the Issue Date:

(i) an Investment Grade Rating Event has occurred; and

(ii) no Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clause (i) and this clause (ii) being collectively referred to as a “Covenant Suspension Event”);

then, beginning on such day and continuing until the Reversion Date (as defined below), Holdings and its Restricted Subsidiaries will not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 or Section 5.01(a)(4) hereof (collectively, the “Suspended Covenants”).

(b) Upon the occurrence of a Covenant Suspension Event (the date of such occurrence, the “Suspension Date”), the amount of Excess Proceeds shall be set at zero. In the event that Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) any of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating following which the Notes do not have an Investment Grade Rating from at least two Rating Agencies, then Holdings and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date with respect to the Notes, (1) no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under the Notes, the related Guarantees or this Indenture with respect to the Suspended Covenants, and none of Holdings or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation entered into or arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time, as a result of any action taken or event that occurred during the Suspension Period) and (2) following a Reversion Date, Holdings and its Restricted Subsidiaries will be permitted, without causing a Default or Event of Default under the Notes, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby (including any Specified Transaction entered into during the Suspension Period) and such compliance and performance and such consummation of transactions shall be deemed to have occurred during the Suspension Period.

(c) On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period (or deemed incurred or issued during the Suspension Period in connection with a Specified Transaction entered into during the Suspension Period) will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b) hereof. On the Reversion Date, all Liens created, incurred or assumed during the Suspension Period (or deemed created, incurred or assumed during the Suspension Period in connection with a Specified Transaction (including with respect to a Specified Transaction entered during the Suspension Period)) in compliance with this Indenture will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (7) of the definition of “Permitted Liens.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 hereof will be made as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period (including with respect to a Specified Transaction entered into during the Suspension Period). Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.07(a) hereof. On the Reversion Date, the amount of Excess Proceeds shall be reset at zero. No Subsidiaries shall be designated as Unrestricted Subsidiaries during the Suspension Period, unless such designation would have complied with Section 4.07 hereof as if Section 4.07 hereof was in effect for the purposes of designating Unrestricted Subsidiaries from the Issue Date to the date of such designation. Any Affiliate Transaction entered into on or after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of Section 4.11(b) hereof. Any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08 hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (a) of Section 4.08 hereof. No Subsidiary of Holdings shall be required to comply with Section 4.15 hereof on or after the Reversion Date with respect to any guarantee entered into by such Subsidiary during the Suspension Period. All Investments made during the Suspension Period (or deemed made in connection with a Specified Transaction entered into during the Suspension Period) will be classified to have been made pursuant to clause (5) of the definition of “Permitted Investments.”

(d) During the Suspension Period, Holdings and its Restricted Subsidiaries will be entitled to incur Liens permitted under Section 4.12 hereof (including, without limitation, Permitted Liens). To the extent Section 4.12 hereof and any Permitted Liens refer to one or more Suspended Covenants, Section 4.12 hereof and the definition of “Permitted Liens” shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 hereof and the definition of “Permitted Liens”).

(e) The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, Amalgamation or Sale of All or Substantially All Assets.

(a) Neither Holdings nor the Issuer shall consolidate, amalgamate or merge with or into or wind up into, consummate a Division as the Dividing Person (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) Holdings or the Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger, winding up or Division (if other than Holdings or the Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than Holdings or the Issuer, as applicable, expressly assumes all the obligations of Holdings or the Issuer, as applicable, under this Indenture, the Notes, the Guarantee and the applicable Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(a) the Successor Company (if other than Holdings or the Issuer, as applicable) or Holdings or the Issuer, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to either (x) the Fixed Charge Coverage Ratio test or (y) the Consolidated Total Debt Ratio test, in each case, set forth in Section 4.09(a) hereof, or

(b) either (x) the Fixed Charge Coverage Ratio or (y) the Consolidated Total Debt Ratio, in each case, for the Applicable Measurement Period immediately after such transaction would be equal to or greater than the Fixed Charge Coverage Ratio or equal to or less than the Consolidated Total Debt Ratio, as applicable, of the Parent for the Applicable Measurement Period immediately prior to such transaction;

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, winding up, Division, merger or transfer and such supplemental indentures, if any, comply with this Indenture;

(6) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required by this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents;

(7) the Collateral owned by or transferred to the Successor Company shall: (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders, and (c) not be subject to any Lien prohibited by this Indenture; and

(8) if the Successor Company is the successor to Holdings, such Successor Company shall, immediately following such consolidation, amalgamation, merger, winding-up, Division, sale, assignment, transfer, lease, conveyance or other disposition, directly or indirectly own the Issuer.

(b) Notwithstanding Sections 5.01(a)(3) and (4) hereof:

(1) any Restricted Subsidiary may consolidate or amalgamate with, merge into, wind up into or consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Holdings or any Restricted Subsidiary; and

(2) Holdings or the Issuer, as applicable, may merge, consolidate or amalgamate with or into, wind up into, or consummate a Division as the Dividing Person with an Affiliate (other than a Holdco Guarantor) solely for the purpose of reincorporating Holdings or the Issuer, as applicable, in any state of the United States, the District of Columbia or any territory thereof.

(c) Subject to Section 10.06 hereof, no Subsidiary Guarantor shall, and Holdings and the Issuer shall not permit any such Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into, consummate a Division as the Dividing Person (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, winding up, Division or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, or Canada or any province or territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and the Security Documents and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture;

(d) to the extent any assets of the Subsidiary Guarantor which is merged, consolidated or amalgamated with or into the Successor Person are assets of the type which would constitute Collateral under the Security Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required by this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(e) the Collateral owned by or transferred to the Successor Person shall: (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders, and (iii) not be subject to any Lien prohibited by this Indenture; or

(2) the transaction is not prohibited by Section 4.10 hereof.

(d) Subject to certain limitations described in this Indenture, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor shall automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing and, in each of the following cases, without regard to the requirements set forth in Section 5.01(c) hereof, any Subsidiary Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into or consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Subsidiary Guarantor, Holdings or the Issuer, (ii) merge, consolidate or amalgamate with or into, wind up into or consummate a Division as the Dividing Person with or into Holdings or an Affiliate of Holdings solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, or Canada or any province or territory thereof, (iii) convert into a Person organized or existing under the laws of the jurisdiction of such Subsidiary Guarantor, the United States or any state thereof, the District of Columbia or any territory thereof, or Canada or any province or territory thereof, (iv) sell, assign, transfer, lease, convey or otherwise dispose all or substantially all of its assets comprising Equity Interests of Subsidiaries that are not Guarantors to Holdings or one or more Restricted Subsidiaries or (v) liquidate or dissolve or change its legal form if the Board of Directors or the senior management of the Issuer (or any Parent Entity of the Issuer) determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders.

Section 5.02 Successor Company Substituted.

Upon any consolidation, merger, amalgamation, winding up or Division, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01 hereof, the Successor Company formed by such consolidation, merger, amalgamation, winding up or Division or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, Division, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such Successor Company had been named as the Issuer herein, and, the predecessor Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in Section 6.01(a)(1) or (2) above) contained in this Indenture or the Notes; provided that no such notice may be given with respect to any action, taken, and reported publicly or to the Holders, more than two years prior to such notice;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Guarantor or the payment of which is guaranteed by the Issuer or any Guarantor, other than Indebtedness owed to Holdings or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods), or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, in the aggregate is in excess of the greater of (x) $81.0 million (or its foreign currency equivalent) and (y) 20.0% of LTM EBITDA at any one time outstanding;

provided that in connection with any series of convertible or exchangeable securities (a) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (b) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (c) the rights of holders of such securities to require any repurchase by the issuer of such securities in cash shall not, in itself, constitute an Event of Default under this clause (4);

(5) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of the greater of (x) $81.0 million (or its foreign currency equivalent) and (y) 20.0% of LTM EBITDA (net of amounts covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation), which final, non-appealable judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Issuer, any Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences proceedings to be adjudicated bankrupt or insolvent;

(b) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(c) consents to the appointment of a receiver, receiver-manager, interim receiver, monitor, liquidator, assignee, trustee, sequestrator or other similar agent of it or for all or substantially all of its property;

(d) commits an act of bankruptcy under Bankruptcy Law, makes a general assignment for the benefit of its creditors or makes a proposal (or files notice of its intention to do so) under Bankruptcy Law; or

(e) generally is not paying its debts as they become due.

(7) any petition filed, application made, entry of an order or decree by a court of competent jurisdiction or other proceedings instituted:

(a) for relief against the Issuer, any Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary in a proceeding in which the Issuer, any Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(b) appointing or seeking the appointment of, or seeking the entry of an order for relief for a receiver, receiver-manager, interim receiver, custodian, conservator, administrator, liquidator, assignee, trustee, sequestrator or other similar official for the Issuer, any Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary, for all or substantially all of the property of the Issuer, any Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary;

(c) the Issuer, any Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, state. provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors; or

(d) that orders the liquidation of the Issuer, any Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary;

and such petition, application, proceeding, order or decree remains unstayed and in effect for 60 consecutive days after the institution thereof;

(8) the Guarantee of any Parent Guarantor or a Subsidiary Guarantor that is a Significant Subsidiary shall for any reason cease to be in full force and effect (except as contemplated by the terms thereof or by this Indenture) or be declared null and void or any responsible officer of any such Guarantor denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or the release of any such Guarantee in accordance with this Indenture; and

(9) other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture with respect to the Notes or the release of such Collateral, as applicable, with respect to the Notes in accordance with the terms of this Indenture and the Security Documents,

(a) in the case of any Lien with respect to the Collateral having a fair market value in excess of 5% of Total Assets, individually or in the aggregate, such Lien under the Security Documents shall, at any time, cease to be a valid and perfected Lien or shall be declared invalid or unenforceable and any such default continues for 30 days after notice of such default shall have been given to the Issuer by the Trustee or the Holders of at least 30% of the principal amount of the then outstanding Notes issued under this Indenture, except (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) to the extent that any such default results from the failure of the Notes Collateral Agent to maintain possession of certificates, promissory notes or other instruments actually delivered to it representing securities pledged under the Security Documents or from other acts or omissions of the Notes Collateral Agent or (C) to the extent relating to Collateral consisting of real property, is covered by a title insurance policy with respect to such real property and such insurer has not denied coverage;

(b) the Issuer, any Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any Lien under any Security Document is invalid or unenforceable; or

(c) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by this Indenture or the Security Documents) other than (i)(A) in accordance with the terms of the relevant Security Document and this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Notes Collateral Agent to maintain possession of certificates, promissory notes or other instruments delivered to it representing securities pledged under the Security Documents or from other acts or omissions of the Notes Collateral Agent and (ii) such default continues for 30 days after notice of such default shall have been given to the Issuer by the Trustee or the Holders of at least 30% of the principal amount of the then outstanding Notes issued under this Indenture.

(b) In the event of any Event of Default specified in Section 6.01(a)(4) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

(c) Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are) not Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

(d) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity offered or provided to the Trustee or the Notes Collateral Agent), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee or the Notes Collateral Agent, as applicable, shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(e) Notwithstanding anything in Sections 6.01(c) and (d) hereof to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, Sections 6.01(c) and (d) hereof shall not apply to any Holder that is a Regulated Bank.

(f) For the avoidance of doubt, the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. Neither the Trustee nor the Notes Collateral Agent shall have any liability or responsibility to the Issuer, any Holder or any other Person in connection with any Noteholder Direction or to determine whether or not any Holder has delivered a Position Representation or Verification Covenant or that such Position Representation or Verification Covenant conforms with this Indenture or any other agreement.

Section 6.02 Acceleration.

If any Event of Default (other than an Event of Default specified in Section 6.01(a)(6) or (7) hereof with respect to the Issuer or any Parent Guarantor) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes issued under this Indenture (subject to the terms of the Intercreditor Agreements) may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately by notice in writing to the Issuer (with a copy to the Trustee if given by the Holders). Upon the effectiveness of such declaration, such principal and interest on the Notes shall be due and payable immediately. The Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal of and premium, if any, and interest on the Notes if it determines that withholding notice is in their best interest, it being agreed that the Trustee shall have no obligation to make such a determination. Any time period to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Notwithstanding the foregoing, in the case of an Event of Default arising under Section 6.01(a)(6) or (7) hereof with respect to the Issuer or any Parent Guarantor, all outstanding Notes shall be due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes issued hereunder by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Default or Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsels and other amounts due the Trustee and the Notes Collateral Agent under Section 7.07 hereof have been paid.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee and the Notes Collateral Agent may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee and the Notes Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee and the Notes Collateral Agent or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes issued hereunder by notice to the Trustee and the Notes Collateral Agent may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture and the Security Documents (except a continuing Default or Event of Default in the payment of interest on, the premium, if any, or the principal of, any such Note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the Notes (including any related payment default that resulted from such acceleration), provided that such rescission would not conflict with any judgment of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the outstanding Notes issued hereunder shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee with respect to the Notes or the Notes Collateral Agent. The Trustee or the Notes Collateral Agent, as applicable, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee or the Notes Collateral Agent, as applicable, in personal liability, it being understood that the Trustee or the Notes Collateral Agent, as applicable, does not have an affirmative duty to ascertain whether or not such actions are unduly prejudicial to Holders not joining in the direction.

Section 6.06 Limitation on Suits.

Subject to the provisions of this Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, neither the Trustee nor the Notes Collateral Agent will be under any obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered and, if requested, provided, to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to Section 6.07 hereof and subject to the provisions of the Intercreditor Agreements, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in aggregate principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3) such Holders have offered and, if requested, provided to the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee has no affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by the Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee and the Notes Collateral Agent are authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, and their respective agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee, the Notes Collateral Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Notes Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee, the Notes Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Notes Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee, the Notes Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee, the Notes Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee, shall consent to the making of such payments directly to the Holders, to pay to each of the Trustee and the Notes Collateral Agent, as applicable, any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent hereunder. To the extent that the payment of any such compensation, expenses, disbursements and advances of either the Trustee or the Notes Collateral Agent, as applicable, its agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent, as applicable, hereunder out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

If the Trustee or the Notes Collateral Agent collects any money or property pursuant to this Article 6, subject to the Intercreditor Agreements, and the Trustee shall pay out the money in the following order (and if collected by the Notes Collateral Agent, the Notes Collateral Agent shall transfer to the Trustee for application in the following order):

(i) to each of the Trustee and the Notes Collateral Agent, as applicable, its agents and attorneys for amounts due under this Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Notes Collateral Agent, as applicable, and the costs and expenses of collection;

(ii) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) the Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of Section 7.01(b) hereof;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is conclusively determined by the final judgment of a court of competent jurisdiction in the State of New York, no longer subject to appeal or review, that the Trustee, as applicable, was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Indenture or in accordance with a direction received by it pursuant to Section 6.05 hereof or at the direction of the Issuer or the requisite number of Holders, as the case may be, relating to exercising or omitting to exercise any trust or power conferred upon the Trustee, under this Indenture.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.01(a), (b) and (c) and Section 7.02(f) hereof.

(e) The Trustee shall not be under any obligation to exercise any of its rights or powers under this Indenture at the request of any Holder of the Notes unless such Holder shall have offered, and if requested, provided to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both in each case at the Issuer’s expense, and such Officer’s Certificate or Opinion of Counsel shall be full and complete justification to the Trustee for any action taken, suffered or omitted by it pursuant thereto. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may each consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may each act through its respective attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture and other First Lien Notes Documents.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. The Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by this Indenture or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders, pursuant to the provisions of this Indenture, unless such Holders shall have offered, and if requested, provided to the Trustee, as applicable, security, indemnity and prefunding satisfactory to the Trustee, each in its sole discretion, against the losses, costs, expenses (including, without limitation, the fees and expenses of its counsel and agents) and liabilities which may be incurred therein or thereby.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. In the absence of receipt of such notice or actual knowledge, the Trustee may conclusively assume there is no Default or Event of Default. Delivery of reports to the Trustee pursuant to Section 4.03 hereof shall not constitute actual knowledge of, or notice to, the Trustee of the information contained therein.

(h) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be responsible or liable for special, indirect, incidental, exemplary, punitive or consequential loss, expense or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee, as applicable, has been advised of the likelihood of such loss, expense or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, their right to be indemnified, are extended to, and shall be enforceable by, the Trustee, as applicable, in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(k) The Trustee may request that the Issuer delivers an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) Neither the Trustee nor the Notes Collateral Agent shall have any duty (A) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to any insurance, (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind or (D) to confirm or verify the contents of any reports or certificates delivered to the Trustee pursuant to this Indenture believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties.

(n) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document.

(o) The permissive rights of the Trustee to take or refrain from taking any action enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its own negligence or willful misconduct in the performance or omission of such act as finally determined in a non-appealable decision by a court of competent jurisdiction in the State of New York.

(p) The Trustee may execute any of the trusts or powers hereunder or perform any duties or obligations hereunder either directly or by or through agents, attorneys, nominees or custodians, and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, nominee or custodian appointed by the Trustee with due care.

(q) In making or disposing of any investment permitted by this Indenture, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s-length basis and on standard market terms, whether it or such Affiliate is acting as a subagent of the Trustee or for any third person or dealing as principal for its own account.

(r) The fact and date of the execution of any instrument or writing may be proved by the certification of a notary public or other person of any jurisdiction authorized to take acknowledgments of deeds or administer oaths, or by an affidavit of a witness to such execution sworn to before any such notary or such other authorized person and where such execution is by an officer of a corporation or association, trustee of a trust or member of a partnership, on behalf of such corporation, association, trust or partnership, such certification shall also constitute sufficient proof of signing authority. The fact and date of the execution of any such instrument or writing, or the authority for executing the same, may also be proved in any other reasonable manner which the Trustee deems sufficient each in its sole discretion and at its option, provided that the Trustee shall not be required to request any such proof.

(s) No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of its duties or obligations under this Indenture, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon it (which determination may be based on the advice or opinion of counsel), or which shall be beyond the corporate powers, authorization or qualification of the Trustee, as applicable.

(t) The rights, privileges, protections, exculpations, immunities, indemnities and benefits provided to the Trustee hereunder (including but not limited to its right to be indemnified) are extended to, and shall be enforceable by, the Trustee in its capacity hereunder and the Notes Collateral Agent and to each of their respective Responsible Officers and other Persons duly employed by them hereunder as if they were each expressly set forth herein for the benefit of the Trustee in such capacity, Notes Collateral Agent, Responsible Officers or employees of the Trustee and Notes Collateral Agent mutatis mutandis.

(u) The Trustee shall have the right to require that any directions, instructions or notices provided to it be signed by an Authorized Person (as hereinafter defined), be provided on corporate letterhead, be notarized or contain a medallion signature guarantee, or contain such other evidence as may be reasonably requested by the Trustee to establish the identity and/or signatures thereon. The identity of such Authorized Persons, as well as their specimen signatures, title, telephone number and e-mail address, shall be delivered to the Trustee and shall remain in effect until the applicable party, or an entity acting on its behalf, notifies the Trustee of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”).

(v) Unless the Trustee receives written notice of an error or omission related to any financial information or disbursements provided to Holders within 60 days of Holders’ receipt thereof, the Trustee shall have no liability in connection therewith and the Trustee shall not have any obligations with respect thereto absent written direction and indemnity by the requisite percentage of Holders entitled to direct the Trustee. Notwithstanding anything herein to the contrary, in no event shall the Trustee be required to expend or risk their own funds or to make any advances as a result of errors or omissions requiring modifications or adjustments of any kind to disbursements made to Holders.

Section 7.03 Individual Rights of Trustee.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not the Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication, and it shall not be responsible for the compliance by the Issuer or any Holder with any federal or state securities laws or the determination as to which beneficial owners are entitled to receive notices hereunder.

Notwithstanding anything else herein to the contrary, the Trustee shall not have (a) any responsibility with respect to (i) the accuracy of the records of any Depositary or any other Person with respect to any beneficial interest in Global Notes or (ii) the selection of the particular portions of a Global Note to be redeemed or refunded in the event of a partial redemption or refunding of part of the Notes Outstanding that are represented by Global Notes, or (b) any obligation to (i) deliver to any Person, other than a Holder, any notice with respect to Global Notes, including any notice of redemption or refunding or (ii) make payment to any Person, other than a Holder, of any amount with respect to the principal of, premium, if any, or interest on Global Notes.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail or deliver (including by electronic transmission) to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, each of the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to know of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee and the Notes Collateral Agent (acting in any capacity hereunder) from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s and the Notes Collateral Agent’s compensation shall not be limited by any law on compensation of the Trustee of an express trust. The Issuer and the Guarantors, jointly and severally, shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the compensation and reasonable disbursements and expenses of the Trustee’s and the Notes Collateral Agent’s respective agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and the Notes Collateral Agent (acting in any capacity hereunder), as well as its directors, officers, employees and agents, for, and hold the Trustee and the Notes Collateral Agent harmless against, any and all loss, damage, claims, liability or expense (including court costs, attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under the other First Lien Notes Documents (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee and the Notes Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee and the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and the Notes Collateral Agent may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee and the Notes Collateral Agent through the Trustee’s and the Notes Collateral Agent’s own willful misconduct or gross negligence, as finally determined in a non-appealable decision by a court of competent jurisdiction in the State of New York.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee and the Notes Collateral Agent.

Notwithstanding anything to the contrary in Section 4.12 hereof, to secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee and the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee, shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor Trustee, as applicable. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee, as applicable, appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, as applicable (at the Issuer’s expense), the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee, as applicable.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder (at the Issuer’s expense) may petition any court of competent jurisdiction for the removal of the Trustee , as applicable, and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail or deliver (including by electronic transmission) a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, as applicable; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.11 Security Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver each of the Intercreditor Agreements and any other Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Intercreditor Agreements or Security Documents executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements, or any other Security Documents, the Trustee and the Notes Collateral Agent each shall have all rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their Obligations with respect to all outstanding Notes, this Indenture and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes including the Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other Obligations under such Notes and this Indenture and the Security Documents including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b) the Issuer’s obligations with respect to the Notes issued under this Indenture concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, protections, exculpations and immunities of the Trustee and the Notes Collateral Agent, and the Issuer’s and Guarantor’s obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16 hereof and Sections 5.01(a)(4), (5), (6) and (7), 5.01(c) and 5.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Subsidiary Guarantors that are Significant Subsidiaries), 6.01(a)(7) (solely with respect to Subsidiary Guarantors that are Significant Subsidiaries), 6.01(a)(8) and 6.01(a)(9) hereof shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(1) the Issuer or any Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient, to pay the principal of, premium, if any, and interest due on the Notes issued under this Indenture on the stated maturity date or on the redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee substantially concurrently with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel from counsel in the United States confirming that, subject to customary assumptions and exclusions, (i) the Issuer has received from, or there has been published by, the United States Internal Revenue Service, a ruling or (ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel from counsel in the United States confirming that, subject to customary assumptions and exclusions, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer and the Guarantors shall jointly and severally pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(l) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer.

Subject to applicable abandoned property laws, any money or property deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders .

Notwithstanding Section 9.02 hereof, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee, this Indenture or the Security Documents to which it is a party), the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, any related Guarantee and any Security Document:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency or change the minimum denomination of the Notes;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(3) to comply with Article 5 and Section 4.05(b) hereof;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders pursuant to the terms of this Indenture and the Notes;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture, the Notes, any related Guarantee or the Security Documents of any such Holder in any material respect;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to provide for the issuance of Additional Notes in accordance with this Indenture;

(8) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(9) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, successor Notes Collateral Agent or a successor Paying Agent thereunder pursuant to the requirements thereof;

(10) to add a guarantor under this Indenture;

(11) to conform this Indenture, the Guarantees, the Notes or the Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum;

(12) to amend the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13) to add collateral for the Notes and/or the related Guarantees;

(14) to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(15) to release and discharge any Lien securing the Notes when permitted or required by this Indenture (including pursuant to the second paragraph of Section 4.12 hereof) or the Security Documents);

(16) to comply with the rules of any applicable securities depositary;

(17) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(18) to add replacement or additional Obligations to any Intercreditor Agreement;

(19) to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, taken as a whole, or any joinder thereto;

(20) in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreements or to modify any such legend as required by the Intercreditor Agreements; and

(21) make any amendment to the provisions of this Indenture, the Guarantees and/or the Notes to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of “GAAP.”

Upon the request of the Issuer accompanied by evidence satisfactory to the Trustee of the consent of the Holders, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Notes Collateral Agent shall not be obligated to enter into such amended or supplemental indenture that affects their own rights, duties, liabilities or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.02 With Consent of Holders.

Except as provided below in this Section 9.02, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Security Documents, the Notes and any related Guarantee with the consent of the Holders of at least a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes, and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Security Documents or any related Guarantee may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any), including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, in each case other than Notes beneficially owned by the Issuer or its Affiliates. Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof, the Trustee and, if applicable, the Notes Collateral Agent, shall join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s and the Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent may in their discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail or deliver (including by electronic transmission) to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail or deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such Note (other than provisions relating to a Change of Control Triggering Event and Asset Sales) or reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed pursuant to Section 3.07 hereof; provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in a currency other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions that would require the Holders’ consent described in this paragraph;

(8) amend the contractual right expressly set forth in this Indenture or any Note of any Holder to institute suit for the enforcement of any payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor; or

(9) except as expressly permitted by this Indenture, release the Guarantee of any Parent Guarantor or any Significant Subsidiary from any of its Obligations under its Guarantee or this Indenture or amend or modify any provisions relating to any such release.

Notwithstanding the foregoing, (A) without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes and (B) without the consent of each adversely affected Holder (with respect to any Notes held by a non-consenting Holder), no amendment or waiver may expressly subordinate any Notes in right of payment to any other Indebtedness for borrowed money incurred by the Issuer or any Guarantor, or expressly subordinate the Lien on the Collateral securing the Obligations in respect of the Notes to any other Lien on the Collateral securing any other Indebtedness for borrowed money incurred by the Issuer or any Guarantor, in each case under this clause (B), except to the extent any such Holder is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any applicable priming Indebtedness permitted to be issued as a result of such amendment or waiver on the same terms, which offer shall remain open to each Holder for a period of not less than three Business Days; provided, however, that (1) if any such Holder does not accept an offer to provide its pro rata share of such priming Indebtedness within the time specified for acceptance of such offer being made, such Holder shall be deemed to have declined such offer and (2) any subordination permitted by the Security Documents and any other applicable Notes Documents or any other provision in any Notes Document shall not be restricted by this clause (B); provided, further, that if consents, waivers or amendments are sought in connection with an exchange offer for all of the Notes or other transaction where participation in such exchange offer or other transaction is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A under the Securities Act, or non-U.S. persons, within the meaning of Regulation S under the Securities Act, all Holders shall deemed to have been offered a reasonable, bona fide opportunity to participate on a pro rata basis in any such applicable priming Indebtedness.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05 Notation on or Exchange of Notes.

The Issuer or the Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent, as applicable. The Issuer may not sign an amendment, supplement or waiver until its Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent shall receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Article 9 hereof). Notwithstanding the foregoing, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture (other than the Assumption Supplemental Indenture).

Section 9.07 Amendments to Security Documents.

The Notes Collateral Agent may enter into any amendment (and, upon request by the Issuer in accordance with this Indenture, the Notes Collateral Agent shall sign a consent to such amendment) to any Security Document, so long as the Notes Collateral Agent and the Trustee receive an Officer’s Certificate and an Opinion of Counsel of the Issuer stating that such amendment is not expressly prohibited by the terms of each then extant agreements governing the outstanding First Lien Obligations. The Notes Collateral Agent shall execute and deliver (at the sole cost and expense of the Issuer) all such authorizations and other instruments as shall reasonably be requested by the Issuer to evidence and confirm any release of Collateral or amendment to any Security Document provided for in the First Lien Intercreditor Agreement and in the case of the Trustee or Notes Collateral Agent, upon receipt of the documents required by this Indenture. By accepting a Note, each Holder will be deemed to have agreed to these provisions.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Notes Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders, the Notes Collateral Agent or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives (to the fullest extent allowed by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee and the Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Notes Collateral Agent or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid to any of the Trustee, the Notes Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Notes Collateral Agent and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver, receiver-manager, interim receiver, monitor, liquidator, assignee, trustee, sequestrator or other similar agent of the Issuer be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general secured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or Canadian federal or provincial law or any law of the jurisdiction of formation of such Guarantor or otherwise applicable to such Guarantor to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Notes Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03 Execution and Delivery.

To evidence the Guarantee of each Guarantor as set forth in Section 10.01 hereof, this Indenture or a supplemental indenture to this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15(b) hereof, the Issuer shall cause any Subsidiary that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Canadian Subsidiary (other than an Excluded Subsidiary) of the Parent that is a direct Parent Entity of Holdings to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Guarantees.

(a) A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged:

(A) in the case of a Subsidiary Guarantor, upon any sale, exchange, issuance, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (x) except to an Affiliate of Holdings or in a transaction that is not a bona fide arm’s length transaction, the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Wholly-Owned Subsidiary of Holdings or (y) all or substantially all of the assets of such Guarantor, in each case, if such sale, exchange, issuance, transfer or other disposition is not prohibited by the applicable provisions of this Indenture (including any amendments thereof);

(B) in the case of a Subsidiary Guarantor, (i) upon the release or discharge of the guarantee by such Subsidiary Guarantor of the Term Loan Credit Facility; provided that such Subsidiary Guarantor does not guarantee any ABL Obligations at the time of such release or discharge, (ii) upon the release or discharge of such other guarantee that resulted in the creation of such Guarantee, or (iii) if, at the time of such release and discharge and assuming such Subsidiary Guarantor were not then a Subsidiary Guarantor under this Indenture, such Subsidiary Guarantor would not have been required to guarantee the Notes pursuant to Section 4.15 hereof, except, in the case of clauses (i) and (ii), a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release);

(C) in the case of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(D) upon the exercise of Legal Defeasance option or Covenant Defeasance option by the Issuer in accordance with Article 8 hereof or the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(E) upon the merger, amalgamation, consolidation, winding up or Division of any Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger, amalgamation, consolidation, winding up or Division, upon the liquidation of such Guarantor or upon the transfer of all or substantially all of its assets to the Issuer or another Guarantor;

(F) in the case of a Subsidiary Guarantor, the occurrence of a Covenant Suspension Event; provided that (i) such Guarantee shall not be released pursuant to this clause (f) for so long as such Subsidiary Guarantor is an obligor with respect to any Indebtedness under the Term Loan Credit Facility or any ABL Obligations at the time of such release and (ii) such Guarantee shall be reinstated (to the extent it is not eligible to be otherwise automatically released in accordance with the terms of this Indenture) upon the occurrence of the Reversion Date; or

(G) pursuant to Article 9 hereof.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to the Notes issued hereunder, when either:

(1) all Notes theretofore authenticated and delivered, except mutilated, lost, stolen or destroyed Notes which have been replaced or paid and the Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of deposit (in the case of Notes that have become due and payable) or to the stated maturity date or Redemption Date, as the case may be; provided that, upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(B) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (A), (B) and (C)).

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to Section 11.01(2)(A) hereof, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Subject to applicable law, the Trustee or Paying Agent shall promptly turn over to the Issuer upon receipt of an Issuer Order any excess money or securities held by them upon payment of all the obligations under this Indenture. Any money deposited with the Trustee or Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

ARTICLE 12

COLLATERAL

Section 12.01 Security Documents; Further Assurances.

(a) The due and punctual payment of the principal, premium and interest on the Notes when and as the same shall be due and payable, whether on any interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders, the Notes Collateral Agent or the Trustee under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreements on the Issue Date and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.

(b) The Issuer and the Guarantors shall execute any and all further documents, financing statements (including continuation statements and amendments), agreements and instruments, and take all further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents) that may be required under applicable law or that the Notes Collateral Agent may reasonably request, in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens created or intended to be created by the Security Documents in the Collateral, all at the expense of the Issuer and the Guarantors. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form reasonably satisfactory to the Trustee and the Notes Collateral Agent.

Section 12.02 Release of Collateral.

(a) Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreements and this Indenture. Notwithstanding anything to the contrary in the Security Documents and this Indenture, the Issuer and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(i) to consummate the sale, transfer or other disposition of such property or assets to the extent not prohibited under Section 4.10;

(ii) in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of this Indenture, the release from such Guarantee;

(iii) as to any property or asset that becomes an Excluded Asset;

(iv) upon the occurrence of a Covenant Suspension Event; and/or

(v) pursuant to Article 9 hereof.

(b) The Liens on the Collateral securing the Notes and the Guarantees also will be released:

(i) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations (other than continuing contingent obligations in respect of which no claim has been made) under this Indenture, the Guarantees, and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest are paid;

(ii) upon a Legal Defeasance or Covenant Defeasance under this Indenture as described under Section 8.02 and Section 8.03 or a discharge of this Indenture as described under Section 11.01; or

(iii) pursuant to the Intercreditor Agreements.

(c) [Reserved].

(d) With respect to any release of Collateral, other than in connection with the redemption of all outstanding Notes, upon a Legal Defeasance, Covenant Defeasance or discharge of this Indenture, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release and any instruments of termination, satisfaction or release reasonably requested and prepared by the Issuer, the Trustee and the Notes Collateral Agent shall, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents and shall do or cause to be done (at the Issuer’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, such release shall be without recourse, representation or warranty by the Notes Collateral Agent, and notwithstanding any term hereof or in any Security Document to the contrary, each of the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

(e) Notwithstanding clause (iv) of Section 12.02(a) hereof, upon the occurrence of a Reversion Date, the Issuer and the Guarantors shall use commercially reasonable efforts to take all actions reasonably necessary to provide to the Notes Collateral Agent for its benefit and the benefit of the Notes Secured Parties valid, perfected, first priority Liens (subject to Liens permitted under this Indenture) in the Collateral within 30 days (or within 180 days, in the case of any Material Real Property) after such Reversion Date or as soon as reasonably practicable thereafter using commercially reasonable efforts.

(f) Notwithstanding anything contained in this Indenture or the Security Documents to the contrary, (i) upon request by the Notes Collateral Agent at any time, the Trustee shall confirm in writing the Notes Collateral Agent’s irrevocable authority to release or subordinate its interest in particular types or items of property; provided that the absence of such confirmation shall not affect in any way the validity of automatic releases of security interests, and (ii) the Notes Collateral Agent shall, at the Issuer’s expense and upon receipt of an Officer’s Certificate, execute and deliver to the Issuer or the applicable Guarantor such documents as the Issuer or such Guarantor may reasonably request to evidence the release of such item of Collateral from the assignment and Lien granted under the Security Documents or to subordinate its interest in such item, in each case so long as such Holders or the Notes Collateral Agent, as applicable, receives an Officer’s Certificate stating that such release or subordination, as applicable, is in accordance with the terms of this Indenture and applicable Security Document.

Section 12.03 Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents and the Intercreditor Agreements, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Indenture to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 12.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.07 Notes Collateral Agent.

(a) The Issuer and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements, and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.07. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents, and the Intercreditor Agreements, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer, any other Grantor or Affiliate of any Grantor, the Affiliate of the foregoing, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates of such person.

(d) The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.07).

(f) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.07 (and Section 7.07) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g) U.S. Bank Trust Company, National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent, with such amounts to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(j) The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k) The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l) If the Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations or Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations or Junior Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the applicable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations or Junior Lien Obligations so incurred, together with an Opinion of Counsel, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the applicable Intercreditor Agreements to be entered into by the Notes Collateral Agent on the Issue Date.

(m) No provision of this Indenture or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, pandemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the this Indenture, the Security Documents and the Intercreditor Agreements.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer or the Guarantors, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.07(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents.

(s) Subject to the provisions of the applicable Security Documents, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(t) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.

(u) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and, to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.

(v) In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w) Notwithstanding anything to the contrary in this Indenture or in any Security Document, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x) Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.07. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y) Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(z) The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

(aa) Without limiting the powers of the Notes Collateral Agent under this Indenture and the Notes Documents, to the extent necessary for the purposes of holding any hypothec granted by the Issuer and the Guarantors, as applicable, pursuant to the laws of the Province of Québec in connection with this Indenture, the Notes Collateral Agent is hereby appointed by the Issuer, the Guarantors and the Holders and accepts its appointment as hypothecary representative of the Holders as contemplated by article 2692 of the Civil Code of Québec to enter into, to take and to hold, for and on behalf of each of the Holders, any hypothec granted to secure payment and performance of the securities and the Obligations to exercise such powers and duties which are conferred upon the Notes Collateral Agent under any deed of hypothec (including the Deed of Hypothec) or herein or under any other agreement. Any Person who becomes a Guarantor or a Holder, as applicable, shall be deemed to have consented to and confirmed the Notes Collateral Agent as hypothecary representative and to have ratified as of the date such person becomes a Guarantor or a Holder, as applicable, all actions taken by the hypothecary representative. The execution by the Notes Collateral Agent as hypothecary representative of any deeds of hypothec (including the Québec Security Documents) or other documents prior to the Closing Date is hereby ratified and confirmed. The appointment of a successor Notes Collateral Agent pursuant to Section 12.07 of this Indenture, also constitutes the appointment of a successor hypothecary representative under this Section 12.07 without any further agreement, act or formality (subject to, prior to the successor hypothecary representative exercising the rights relating to the hypothec created under any deed of hypothec (including the Québec Security Documents), the publication by registration of a notice of replacement in the applicable registers in accordance with the terms of Article 2692 of the Civil Code of Québec). Notwithstanding Section 12.07 of this Indenture or any provision of any other Notes Documents, this Section 12.07 is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Trust Indenture Act Inapplicable. This Indenture shall not be required to be qualified under the Trust Indenture Act and shall not be subject to the provisions thereunder unless made part of this Indenture by express reference to specified provisions of such Act.

Section 13.02 Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Tailored Brands Inc.

530 7th Ave, 7th Floor

New York, NY 10018

Attention: Michael Baughn

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Roxane F. Reardon, Esq.

If to the Trustee or the Notes Collateral Agent:

U.S. Bank Trust Company, National Association

U.S. Bank Global Corporate Trust

1 California Street, Suite 2600

San Francisco, California 94111

Attn: The Men’s Wearhouse Notes Administrator

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Notices given by publication shall be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, shall be deemed given five (5) calendar days after mailing. Notices sent by overnight delivery service shall be deemed given when delivered and notices given electronically shall be deemed given when sent; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof. Notices and communications otherwise given in accordance with the procedures of DTC shall be deemed to have been given pursuant to DTC’s standing instructions. Notices required to be delivered to the Trustee or the Notes Collateral Agent will be effective upon actual receipt.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03 [Reserved].

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors or to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document or an Intercreditor Agreement or the Notes Collateral Agent, as applicable:

(a) An Officer’s Certificate to the Trustee and the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) Except in connection with the execution and delivery of this Indenture and the initial issuance of the Notes on the Issue Date, an Opinion of Counsel to the Trustee and the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Managers, Officers, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator or stockholder, member or limited partner of the Issuer or any Guarantor (other than in the case of stockholders of any Guarantor, the Issuer or another Guarantor) or any of their Parent Entities shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08 Governing Law.

THIS INDENTURE, THE NOTES, THE GUARANTEES AND THE AFFILIATE GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.09 Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10 Force Majeure.

In no event shall either of the Trustee and the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, lockouts, accidents, epidemics, pandemics, acts of war or terrorism, severe weather, floods, civil or military disturbances, nuclear or natural catastrophes or acts of God, any provision of any present or future law or regulation or any act of any governmental authority, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services or Federal Reserve Bank wire service.

Section 13.11 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.12 Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 13.13 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14 Intercreditor Agreements.

Reference is made to the Intercreditor Agreements. Each Holder, by its acceptance of Notes, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) authorizes and instructs the Trustee and the Notes Collateral Agent to enter into Intercreditor Agreements as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representation of the Holders contained therein. The foregoing provisions are indented as an inducement to the lenders under the Amended Senior Secured Credit Facilities to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreements.

Section 13.15 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or other electronic transmission (e.g., a “pdf” or “tif”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic transmission (e.g., a “pdf” or “tif”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) shall be deemed to be their original signatures for all purposes. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The Issuer agrees to assume all risks arising out of its use of digital signatures and electronic methods to submit communications to Trustee, including the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 13.16 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.17 U.S.A. Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, each of the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with either the Trustee. The parties to this Indenture agree that they shall provide either the Trustee with such information as they may request in order for the Trustee, as applicable, to satisfy the requirements of the U.S.A. Patriot Act.

Section 13.18 [Reserved].

Section 13.19 Privacy Matters

The parties acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Indenture. None of the parties shall take or direct any action that would contravene applicable Privacy Laws. The Issuer shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents have previously been given upon which the parties can rely or are not required under the Privacy Laws. Each of the Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws.

Section 13.20 Submission to Jurisdiction

Each of the parties hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action relating to this Indenture or any documents executed and delivered in connection herewith, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof; and

(b) consents that any such action may be brought in such courts and waives any objection that it may now or hereafter have to the venue of such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same.

Section 13.21 No Partnership or Joint Venture

Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or constitute any party the agent of any other. No party shall hold itself out contrary to the terms of this Section and no party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. This Indenture is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

Section 13.22 No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of any Person, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by applicable law.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first above written.

ISSUER:

THE MEN’S WEARHOUSE, LLC

By:	/s/ John Tighe
Name:	John Tighe
Title:	Chief Executive Officer

GUARANTORS:

TAILORED BRANDS, INC.

NEW TMW MIDCO LLC

NEW TMW LLC

JOS. A. BANK CLOTHIERS, LLC

K&G MEN’S COMPANY LLC

TAILORED SHARED SERVICES, LLC

TMW MERCHANTS LLC

TB AMERICA HOLDINGS CORP.

NASHAWENA MILLS CORP.

JOSEPH ABBOUD MANUFACTURING CORP. PROCUREMENT SUPPORT SERVICES LLC

THE JOSEPH A. BANK MFG. CO., INC.

TAILORED BRANDS PURCHASING LLC

MOORES THE SUIT PEOPLE CORP./VETEMENTS POUR HOMMES MOORES CORP.

By	/s/ John Tighe
	Name:	John Tighe
	Title:	Chief Executive Officer

[Signature Page to Indenture]

TAILORED BRANDS GIFT CARD CO LLC

By	/s/ Yen Chu
	Name:	Yen Chu
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee and Notes Collateral Agent

By:	/s/ David Jason
	Name:	David Jason
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of this Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of this Indenture]

[Insert the Regulation S Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [  ]

ISIN [  ]1

[RULE 144A][REGULATION S] GLOBAL NOTE

9.000% Senior Secured Notes due 2031

No. ___	[$______________]

THE MEN’S WEARHOUSE, LLC

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ________________________ United States Dollars] on February 1, 2031 or such greater or lesser amount as may be included in the Schedule of Exchanges of Interests in the Global Note hereto.

Interest Payment Dates: February 1 and August 1, commencing on August 1, 2026.

Record Dates: January 15 and July 15 of each year

1	Initial Notes

Rule 144A Note CUSIP: 587118AF7

Rule 144A Note ISIN: US587118AF73

Regulation S Note CUSIP: U58717AB2

Regulation S Note ISIN: USU58717AB28

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

THE MEN’S WEARHOUSE, LLC

By:
	Name:	John Tighe
	Title:	Chief Executive Officer

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
not in its individual capacity but solely in its capacity as Trustee

By:
Authorized Signatory

[Back of Note]

9.000% Senior Secured Notes due 2031

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. The Men’s Wearhouse, LLC, a Texas limited liability company (the “Issuer”), promises to pay interest on the principal amount of this Note at 9.000% per annum from [January 28, 2026]1 until maturity. The Issuer shall pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be [August 1, 2026].2 The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer shall pay interest on the Notes to the Persons who are registered Holders at the close of business on the January 15 or July 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of January 28, 2026 (the “Indenture”), by and among the Issuer, the Guarantors party thereto, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 9.000% Senior Secured Notes due 2031. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01, 2.14, 4.09 and 4.12 of the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[1]	With respect to the Initial Notes.

[2]	With respect to the Initial Notes.

5. OPTIONAL REDEMPTION. The Notes shall be redeemable at the Issuer’s option only pursuant to Section 3.07 of the Indenture.

6. MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered or mailed by first-class mail at least 10 days but not more than 60 days before the redemption date (except that redemption notices may be mailed or delivered (including by electronic transmission) more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8, Article 11 or Section 3.03(c) of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

8. OFFERS TO REPURCHASE.

(a) Upon the occurrence of a Change of Control Triggering Event, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (so long as the unpurchased portion of the Notes is equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.

(b) Upon the occurrence of Asset Sales, the Issuer may be obligated to make offers to purchase Notes and redeem Pari Passu Indebtedness of the Issuer with a portion of the Net Proceeds of such Asset Sales at a redemption price, with respect to the Notes only, of 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest, if any, to, but excluding the date of purchase.

9. other repurchases of notes. The Issuer, the Issuer’s equity holders, including the Investors, their respective Affiliates and members of management, among other parties, may at any time and from time to time purchase, repurchase, redeem, exchange, defease or otherwise acquire or retire the Issuer’s or any of its respective Subsidiaries’ outstanding debt securities or loans, including the Notes, by any means other than a redemption that is subject to the provisions under Section 3.07 of the Indenture (and, for the avoidance of doubt, without being subject to the pro rata requirement under Section 3.02 of the Indenture), upon such terms, at such prices and with such considerations as the Issuer, the Issuer’s equity holders, including the Investors, their respective Affiliates and members of management, among other parties, may determine, including, without limitation, in negotiated transactions, open market purchases, by tender offer or any other transactions with one or more Holders and/or beneficial owners of Notes.

10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before the mailing or delivery of a notice of redemption of Notes to be redeemed.

11. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

12. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

13. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee and the Notes Collateral Agent in their exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default or and its consequences under the Indenture except a continuing Default or Event of Default in payment of interest on, premium, if any, or the principal of, any of the Notes held by a non-consenting Holder and rescind any acceleration and its consequences with respect to the Notes (including any payment default that resulted from such acceleration); provided that such rescission would not conflict with judgment of a court of competent jurisdiction. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within twenty (20) Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Issuer proposes to take with respect thereto.

14. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15. GOVERNING LAW. THE INDENTURE, THIS NOTE AND ANY GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

16. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17. SECURITY. The Notes and the Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents on the Issue Date, and at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Tailored Brands Inc.

530 7th Ave, 7th Floor

New York, NY 10018

Attention: Michael Baughn

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: ______________________________________________________________________________________

(Insert assignee’s legal name)

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint________________________________________________________________________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:______________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:______________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OR REDEMPTIONS OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following redemptions or exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.